                                  CONFIDENTIAL
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THIS DOCUMENT CONTAINS OPERATIONAL AND FINANCIAL INFORMATION, WHICH IS CONFIDENTIAL AND SHOULD ONLY BE DISCUSSED WITH NISOURCE INC. PERSONNEL WHO REQUIRE SUCH KNOWLEDGE WITHIN THE SCOPE OF THEIR EMPLOYMENT. THIS MATERIAL MAY NOT BE RELEASED OR ITS CONTENTS DISCUSSED OUTSIDE THE COMPANY UNLESS AUTHORIZED BY A MEMBER OF NISOURCE'S SENIOR MANAGEMENT.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2003

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                  NISOURCE INC.

                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                                801 E 86th Avenue
                           Merrillville, Indiana 46410

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                        Page or
                                                                                                                      Exhibit No.
                                                                                                                      -----------
Item 1.    System Companies and Investment Therein as of December 31, 2003............................................      3

Item 2.    Acquisitions or Sales of Utility Assets....................................................................     13

Item 3.    Issue, Sale, Pledge, Guarantee or Assumption of System Securities..........................................     13

Item 4.    Acquisition, Redemption or Retirement of System Securities.................................................     14

Item 5.    Investments in Securities of Nonsystem Companies...........................................................     16

Item 6.    Officers and Directors.....................................................................................     18

Item 7.    Contributions and Public Relations.........................................................................     51

Item 8.    Service, Sales and Construction Contracts..................................................................     53

Item 9.    Wholesale Generators and Foreign Utility Companies.........................................................     55

Item 10.   Financial Statements and Exhibits..........................................................................     57

                Consolidating Financial Statements....................................................................     61

                Signature of Registrant's Officer.....................................................................    233

           Exhibits:

                A.  Securities and Exchange Act of 1934 Reports.......................................................    235

                B.  Index to Corporate Organization & By-Laws Exhibits................................................    236

                C.  Indentures or Contracts...........................................................................    247

                D.  Tax Allocation Agreement for 2002.................................................................    248

                E.  Other Documents Prescribed by Rule or Order.......................................................    258

                F.  Report of Independent Public Accountants..........................................................    259

                G.  Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding Companies..........    261

                H.  Audited Financial Statements of Exempt Wholesale Generators or Foreign Utility Holding Companies..    262

                L.  Debt Acquisition Schedule.........................................................................    262

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003

                                                         NUMBER OF    % OF VOTING      ISSUER     OWNER'S
                                                           COMMON       POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)            SHARES HELD  INTEREST HELD     ($000)      ($000)      TYPE OF BUSINESS

      NISOURCE INC. (NI)                                                                                        Holding company
 1       Bay State Gas Company (BSG)                          100          100        529,215     529,215         Gas utility
           Unsecured Debt (h)                                   -            -        242,359     242,359
           Subsidiaries:
 2            Bay State GPE, Inc. (BSGPE)                   1,000          100             36          36     Electric generation
 2            Boundary Gas, Inc. (BDY) * (g)                    -            -              -               Gas supplier/purchaser
 2            Northern Utilities, Inc. (NU)                   100          100        114,935     114,935         Gas utility
                Unsecured Debt (h)                              -            -         76,362      76,362
 1      Columbia Energy Group (CG)                            100          100      2,568,575   6,306,718       Holding company
           Subsidiaries:
 2            Columbia Accounts Receivable
                 Corporation (CAR)                             10          100          9,750       9,750       Purchase & sales
                                                                                                                   of trade
                                                                                                                  receivables
 2            Columbia Atlantic Trading
                Corporation (CAT)                             308          100          3,947       3,947     Gas-related ventures
 2            Columbia Deep Water Services
                Company (CDW)                                   1          100            734         734   Gas pipeline development
                Unsecured Debt (h)                              -            -            452         452
 2            Columbia Energy Group Capital
                Corporation (CCC) (g)                           -            -              -           -               -
                Subsidiary:
 3                 TriStar Gas Technologies,
                     Inc. (TGT) * (g)                           -            -              -           -               -
 2            Columbia Energy Resources, Inc.
                (CER) (a) (g)                                   -            -              -           -               -
                Subsidiaries:
 3                 Alamco-Delaware, Inc. (AD) (a)               -            -              -           -               -
 3                 Columbia Natural Resources, Inc.
                     (CNR) (a)                                  -            -              -           -               -
 3                 Columbia Natural Resources Canada,
                     Ltd. (CNRCL) (a)                           -            -              -           -               -
 3                 Hawg Hauling & Disposal, Inc.
                     (HH) (a)                                   -            -              -           -               -
 2            Columbia Energy Services Corporation
                (CES)                                       2,500          100        (79,113)    (79,113)        Energy-related
                                                                                                                    services
                Unsecured Debt (h)                              -            -         35,280      35,280
 2            Columbia Gas of Kentucky, Inc. (CKY)        147,752          100         77,755      77,755          Gas utility
                Unsecured Debt (h)                              -            -         46,068      46,068
 2            Columbia Gas of Maryland, Inc. (CMD)          2,883          100         29,010      29,010          Gas utility
                Unsecured Debt (h)                              -            -         18,975      18,975
 2            Columbia Gas of Ohio, Inc. (COH)          6,369,585          100        451,524     451,524          Gas utility
                Unsecured Debt                                  -            -        500,141     500,141
 2            Columbia Gas of Pennsylvania, Inc. (CPA)  1,805,112          100        208,663     208,663          Gas utility
                Unsecured Debt (h)                              -            -        263,534     263,534
 2            Columbia Gas of Virginia, Inc. (CGV)      1,306,106          100        190,241     190,241          Gas utility
                Unsecured Debt (h)                              -            -        151,011     151,011
 2            Columbia Gas Transmission Corporation
                (TCO)                                       1,934          100      1,309,218   1,309,218   Gas pipeline and storage
                Unsecured Debt (h)                              -            -        113,569     113,569
                Secured Debt (i)                                -            -        385,500     385,500
 2            Columbia Gulf Transmission Company
                (CGT)                                       1,933          100        151,658     151,658   Gas pipeline and storage
                Unsecured Debt (h)                              -            -         78,543      78,543


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

                                                          NUMBER OF    % OF VOTING      ISSUER     OWNER'S
                                                            COMMON       POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)             SHARES HELD  INTEREST HELD     ($000)      ($000)      TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------------
  2            Columbia Network Services Corporation
                 (CNS)                                           900         100         5,118       5,118      Holding company
                 Subsidiary:
  3                 CNS Microwave, Inc. (CMC)                    110         100             -           -     Telecommunications
                                                                                                                and information
                                                                                                                    services
  2            Columbia Petroleum Corporation
                 (PET) * (g)                                       -           -             -           -    Petroleum operations
  2            Columbia Remainder Corporation (CRC)              100         100           (92)        (92)     Holding company
                 Subsidiaries:
  3                 Columbia Electric Binghamton
                      General Corp. (CEB) * (g)                    -           -             -           -             --
  3                 Columbia Electric Binghamton
                      Limited Corp. (CEBL) * (g)                   -           -             -           -             --
  3                 Haverstraw Bay, LLC (HBL) *                    -         100             -           -      Power generation
  2            Columbia Service Partners, Inc.
                 (CSP) (b)                                         -           -             -           -       Energy-related
                                                                                                                    services
                 Subsidiaries:
  3                 Columbia Assurance Agency,
                      Inc. (CAA)                                 850         100            31          31     Insurance business
  3                 Columbia Service Partners of
                      Virginia, Inc. (CSPV) * (g)                  -           -             -           -       Energy-related
                                                                                                                    services
  2            Columbia Transmission Communications
                 Corporation (CTC) (c)                             -           -             -           -             --
  2            NiSource Insurance Corporation
                 Limited (NICL)                               14,800         100         9,049       9,049       Insurance Group
  1      EnergyUSA, Inc. (IN) (EUII)                           1,000         100       (84,245)    (84,245)      Holding company
            Unsecured Debt (h)                                     -           -        36,255      36,255
            Subsidiaries:
  2            EnergyUSA Commercial Energy Services,
                 Inc. (EUC)                                    1,000         100        (9,191)     (9,191)             -
                 Unsecured Debt (h)                                                      5,037       5,037
  2            EnergyUSA Retail, Inc. (EUR) * (g)                  -           -             -           -              -
  2            EnergyUSA, Inc. (MA) (EUIM) * (d)              10,000         100             -           -       Propane company
               Subsidiaries:
  3              EnergySPE, Inc. (ESPE)* (g)                       -           -             -           -              -
  3              EnergyUSA (Connecticut), Inc.
                   (EUIC) (g)                                      -           -             -           -              -
                    Subsidiaries:
  4                    EnergyUSA Engineering, Inc.
                         (EUE) * (g)                               -           -             -           -              -
  4                    EnergyUSA Mechanical, Inc.
                         (EUM) * (g)                               -          -              -           -              -
  2            EnergyUSA-TPC Corp. (TPC)                         100        100        (12,467)    (12,467)       Gas marketing
                 Unsecured Debt (h)                                -          -         27,618      27,618
                 Subsidiary:
  3                 EnergyUSA-Appalachian Corp.
                      (EUA) (g)                                                              -           -       Holds oil & gas
                                                                                                                  exploration
                                                                                                                   investments
  2            NI Energy Services Transportation,
                 Inc. (NEST)                                   1,000        100            434         434        Gas pipeline
  2            NI Fuel Company, Inc. (NIFC)*                   1,000        100        (15,040)    (15,040)      Holds oil & gas
                                                                                                                  exploration
                                                                                                                   investments
  2            NI-TEX, Inc. (NITEX)                            1,000        100         (2,059)     (2,059)      Holding company
                 Subsidiary:
                    Laredo Nueces Pipeline Company                 -         50            704         704        Gas pipeline
  2            NI-TEX Gas Services, Inc. (NGS) * (g)               -          -              -           -       Holding company
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

                                                          NUMBER OF    % OF VOTING      ISSUER     OWNER'S
                                                            COMMON       POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)             SHARES HELD  INTEREST HELD     ($000)      ($000)      TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------------
  1      Granite State Gas Transmission, Inc. (GSGT)          29,900        100         11,972      11,972       Interstate gas
                                                                                                                    pipeline
                 Unsecured Debt (h)                                -          -          6,837       6,837
                 Subsidiaries:
  2                 Bay State Energy Enterprises, Inc.
                      (BSEE) * (g)                                 -          -              -           -       Energy-related
                                                                                                                    services
  1      IWC Resources Corporation (IWCR) * (e)                1,000        100        587,262     587,262              -
            Subsidiaries:
  2            Harbour Water Corporation (HWC) * (e)           1,000        100         10,206      10,206              -
  2            Indianapolis Water Company (IWC) * (e)            500        100        585,207     585,207              -
                 Subsidiary:
  3                 White River Environmental
                      Partnership, Inc. (WRP) * (g) (e)            -          -              -           -              -
  2            Irishman's Run Acquisition Corporation
                 (IRAC) * (e)                                  1,000        100            172         172              -
  2            IWC Morgan Water Corporation
                 (IWCM) * (e)                                  1,000        100          3,505       3,505              -
  2            Lawrence Water Company, Inc.
                 (LWC) * (g) (e)                                   -          -              -           -              -
  2            Liberty Water Corporation
                 (LWAC) * (e)                                    200        100             37          37              -
  2            The Darlington Water Works Company
                 (DWWC) * (e)                                  1,000        100            371         371              -
  1      Kokomo Gas and Fuel Company (KOKO)                  478,248        100         37,799      37,799         Gas utility
            Subsidiary:
  2            KGF Trading Company (KGF) *                       100        100              -           -        Gas brokering
  1      NI Energy Services, Inc. (NESI)                       1,000        100         (8,529)     (8,529)      Holding company
            Unsecured Debt (h)                                     -          -         46,111      46,111
            Subsidiaries:
  2            Crossroads Pipeline Company (CROSS)             1,000        100         (6,001)     (6,001)      Interstate gas
                                                                                                                    pipeline
                 Unsecured Debt (h)                                -          -         14,914      14,914
  2            NESI Power Marketing, Inc. (NPM) *              1,000        100        (22,736)    (22,736)      Power marketing
  2            NiSource Energy Services Canada,
                 Ltd. (NESCL) *                            9,705,432        100           (518)       (518)      Holding company
                 Subsidiary:
  3                 NESI Energy Marketing Canada
                      Ltd. (NEMCL) *                             518         70              -           -      Energy marketing
  1      NiSource Capital Markets, Inc. (NCM)                  1,000        100         33,273      33,273    Financing subsidiary
  1      NiSource Capital Trust I (NCT)  (g)                       -          -              -           -    Financing subsidiary
  1      NiSource Corporate Services Company (NCS)             1,000        100         (9,919)     (9,919)    Management services
            Unsecured Debt (h)                                     -          -         59,176      59,176
  1      NiSource Development Company, Inc. (NDEV)             1,000        100        (84,117)    (84,117)      Holding company
            Unsecured Debt (h)                                     -          -        178,293     178,293
            Subsidiaries:
  2            Cardinal Property Management,
                 Inc. (CARD)                                   1,000        100             18          18    Real estate services
  2            JOF Transportation Company (JOF)                1,000        100          4,041       4,041       Holding company
  2            Lake Erie Land Company (LEL)                    1,000        100         65,100      65,100       Commercial and
                                                                                                                residential real
                                                                                                               estate development
                 Subsidiary:
  3                 SCC Services, Inc. (SCC)                   1,000        100         (2,935)     (2,935)      Commercial and
                                                                                                                residential real
                                                                                                                 estate services
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

                                                          NUMBER OF    % OF VOTING      ISSUER     OWNER'S
                                                            COMMON       POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)             SHARES HELD  INTEREST HELD     ($000)      ($000)      TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------------
  2            NDC Douglas Properties, Inc. (NDC)              1,000        100         16,011      16,011     Holds investments
                                                                                                                 in affordable
                                                                                                                housing projects
  2            South Works Power Company (SWP) *               1,000        100              -           -        Holds a lease
  1      NiSource Energy Technologies, Inc. (NET)                100        100        (11,792)    (11,792)      Holding company
            Unsecured Debt (h)                                     -          -         21,639      21,639
  1      NiSource Finance Corp. (NFC)                            100        100       (291,771)   (291,771)   Financing subsidiary
  1      NiSource Retail Services, Inc. (NRS)                    100        100             10          10       Energy-related
                                                                                                                    services
  1      Northern Indiana Fuel and Light Company,
           Inc. (NIFL)                                       275,000        100         49,432      49,432         Gas utility
            Subsidiary:
  2            Northern Indiana Trading Company, Inc.
                 (NITC)                                        1,000        100          5,574       5,574        Gas brokering
  1      Northern Indiana Public Service Company (NIP)    73,282,258        100        971,745     971,745        Electric and
                                                                                                                   gas utility
            Unsecured Debt (h)                                     -          -        578,417     578,417
  2            NIPSCO Receivables Corporation (NRC)            1,000        100         50,381      50,381    Financing subsidiary
  1      PEI Holdings, Inc. (PEI)                              1,000        100        (81,124)    (81,124)     Arranges energy-
                                                                                                                related projects
            Unsecured Debt (h)                                     -          -         97,778      97,778
            Subsidiaries:
  2            Cokenergy, Inc.  (CEI) (f) (g)                      -          -              -           -      Power generation
                                                                                                                 project company
  2            Harbor Coal Company  (HCC) (f) (g)                  -          -              -           -      Power generation
                                                                                                                 project company
  2            Ironside Energy LLC (IEL)  (f) (g)                  -          -              -           -      Power generation
                                                                                                                 project company
  2            Lakeside Energy Corporation
                 (LEC) (f) (g)                                     -          -              -           -      Power generation
                                                                                                                 project company
  2            North Lake Energy Corporation
                 (NLEC) (f) (g)                                    -          -              -           -      Power generation
                                                                                                                 project company
  2            Portside Energy Corporation
                 (PORT) (f) (g)                                    -          -              -           -      Power generation
                                                                                                                 project company
  2            Whiting Clean Energy, Inc. (WCE)                1,000        100        (50,971)    (50,971)     Power generation
                                                                                                                 project company
  2            Whiting Leasing LLC (WLC)                                                16,492      16,492    Financing subsidiary
-----------------------------------------------------------------------------------------------------------------------------------

       Note:  All debt amounts exclude the current portion of long-term debt.
       * Company was inactive at December 31, 2003

(a)      Columbia Energy Resources, Inc. and subsidiaries were sold 8/28/03

(b)      Columbia Service Partners, Inc. was sold 10/20/03

(c)      Columbia Transmission Communication Corporation (Transcom) was sold
         9/12/03

(d) EnergyUSA, Inc. MA sold the majority of its assets to North American Propane, Inc.

(e) On April 30, 2002, NiSource sold the water utility assets of the Indianapolis Water Company (IWC) and other assets of IWC Resources Corporation.

(f) Cokenergy, Inc., Harbor Coal Company, Ironside Energy LLC, Lakeside Energy Corporation, North Lake Energy Corporation and Portside Energy Corporation were sold 10/20/03

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

(g)      The following companies were dissolved during 2003:
            NiSource Capital Trust I
            Columbia Electric Binghamton General Corporation Columbia Electric Binghamton Limited Corporation Columbia Energy Group Capital Corporation Columbia Petroleum Corporation
            TriStar Gas Technologies, Inc.
            EnergyUSA Mechanical, Inc.
            EnergyUSA Connecticut, Inc.
            EnergyUSA Engineering Inc.
            EnergyUSA Retail, Inc.
            Lawrence Water Company
            Columbia Service Partners of VA
            White River Environmental Partnership, Inc.
            Bay State Energy Enterprises, Inc.
            EnergySPE, Inc.
            Boundry Gas, Inc.
            EnergyUSA-Appalacian Corp.
            Ni-Tex Gas Services, Inc.

(h)      NiSource Retail Services, Inc. was formed 11/12/03

(i)      NIPSCO Receivables Corporation was formed 11/13/03

(j)      Unsecured debt is presented on pages 8 - 12

(k)      Secured debt is presented on page 12

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

NOTE (J) UNSECURED DEBT

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
BSG                Intercompany Notes:
                   5.40%  Due December 31, 2059               50,000           50,000          50,000
                   1.74% Money Pool                          192,359          192,359         192,359
------------------------------------------------------------------------------------------------------
                                                             242,359          242,359         242,359
------------------------------------------------------------------------------------------------------

NU                 Intercompany Notes:
                   4.8%  Due December 31, 2059                60,000           60,000          60,000
                   1.74% Money Pool                           16,362           16,362          16,362
------------------------------------------------------------------------------------------------------
                                                              76,362           76,362          76,362
------------------------------------------------------------------------------------------------------

CES                Intercompany Notes:
                   1.74% Money Pool                           35,280           35,280          35,280
------------------------------------------------------------------------------------------------------

CKY                Intercompany Notes:
                   7.28%  Due March 1, 2011                    5,030            5,030           5,030
                   8.00%  Due March 1, 2006                    8,000            8,000           8,000
                   7.30%  Due November 28, 2005                5,805            5,805           5,805
                   7.55%  Due November 28, 2007                5,805            5,805           5,805
                   7.82%  Due November 28, 2010                5,805            5,805           5,805
                   7.92%  Due November 28, 2015                5,805            5,805           5,805
                   8.12%  Due November 28, 2025                5,805            5,805           5,805
                   1.74% Money Pool                            4,013            4,013           4,013
------------------------------------------------------------------------------------------------------
                                                              46,068           46,068          46,068
------------------------------------------------------------------------------------------------------

CMD                Intercompany Notes:
                   8.12%  Due March 1, 2016                    6,500            6,500           6,500
                   7.30%  Due November 28, 2005                2,495            2,495           2,495
                   7.55%  Due November 28, 2007                2,495            2,495           2,495
                   7.82%  Due November 28, 2010                2,495            2,495           2,495
                   7.92%  Due November 28, 2015                2,495            2,495           2,495
                   8.12%  Due November 28, 2025                2,495            2,495           2,495
------------------------------------------------------------------------------------------------------
                                                              18,975           18,975          18,975
------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

NOTE (J) UNSECURED DEBT (CONTINUED)

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
COH                Intercompany Notes:
                   8.20%  Due March 1, 2006                    25,000           25,000         25,000
                   7.90%  Due March 1, 2006                    35,000           35,000         35,000
                   7.55%  Due November 28, 2007                36,394           36,394         36,394
                   7.82%  Due November 28, 2010                36,394           36,394         36,394
                   7.92%  Due November 28, 2015                36,394           36,394         36,394
                   8.12%  Due November 28, 2025                36,394           36,394         36,394
                   7.50%  Due July 15, 2022                   100,000          100,000        100,000
                   1.74% Money Pool                           194,565          194,565        194,565
------------------------------------------------------------------------------------------------------
                                                              500,141          500,141        500,141
------------------------------------------------------------------------------------------------------

CPA                Intercompany Notes:
                   7.28%  Due March 1, 2011                    11,000           11,000         11,000
                   7.89%  Due March 1, 2014                    20,000           20,000         20,000
                   7.89%  Due March 1, 2016                    20,000           20,000         20,000
                   8.12%  Due March 1, 2013                    35,000           35,000         35,000
                   7.90%  Due March 1, 2006                    10,000           10,000         10,000
                   7.30%  Due November 28, 2005                17,843           17,843         17,843
                   7.55%  Due November 28, 2007                17,843           17,843         17,843
                   7.82%  Due November 28, 2010                17,843           17,843         17,843
                   7.92%  Due November 28, 2015                17,843           17,843         17,843
                   8.12%  Due November 28, 2025                17,843           17,843         17,843
                   1.74% Money Pool                            78,319           78,319         78,319
------------------------------------------------------------------------------------------------------
                                                              263,534          263,534        263,534
------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

NOTE (J) UNSECURED DEBT (CONTINUED)

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
CGV                Intercompany Notes:
                   7.28%  Due March 1, 2011                   10,000           10,000          10,000
                   6.81%  Due March 1, 2012                   15,000           15,000          15,000
                   6.73%  Due March 1, 2013                   10,000           10,000          10,000
                   7.89%  Due March 1, 2014                   10,000           10,000          10,000
                   8.12%  Due March 1, 2016                   21,000           21,000          21,000
                   7.30%  Due November 28, 2005               12,835           12,835          12,835
                   7.55%  Due November 28, 2007               12,835           12,835          12,835
                   7.82%  Due November 28, 2010               12,835           12,835          12,835
                   7.92%  Due November 28, 2015               12,835           12,835          12,835
                   8.12%  Due November 28, 2025               12,835           12,835          12,835
                   1.74% Money Pool                           20,836           20,836          20,836
------------------------------------------------------------------------------------------------------
                                                             151,011          151,011         151,011
------------------------------------------------------------------------------------------------------

TCO                Intercompany Notes:
                   1.74% Money Pool                          113,569          113,569         113,569
------------------------------------------------------------------------------------------------------

CGT                Intercompany Notes:
                   7.65%  Due March 1, 2014                   20,000           20,000          20,000
                   7.30%  Due November 28, 2005                9,578            9,578           9,578
                   7.55%  Due November 28, 2007                9,578            9,578           9,578
                   7.82%  Due November 28, 2010                9,578            9,578           9,578
                   7.92%  Due November 28, 2015                9,578            9,578           9,578
                   8.12%  Due November 28, 2025                9,578            9,578           9,578
                   1.74% Money Pool                           10,653           10,653          10,653
------------------------------------------------------------------------------------------------------
                                                              78,543           78,543          78,543
------------------------------------------------------------------------------------------------------

CDW                Intercompany Notes:
                   1.74% Money Pool                              452              452             452
------------------------------------------------------------------------------------------------------

EUII               Intercompany Notes:
                   1.74% Money Pool                           36,255           36,255          36,255
------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

NOTE (J) UNSECURED DEBT (CONTINUED)

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
EUC                Intercompany Notes:
                   4%  Due December 31, 2059                   5,037            5,037           5,037
------------------------------------------------------------------------------------------------------

TPC                Intercompany Notes:
                   1.74% Money Pool                           27,618           27,618          27,618
------------------------------------------------------------------------------------------------------

NESI               Intercompany Notes:
                   1.74% Money Pool                           46,111           46,111          46,111
------------------------------------------------------------------------------------------------------

CROSS              Intercompany Notes:
                   1.74% Money Pool                           14,914           14,914          14,914
------------------------------------------------------------------------------------------------------

NCS                Intercompany Notes:
                   7.33%  Due March 1, 2014                   12,700           12,700          12,700
                   7.30%  Due November 28, 2005                2,246            2,246           2,246
                   7.55%  Due November 28, 2007                2,246            2,246           2,246
                   7.82%  Due November 28, 2010                2,246            2,246           2,246
                   7.92%  Due November 28, 2015                2,246            2,246           2,246
                   8.12%  Due November 28, 2025                2,246            2,246           2,246
                   1.74% Money Pool                           35,246           35,246          35,246
------------------------------------------------------------------------------------------------------
                                                              59,176           59,176          59,176
------------------------------------------------------------------------------------------------------

NDEV               Intercompany Notes:
                   1.74% Money Pool                          178,293          178,293         178,293
------------------------------------------------------------------------------------------------------

NET                Intercompany Notes:
                   1.74% Money Pool                           21,639           21,639          21,639
------------------------------------------------------------------------------------------------------

GSGT               Intercompany Notes:
                   1.74% Money Pool                            6,837            6,837           6,837
------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (continued)

NOTE (J) UNSECURED DEBT (CONTINUED)

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
NIP                Intercompany Notes:
                   1.74% Money Pool                          578,417          578,417         578,417
------------------------------------------------------------------------------------------------------

PEI                Intercompany Notes:
                   1.74% Money Pool                           97,778           97,778          97,778
------------------------------------------------------------------------------------------------------

                                                           2,598,369        2,598,369       2,598,369
======================================================================================================

NOTE (K)          SECURED DEBT

                                                           PRINCIPAL          ISSUER          OWNER'S
NAME OF COMPANY                                           AMOUNT OWED       BOOK VALUE      BOOK VALUE
(ISSUER)           SECURITY OWNED BY REGISTRANT              ($000)           ($000)          ($000)
------------------------------------------------------------------------------------------------------
TCO                Intercompany Notes:
                   6.80%  Due November 28, 2005              128,500          128,500         128,500
                   7.05%  Due November 28, 2007              128,500          128,500         128,500
                   7.32%  Due November 28, 2010              128,500          128,500         128,500
------------------------------------------------------------------------------------------------------
                                                             385,500          385,500         385,500
------------------------------------------------------------------------------------------------------

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

ACQUISITIONS

NAME OF COMPANY   CONSIDERATION GIVEN ($000)                DESCRIPTION OF TRANSACTION
-----------------------------------------------------------------------------------------------------------------------------------
TCO                                                6,500    TCO purchased 128 miles of 18" diameter pipe (between Russelton, PA and
                                                            East Waterford, PA) and 59 miles of 8" pipeline (between Highspire, PA and Malvern, PA) along with other related appurtenant facilities and rights-of-ways from Columbia Transmission Communication Corporation.
NIP                                                1,415    Purchase of Gas Vaporizer for LNG Plant
-----------------------------------------------------------------------------------------------------------------------------------

SALES

NAME OF COMPANY   CONSIDERATION GIVEN ($000)                DESCRIPTION OF TRANSACTION
-----------------------------------------------------------------------------------------------------------------------------------
TCO                                                3,930    Storage base gas with a book cost of $0.7M was sold to WPS Energy,
                                                            Marathon and Sequent for $3.93 M.  Transactions resulted in a 50/50 split with TCO customers in accordance with rate case RP95-408. Gain and refund to customers was $1.615M.
TCO                                                1,799    36.68 acres of land at Loudon Compressor Station in Loudon County, VA was sold to Dominion Cove Point LNG, LP.  Cost of the land was $0.087M.
TCO                                                3,333    The Gainesville Office in Prince William County, VA was sold to
                                                            Prosperity Investors, Inc. Net book value of the facility was $2.767M.
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On December 18, 2003, $55.0 million of new tax-exempt Pollution Control Revenue Refunding Bonds were issued by Jasper County, Indiana on behalf of Northern Indiana. The new tax-exempt bonds were issued on an auction rate basis and bear interest at a floating rate as determined in 35-day increments by the tax-exempt auction process. The proceeds of the bonds were loaned to Northern Indiana, pursuant to a financing agreement dated as of December 1, 2003, and were used to refund Northern Indiana's $55.0 million aggregate principal amount of Jasper County, Indiana Collateralized Pollution Control Refunding Revenue Bonds Series 1991.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING
2003

                                               Name of Company
                                            Acquiring, Redeeming  Number of   Principal    Consideration   Held or    Commission
Name of Issuer and Type of Issue           or Retiring Securities   Shares  Amount ($000)     ($000)       Retired   Authorization
-----------------------------------------------------------------------------------------------------------------------------------
BSG
 Medium Term Note - 6.00% Due 09-29-03              BSG                -      15,000         15,000       Retired    Exempt Rule 42
 Medium Term Note - 8.15% Due 08-26-22              BSG                -      12,000         12,391       Retired    Exempt Rule 42

Subsidiary:
 NU
  Medium Term Note - 9.700% Due 09-01-03             NU                -         833            833       Retired    Exempt Rule 42

CEG
 Debentures - 6.80% Series C, Due 11-28-05          CEG                -           3              3       Retired    Exempt Rule 42
 Debentures - 7.05% Series D, Due 11-28-07          CEG                -          21             21       Retired    Exempt Rule 42
 Debentures - 7.32% Series E, Due 11-28-10          CEG                -           3              3       Retired    Exempt Rule 42
 Debentures - 7.42% Series F, Due 11-28-15          CEG                -           3              3       Retired    Exempt Rule 42
 Debentures - 7.62% Series G, Due 11-28-25          CEG                -           3              3       Retired    Exempt Rule 42

CKY
 Unsecured Debt                                     CKY                -          29             29       Retired    Exempt Rule 42

COH
 Unsecured Debt                                     COH                -         177            177       Retired    Exempt Rule 42

NCM
 Subordinated Debentures, Series A, 7-3/4%,
    Due 03-31-26                                    NCM                -      75,000         75,000       Retired    Exempt Rule 42

NDC
 Unsecured Debt                                     NDC                -       3,155          3,155       Retired    Exempt Rule 42

NFC
 Unsecured Debt, 5-3/4%, Due 04-15-03               NFC                -     300,000        300,000       Retired    Exempt Rule 42
 Unsecured Debt, 7-1/2%, Due 11-15-03               NFC                -     750,000        750,000       Retired    Exempt Rule 42
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 2003 (continued)

                                              Name of Company
                                            Acquiring, Redeeming   Number of    Principal    Consideration  Held or    Commission
Name of Issuer and Type of Issue           or Retiring Securities    Shares   Amount ($000)     ($000)      Retired  Authorization
-----------------------------------------------------------------------------------------------------------------------------------
NIP
  Redeemable Preferred Stock 8.35%                  NIP               6,000           600           600     Retired  Exempt Rule 42
  Redeemable Preferred Stock 7-3/4%                 NIP               5,554           555           555     Retired  Exempt Rule 42
  First Mortgage Bonds, Series NN, 7.10%,
  Due 07-01-07                                      NIP                   -        55,000        55,000     Retired  Exempt Rule 42
  Pollution Control Note, Series A Note,
      City of Michigan City 5.70%                   NIP                   -         6,000         6,000     Retired  Exempt Rule 42
  Medium Term Note - 6.75% Due 03-31-03             NIP                   -        20,000        20,000     Retired  Exempt Rule 42
  Medium Term Note - 6.55% Due 04-07-03             NIP                   -         2,000         2,000     Retired  Exempt Rule 42
  Medium Term Note - 6.75% Due 04-07-03             NIP                   -        12,500        12,500     Retired  Exempt Rule 42
  Medium Term Note - 6.87% Due 04-07-03             NIP                   -         6,400         6,400     Retired  Exempt Rule 42
  Medium Term Note - 6.67% Due 04-21-03             NIP                   -        13,100        13,100     Retired  Exempt Rule 42
  Medium Term Note - 6.53% Due 07-08-03             NIP                   -        30,000        30,000     Retired  Exempt Rule 42
  Medium Term Note - 6.53% Due 07-08-03             NIP                   -         5,000         5,000     Retired  Exempt Rule 42
  Medium Term Note - 6.53% Due 07-08-03             NIP                   -        15,000        15,000     Retired  Exempt Rule 42
  Medium Term Note - 6.53% Due 07-08-03             NIP                   -        15,000        15,000     Retired  Exempt Rule 42
  Medium Term Note - 6.53% Due 07-08-03             NIP                   -         5,000         5,000     Retired  Exempt Rule 42

TCO
  Unsecured Debt                                    TCO                   -            17            17     Retired  Exempt Rule 42

WCE
  Unsecured Debt                                    WCE                   -        25,675        25,675     Retired  Exempt Rule 42
------------------------------------------ ----------------------------------------------------------------------------------------

ITEM 5.  INVESTMENTS IN SECURITIES OF NON SYSTEM COMPANIES

                                                                                         % of Voting Power    Number of   Book Value
Investor                       Investee                            Type of Investment     or Interest Held  Shares Owned    ($000)
------------------------------------------------------------------------------------------------------------------------------------
CEB        Binghamton Cogeneration Limited Partnership* (a)     Limited Partnership                -              N/A         ***
CEBL       Binghamton Cogeneration Limited Partnership* (a)     Limited Partnership                -              N/A         ***
CES        NewPower Holding, Inc.                               Common Shares                    1.0          602,200         ***
CNR        Clarksburg Gas Limited Partnership* (b)              Limited Partnership                -              N/A         ***
HCC        PCI Associates*                                      Limited Partnership                -              N/A         ***
JOF        Chicago South Shore & South Bend Railroad Co. (c)    General Partnership             40.0              N/A         ***
JOF        Illinois Indiana Development Company, L.L.C.*        LLC Membership                  40.0              N/A         ***
NDC        Bittersweet Pointe, L.P.*                            Limited Partnership             99.0              N/A         ***
NDC        Douglas Pointe Associates, L.P.*                     Limited Partnership             99.0              N/A         ***
NDC        Douglas Pointe II Associates, L.P.*                  Limited Partnership             99.0              N/A         ***
NDC        Douglas Pointe III Associates, L.L.C.*               Limited Partnership             99.0              N/A         ***
NDC        Dunedin I, L.L.C.*                                   LLC Membership                  99.0              N/A         ***
NDC        Dunedin II, L.L.C.*                                  LLC Membership                  99.0              N/A         ***
NDC        Hebron Pointe, L.L.C.*                               LLC Membership                  99.0              N/A         ***
NDC        House Investments - Midwest Corporate Tax Credit
             Fund, L.P.*                                        Limited Partnership             12.2              N/A         ***
NDC        Kingsmill Development Co., L.L.C.*                   Limited Partnership             99.9              N/A         ***
NDC        Prestwick Square of Fort Wayne Associates, L.P.*     Limited Partnership             98.0              N/A         ***
NDC        Robertson, L.L.C.*                                   LLC Membership                  99.0              N/A         ***
NDC        Woodland Crossing, L.L.C.*                           LLC Membership                  99.0              N/A         ***
NDEV       N Squared Aviation, L.L.C.*                          LLC Membership                  33.3              N/A         ***
NET        Acumentrics Corporation                              Common Shares                    3.1          333,333         ***
NET        Capstone Turbine Corporation                         Common Shares                    0.1           11,574         ***
NET        CID Equity Capital III, L.P.* (a)                    Limited Partnership                -              N/A         ***
NET        Corning Incorporated                                 Common Shares                    0.1           23,796         ***
NET        Covance, Inc.                                        Common Shares                    0.1            4,483         ***
NET        EnerTek Partners, LP*                                Limited Partnership             16.5              N/A         ***
NET        Evergreen Solar, Inc.                                Common Shares                    0.1           23,689         ***
NET        MOSAIC Energy, L.L.C.*                               LLC Membership                  32.6              N/A         ***
NET        Nth Power Technologies Fund II, L.P.*                Limited Partnership              4.1              N/A         ***
NET        Nth Power Technologies Fund II-A, L.P.*              Limited Partnership              5.4              N/A         ***
NET        Distributed Energy Systems Corp (d)                  Common Shares                    0.1            5,868         ***
NET        Quest Diagnostics Incorporated                       Common Shares                    0.1            4,482         ***
NET        SunPower Corporation**                               Preferred Shares                14.7        1,215,564         ***
NET        Utech Climate Challenge Fund, L.P.*                  Limited Partnership             17.9              N/A         ***
NGS        MidTex Gas Storage Company, L.L.P.*                  Limited Partnership                -              N/A         ***
NIFC       Bristol Resources Production Company, L.L.C.*        LLC Membership                  64.0              N/A         ***
NU         Boundary Gas, Inc. (a)                               Common Shares                      -              N/A         ***
SWP        The Wellingshire Joint Venture (c)                   General Partnership             50.0              N/A         ***
TCO        Millennium Pipeline Company, L.P.*                   Limited Partnership             47.5              N/A         ***
TCO        Millennium Pipeline Management Company, L.L.C. (e)*  LLC Membership                  47.5              N/A         ***
-----------------------------------------------------------------------------------------------------------------------------------

           * All investments shown as limited partnerships are limited partnership interests with no voting power. All LLC interests are in manager-managed LLC's in which NiSource is not the manager.

          **  The interest in the preferred shares are non-voting.

         ***  Confidential treatment requested.

         (a)  The following companies were dissolved during 2003:

                       Binghamton Cogeneration Limited Partnership
                       Boundary Gas, Inc.
                       CID Equity Capital III, L.P.

         (b)  The following companies were sold during 2003:

                       Clarksburg Gas Limited Partnership 8/28/03
                       PCI Associates 10/20/03
                       MidTex Gas Storage Company, L.L.P. 11/26/03

         (c) NiSource does not consolidate either general partnership because it does not control either partnership, directly or indirectly and does not have an interest greater than 50%. All interests comprising these partnerships are general partnership interests.

         (d)  On 11/10/03 Proton Energy Systems, Inc. was renamed
              Distributed Energy Systems Corp.

         (e) Millennium Pipeline Management Company, L.P. holds a 1% general partner interest in Millennium Pipeline Company, L.P.

ITEM 6.  OFFICERS AND DIRECTORS

PART I. NAMES, PRINCIPAL BUSINESS ADDRESS AND POSITIONS HELD AS OF DECEMBER 31, 2003

The names, principal address and positions held as of December 31, 2003 of the officers and directors of System companies is presented in the tables on the following pages. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (23). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Address:

1.      801 East 86th Avenue, Merrillville, Indiana 46410

2.      200 Civic Center Drive, Columbus, Ohio 43215

3.      12801 Fair Lakes, Parkway, Fairfax, Virginia 22030

4.      1500 165th Street, Hammond, IN 46324

5.      10 G Street, Suite 580, Washington DC 20002

6.      Mintflower Place, 3rd Floor, 8 Par-La-Ville Road, Hamilton Bermuda HMNX

7.      67 Suncrest Terrace, PO Box 131, Colchester, Vermont, 05446

8.      2 Church Street, PO Box HM1022, Hamilton Bermuda HMDX

9.      5501 Frantz Road, Dublin Ohio 43215

10.     300 Friberg Pkwy, Westborough, Massachusetts 01581

11.     900 East Blvd, Kokomo, Indiana 46902

12.     220 E. Seventh Street, Auburn, Indiana 46706

13.     2001 Mercer Road, Lexington, Kentucky 40512

14.     1010 Sand Creek Drive, Chesterton, Indiana 46304

15.     650 Washington Road, Pittsburgh, Pennsylvania, 15228

16.     2603 Augusta, Houston, Texas, 77057

17.     995 Belmont Street, Brockton, Massachusetts 02301

18.     1700 MacCorkle Avenue, S.E. Charleston, West Virginia 25314

19.     48 Wall Street, New York, New York 10005

20.     8585 Broadway #301, Merrillville, IN  46410

POSITION KEY CODE

AC       -    Assistant Controller
AD       -    Alternate Director
AS       -    Assistant Secretary
AT       -    Assistant Treasurer
C        -    Controller
CAO      -    Chief Accounting Officer
CEO      -    Chief Executive Officer
CFO      -    Chief Financial Officer
CIO      -    Chief Information Officer
COB      -    Chairman of the Board
COO      -    Chief Operating Officer
D        -    Director
EVP      -    Executive Vice President
GC       -    General Counsel
GM       -    General Manager
MGF      -    Master Gas Fitter
MGP      -    Master Gas Plumber
P        -    President
PB       -    Principal Broker
S        -    Secretary
SVP      -    Senior Vice President
T        -    Treasurer
VC       -    Vice Chairman
VP       -    Vice President

------------------------------------------------------------
         NAME                   BSG      BSGPE         NU
------------------------------------------------------------
Charles E. Shafer II (2)      VP                      VP
------------------------------------------------------------
Daniel D. Gavito (1)          VP         VP           VP
------------------------------------------------------------
Danny G. Cote (10)            D, GM      D, GM        D, GM
------------------------------------------------------------
David A. Monte (2) (2)        VP         VP           VP
------------------------------------------------------------
David J. Vajda (1)            VP, T      VP, T        VP, T
------------------------------------------------------------
Edward A. Santry (15)         VP         VP           VP
------------------------------------------------------------
Francis Corkery (17)          MGF, MGP
------------------------------------------------------------
Gail W. Harowski (1)          VP                      VP
------------------------------------------------------------
Gary W. Pottorff (1)          S          S            S
------------------------------------------------------------
James H. Keshian (10)         AS         AS           AS
------------------------------------------------------------
Jeffrey W. Grossman (1)       VP         VP           VP
------------------------------------------------------------
John M. O'Brien (2)           AC         AC           AC
------------------------------------------------------------
M. Carol Fox (2)              VP         VP           VP
------------------------------------------------------------
Meg A. Brown (2)              VP         VP           VP
------------------------------------------------------------
Robert G. Kriner (2)          C          C            C
------------------------------------------------------------
Scott C. MacDonald (1)        VP                      VP
------------------------------------------------------------
Stephen H. Bryant (10)        D, P       D, P         D, P
------------------------------------------------------------
Timothy J. Tokish Jr. (2)     VP         VP           VP
------------------------------------------------------------
Vincent V. Rea (1)            AT         AT           AT
------------------------------------------------------------
Violet Sistovaris (1)         VP         VP           VP
------------------------------------------------------------

------------------------------------------------------------
        NAME                CG       CAR      CAT     CDW
------------------------------------------------------------
David J. Vajda (1)         VP, T    VP, T    VP, T    VP, T
------------------------------------------------------------
Gary W. Pottorff (1)       S        S        S        S
------------------------------------------------------------
Glen L. Kettering (3)                                 D, P
------------------------------------------------------------
James W Hart, Jr. (16)                                VP
------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP       VP
------------------------------------------------------------
John M. O/Brien (2)        AC       AC       AC       AC
------------------------------------------------------------
Karen D. Townsend (3)                                 C
------------------------------------------------------------
Michael W. O'Donnell (1)   D, P     D, P     D, P     D
------------------------------------------------------------
Stephen P. Adik (1)        D        D        D
------------------------------------------------------------
Vincent H. DeVito (2)      C        C        C
------------------------------------------------------------
Vincent V. Rea (1)         AT       AT       AT       AT
------------------------------------------------------------

-------------------------------------------
         NAME                CRC      CES
-------------------------------------------
David J. Vajda (1)          VP, T    VP, T
-------------------------------------------
Gary W. Pottorff (1)        S        S
-------------------------------------------
Jeffrey W. Grossman (1)     P        D, VP
-------------------------------------------
John M. O'Brien (2)         AC       AC
-------------------------------------------
Michael W. O'Donnell (1)    D        D, P
-------------------------------------------
Sherry H. Gavito (1) (1)             D
-------------------------------------------
Stephen P. Adik (1)         D
-------------------------------------------
Vincent H. DeVito (2)       C        C
-------------------------------------------
Vincent V. Rea (1)          AT       AT
-------------------------------------------

------------------------------------------
         NAME                CNS      CMC
------------------------------------------
Alan D. Burns (18)          P        P
------------------------------------------
David J. Vajda (1)          VP, T    VP, T
------------------------------------------
John M. O/Brien (2)         AC       AC
------------------------------------------
Richard N. Farmer (18)               AS
------------------------------------------
Gary W. Pottorff (1)        S        S
------------------------------------------
Glen L. Kettering (3)       D        D
------------------------------------------
Jeffrey W. Grossman (1)     VP       VP
------------------------------------------
Michael W. O'Donnell (1)    D        D
------------------------------------------
Rene P. Dartez (16)         VP       VP
------------------------------------------
Victor M. Gaglio (18)       VP       VP
------------------------------------------
Vincent H. Devito (2)       C        C
------------------------------------------
Vincent V. Rea (1)          AT       AT
------------------------------------------

------------------------------------------------------------------------------------------
            NAME                CKY       CMD        COH         CPA       CGV       NEST
------------------------------------------------------------------------------------------
Charles E. Shafer II (2)       VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Daniel D. Gavito (1)           VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
David A. Monte (2)             VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
David J. Vajda (1)             VP, T     VP, T      VP, T        VP, T     VP, T     VP, T
------------------------------------------------------------------------------------------
Edward A. Santry (15)                    VP                      VP        VP
------------------------------------------------------------------------------------------
Gail W. Harowski (1)           VP        VP                      VP        VP
------------------------------------------------------------------------------------------
Gary W. Pottorff (1)           S         S          S            S         S         S
------------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)        VP        VP         VP           VP        VP        VP
------------------------------------------------------------------------------------------
Douglas G. Borror (9)                               D
------------------------------------------------------------------------------------------
Charlotte P. Kessler (1)                            D
------------------------------------------------------------------------------------------
Joel L. Hoelzer (2)             VP                  VP
------------------------------------------------------------------------------------------
John M. O'Brien (2)            AC        AC         AC           AC        AC        AC
------------------------------------------------------------------------------------------
John W. Partridge, Jr. (2)                          D, P                             D, P
------------------------------------------------------------------------------------------
Joseph W. Kelly (13)           D, P
------------------------------------------------------------------------------------------
Kathleen O'Leary (3)                                                       D, P
------------------------------------------------------------------------------------------
M. Carol Fox  (2)              VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Mark D. Wyckoff (1)            D, GM                D, GM                            D, GM
------------------------------------------------------------------------------------------
Meg A. Brown (2)                         VP         VP           VP        VP
------------------------------------------------------------------------------------------
Mike A. Huwar (2)
------------------------------------------------------------------------------------------
Peggy H. Landini (1)                     D, GM                   D, GM     D, GM
------------------------------------------------------------------------------------------
Robert G. Kriner (2)           C         C          C            C         C
------------------------------------------------------------------------------------------
Terrence J. Murphy  (15)                 D, P                    D, P
------------------------------------------------------------------------------------------
Timothy J. Tokish, Jr. (2)     VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Vincent H. DeVito (2)                                                                C
------------------------------------------------------------------------------------------
Vincent V. Rea (1)             AT        AT         AT           AT        AT        AT
------------------------------------------------------------------------------------------
Violet Sistovaris (1)          VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------

------------------------------------------------------------
        NAME                  EUII       EUIME         EUC
------------------------------------------------------------
David J. Vajda (1)            VP, T      VP, T        VP, T
------------------------------------------------------------
Gary W. Pottorff (1)          S          S            S
------------------------------------------------------------
James H. Keshian (10)                    AS
------------------------------------------------------------
Jeffrey W. Grossman (1)       VP         VP           VP
------------------------------------------------------------
John M. O'Brien (2)           AC         AC           AC
------------------------------------------------------------
Joel L. Hoelzer (2)           VP
------------------------------------------------------------
Peter T. Disser (1)           VP
------------------------------------------------------------
Sherry H. Gavito (1)                     P
------------------------------------------------------------
Stephen P. Adik (1)           D, P       D            D, P
------------------------------------------------------------
Vincent H. DeVito (2)         C          C            C
------------------------------------------------------------
Vincent V. Rea (1)            AT         AT           AT
------------------------------------------------------------

------------------------------------
        NAME                  GSGT
------------------------------------
Carl W. Levander (3)          VP
------------------------------------
David J. Vajda (1)            VP, T
------------------------------------
Edward A. Santry              VP
------------------------------------
Gail W. Harowski (1)          VP
------------------------------------
Gary W. Pottorff (1)          S
------------------------------------
Glen L. Kettering (3)         D, P
------------------------------------
James W. Hart, Jr. (16)       VP
------------------------------------
Jeffrey W. Grossman (1)       VP
------------------------------------
John M. O'Brien (2)           AC
------------------------------------
Karen D. Townsend (3)         C
------------------------------------
Michael D. Watson (3)         VP
------------------------------------
Reed D. Robinson (18)         VP
------------------------------------
Victor M. Gaglio ((18)        VP
------------------------------------
Vincent V. Rea (1)            AT
------------------------------------
William Harris Marple (18)    D
------------------------------------

-----------------------------------------------------------------------------------------
        NAME               IWCR      IWC      HWC      IRAC     IWCM     DWWC      LWAC
-----------------------------------------------------------------------------------------
David J. Vajda (1)         VP, T    VP, T    VP, T     VP, T    VP, T    VP, T     VP, T
-----------------------------------------------------------------------------------------
Gary W. Pottorff (1)       S        S        S         S        S        S         S
-----------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP        VP       VP       VP        VP
-----------------------------------------------------------------------------------------
John M. O'Brien (2)        AC       AC       AC        AC       AC       AC        AC
-----------------------------------------------------------------------------------------
Samuel W. Miller Jr. (1)   D        D        D         D        D        D         D
-----------------------------------------------------------------------------------------
Sherry H. Gavito (1)       P        P        P         P        P        P         P
-----------------------------------------------------------------------------------------
Vincent H. DeVito (2)      C        C        C         C        C        C         C
-----------------------------------------------------------------------------------------
Vincent V. Rea (1)         AT       AT       AT        AT       AT       AT        AT
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
           NAME                 KOKO      KGF       NIFL     NITC       SWP
-----------------------------------------------------------------------------
Charles E. Shafer II (2)       VP                  VP
-----------------------------------------------------------------------------
Daniel D. Gavito (1)           VP                  VP
-----------------------------------------------------------------------------
David A. McFatridge (11)       VP, GM    VP, GM
-----------------------------------------------------------------------------
David A. Monte (2)             VP        VP        VP        VP
-----------------------------------------------------------------------------
David J. Vajda (1)             VP, T     VP, T     VP, T     VP, T     VP, T
-----------------------------------------------------------------------------
David W. Fox (11)              AS, AT    AS, AT
-----------------------------------------------------------------------------
Donald D. Grogg (12)                               AS, AT    AS, AT
-----------------------------------------------------------------------------
Edward F. Hemingway III (12)                       VP
-----------------------------------------------------------------------------
Gail W. Harowski (1)           VP        VP        VP        VP
-----------------------------------------------------------------------------
Gary W. Pottorff (1)           S         S         S         S         S
-----------------------------------------------------------------------------
H. Phillip Conrad Jr. (1)      D, P      D, P      D, P      D, P
-----------------------------------------------------------------------------
Jeffrey W. Grossman (1)        VP        VP        VP        VP        VP
-----------------------------------------------------------------------------
Jerry L. Godwin (1)                                                    D
-----------------------------------------------------------------------------
Joel Hoelzer (2)               VP        VP        VP        VP
-----------------------------------------------------------------------------
John M. O'Brien (2)            AC        AC        AC        AC        AC
-----------------------------------------------------------------------------
Kenneth P. Foley Jr. (1)       D, GM     D, GM     D, GM     D, GM     D, GM
-----------------------------------------------------------------------------
Linda E. Miller (1)            C         C         C         C
-----------------------------------------------------------------------------
M. Carol Fox (2)               VP        VP        VP        VP
-----------------------------------------------------------------------------
Mark T. Maassel (1)            D         D         D         D         D, P
-----------------------------------------------------------------------------
Meg A. Brown (2)               VP        VP        VP        VP
-----------------------------------------------------------------------------
R. Douglas Walker (4)                    VP                  VP
-----------------------------------------------------------------------------
Vincent H. DeVito (2)                                                  C
-----------------------------------------------------------------------------
Vincent V. Rea (1)             AT        AT                            AT
-----------------------------------------------------------------------------
Violet Sistovaris (1)          VP        VP        VP        VP
-----------------------------------------------------------------------------

----------------------------------------------------------------------
            NAME               NICL         NIFC      NITEX     NESI
----------------------------------------------------------------------
Arthur A. Paquin (1)           D
----------------------------------------------------------------------
Charlene M.A. Washburn (6)     D
----------------------------------------------------------------------
David J. Vajda (1)             AD, VP, T    VP, T     VP, T     VP, T
----------------------------------------------------------------------
Dawna Ferguson (6)             AS
----------------------------------------------------------------------
Gary W. Pottorff (1)           AS           S         S         S
----------------------------------------------------------------------
Graham Lamb (6)                AD
----------------------------------------------------------------------
Jeffrey W. Grossman (1)        D, P         VP        VP        VP
----------------------------------------------------------------------
John M. O'Brien (2)                         AC        AC        AC
----------------------------------------------------------------------
Kathryn Westover (7)           D
----------------------------------------------------------------------
Michael Ashford (8)            S
----------------------------------------------------------------------
Michael W. O'Donnell (1)                                        D
----------------------------------------------------------------------
Patrick Theriault (7)          D
----------------------------------------------------------------------
Samuel W. Miller Jr. (1)                                        D
----------------------------------------------------------------------
Sherry H. Gavito (1)                        D, P      P         P
----------------------------------------------------------------------
Stephen P. Adik (1)                         D         D
----------------------------------------------------------------------
Timothy R. Bucci (1)           D, VP
----------------------------------------------------------------------
Vincent H. DeVito (2)                       C         C         C
----------------------------------------------------------------------
Vincent V. Rea (1)                          AT        AT        AT
----------------------------------------------------------------------

-----------------------------------------------------------------------------------------
         NAME               NPM     NDEV     CARD      LEL      SCC       JOF       NDC
-----------------------------------------------------------------------------------------
David J. Vajda (1)         VP, T    VP, T    VP, T     VP, T    VP, T    VP, T     VP, T
-----------------------------------------------------------------------------------------
David A. Kelly (2)                  VP                 D        D
-----------------------------------------------------------------------------------------
Gary W. Pottorff (1)       S        S        S         S        S        S         S
-----------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP        VP       VP       VP        VP
-----------------------------------------------------------------------------------------
Jerry D. Mobley (13)                                   P        P
-----------------------------------------------------------------------------------------
John M. O'Brien (2)        AC       AC       AC        AC       AC       AC        AC
-----------------------------------------------------------------------------------------
John M. Palmer (14)                                    C        C
-----------------------------------------------------------------------------------------
Michael W. O'Donnell (1)   D, P
-----------------------------------------------------------------------------------------
Patricia K. Locascio (1)                     GM, PB                                GM
-----------------------------------------------------------------------------------------
Stephen P. Adik (1)                 D, P     D, P                        D, P      D, P
-----------------------------------------------------------------------------------------
Vincent H. DeVito (2)      C        C        C                           C         C
-----------------------------------------------------------------------------------------
Vincent V. Rea (1)         AT       AT       AT        AT       AT       AT        AT
-----------------------------------------------------------------------------------------

------------------------------------------
         NAME                NCM      NFC
------------------------------------------
David J. Vajda (1)          VP, T    VP, T
------------------------------------------
Gary W. Pottorff (1)        S        S
------------------------------------------
Jeffrey W. Grossman (1)     VP       VP
------------------------------------------
John M. O/Brien (2)         AC       AC
------------------------------------------
Michael W. O'Donnell (1)    D, P     D, P
------------------------------------------
Stephen P. Adik (1)         D        D
------------------------------------------
Vincent H. DeVito (2)       C        C
------------------------------------------
Vincent V. Rea (1)          AT       AT
------------------------------------------

---------------------------------------------------------------------------------
          NAME                   NIP          CAA      NET       NRC       NRS
---------------------------------------------------------------------------------
Charles E. Shafer II (2)        VP
---------------------------------------------------------------------------------
Daniel D. Gavito (1)            VP
---------------------------------------------------------------------------------
David A. Monte (2)              VP
---------------------------------------------------------------------------------
David J. Vajda (1)              VP, T        VP, T    VP, T    D, VP, T    VP, T
---------------------------------------------------------------------------------
Gail W. Harowski (1)            VP                    VP
---------------------------------------------------------------------------------
Gary W. Pottorff (1)            S            S        S        S           S
---------------------------------------------------------------------------------
Jeffrey W. Grossman (1)         VP           VP       VP       VP          VP
---------------------------------------------------------------------------------
Jerry L. Godwin (1)             D, VP, COO
---------------------------------------------------------------------------------
Jerome B. Weeden (1)            VP
---------------------------------------------------------------------------------
Joel L. Hoelzer (2)             VP                    VP                   VP
---------------------------------------------------------------------------------
John M. O'Brien (2)             AC           AC       AC       AC          AC
---------------------------------------------------------------------------------
Kenneth P. Foley Jr. (1)        D, GM
---------------------------------------------------------------------------------
Linda E. Miller (1)             C                              C
---------------------------------------------------------------------------------
M. Carol Fox (2)                VP
---------------------------------------------------------------------------------
Mark T. Maassel (1)             D, P
---------------------------------------------------------------------------------
Meg A. Brown (2)                VP
---------------------------------------------------------------------------------
Michael L. Zdyb (1)                                   VP
---------------------------------------------------------------------------------
Michael W. O'Donnell (1)                                       D, P
---------------------------------------------------------------------------------
Mitchell E. Hershberger (1)                           C
---------------------------------------------------------------------------------
Orlando Figueroa (19)                                          D
---------------------------------------------------------------------------------
Peter T. Disser (1)                                   VP
---------------------------------------------------------------------------------
Robert G. Kriner (2)                         C                             C
---------------------------------------------------------------------------------
Samuel W. Miller Jr. (1) Jr.                 D        D                    D
---------------------------------------------------------------------------------
Scott C. MacDonald (1)          VP           P                             D, P
---------------------------------------------------------------------------------
Sherry H. Gavito (1) (1)                                                   D
---------------------------------------------------------------------------------
William M. O'Malley (1)         VP
---------------------------------------------------------------------------------
Violet Sistovaris (1)           VP
---------------------------------------------------------------------------------
Vincent V. Rea (1)              AT           AT       AT       AT          AT
---------------------------------------------------------------------------------
Vittorio E. Pareto (1)                                                     VP
---------------------------------------------------------------------------------

------------------------------------------------------------
         NAME                       NCS            NI
------------------------------------------------------------
Arthur A. Paquin (1)            VP              VP
------------------------------------------------------------
Arthur E. Smith Jr. (1)         SVP             SVP
------------------------------------------------------------
Arthur J. Decio (1)                             D
------------------------------------------------------------
Barbara S. McKay (1)            VP              VP
------------------------------------------------------------
Carolyn Y. Woo (1)                              D
------------------------------------------------------------
Charles E. Shafer II (2)        VP
------------------------------------------------------------
Daniel D. Gavito (1)            VP
------------------------------------------------------------
David A. Kelly (2)              VP              VP
------------------------------------------------------------
David J. Vajda (1)              VP, T           VP, T
------------------------------------------------------------
Dennis E. Foster (1)                            D
------------------------------------------------------------
Dennis E. Senchak (1)           VP              VP, AT, AS
------------------------------------------------------------
Edward A. Santry (15)           VP
------------------------------------------------------------
Gail W. Harowski (1)            VP
------------------------------------------------------------
Gary L. Neale (1)               D,COB,P,CEO     D,COB,P,CEO
------------------------------------------------------------
Gary W. Pottorff (1)            S               S
------------------------------------------------------------
Genevieve A. Tuchow (2)         VP
------------------------------------------------------------
Ian M. Rolland (1)                              D
------------------------------------------------------------
Jeffrey W. Grossman (1)         VP              VP, C, COA
------------------------------------------------------------
Joel L. Hoelzer (2)             VP
------------------------------------------------------------
John M. O'Brien (2)             AC
------------------------------------------------------------
John W. Thompson (1)                            D
------------------------------------------------------------
Karen A. Lohss(1)               VP
------------------------------------------------------------
Karl Brack (18)                 VP
------------------------------------------------------------
Kenneth P. Foley Jr. (1)        VP
------------------------------------------------------------
Kristen L. Falzone-Scott (1)    VP
------------------------------------------------------------
M. Carol Fox (2)                VP
------------------------------------------------------------
Mark D. Wyckoff (1)             SVP             SVP
------------------------------------------------------------
Michael W. O'Donnell (1)        EVP, CFO        EVP, CFO
------------------------------------------------------------

------------------------------------------------------------
   NAME CONT'D                  NCS CONT'D     NI CONT'D
------------------------------------------------------------
Patricia M. Lawicki             VP, CIO
------------------------------------------------------------
Paul J. Newman (1)              VP
------------------------------------------------------------
Peter V. Fazio Jr. (1)          EVP, GC         EVP,GC
------------------------------------------------------------
Rebecca T. Sczudlo (5)          VP
------------------------------------------------------------
Robert J. Welsh (20)                            D
------------------------------------------------------------
Robert C. Skaggs Jr. (1)        EVP             EVP
------------------------------------------------------------
Robert D. Campbell (1)          VP
------------------------------------------------------------
Roger A. Young (1)                              D
------------------------------------------------------------
Ronald G. Plantz (1)            AC
------------------------------------------------------------
S. LaNette Zimmerman (1)        EVP             EVP
------------------------------------------------------------
Samuel W. Miller Jr. (1)        EVP, COO        EVP, COO
------------------------------------------------------------
Scott C. MacDonald (1)          VP
------------------------------------------------------------
Sherry H. Gavito (1) (1)        VP
------------------------------------------------------------
Stephen P. Adik (1)             D, VC           D, VC
------------------------------------------------------------
Steven A. Barkauskas (1)        VP
------------------------------------------------------------
Steven C. Beering (1)                           D
------------------------------------------------------------
Timothy J. Tokish, Jr. (2)      VP
------------------------------------------------------------
Vincent H. DeVito (2)           C
------------------------------------------------------------
Vincent V. Rea (1)              AT
------------------------------------------------------------
Violet Sistovaris (1)           VP
------------------------------------------------------------

--------------------------------------------------------------
          NAME                   TCO        CGT       CROSS
--------------------------------------------------------------
Carl W. Levander (3)            VP         VP         VP
--------------------------------------------------------------
David J. Vajda (1)              VP, T      VP, T      VP, T
--------------------------------------------------------------
Edward A. Santry (15)           VP         VP
--------------------------------------------------------------
Gail W. Harowski (1)            VP         VP         VP
--------------------------------------------------------------
Gary W. Pottorff (1)            S          S          S
--------------------------------------------------------------
Glen L. Kettering (3)           D, P       D, P       D, P
--------------------------------------------------------------
James W Hart, Jr. (16)          VP         VP         VP
--------------------------------------------------------------
Jeffrey W. Grossman (1)         VP         VP         VP
--------------------------------------------------------------
Joel L. Hoelzer (2)                                   VP
--------------------------------------------------------------
John M. O'Brien (2)             AC         AC         AC
--------------------------------------------------------------
Karen D. Townsend (3)           C, AT      C          C, AT
--------------------------------------------------------------
Michael D. Watson (3)           VP         VP         VP
--------------------------------------------------------------
Reed D. Robinson (18)           VP         VP         VP
--------------------------------------------------------------
Richard N. Farmer (18)          AS         AS         AS
--------------------------------------------------------------
Victor M. Gaglio (18)           VP         VP         VP
--------------------------------------------------------------
Vincent V. Rea (1)              AT         AT         AT
--------------------------------------------------------------
William Harris Marple (18)      D, VP      D, VP      D, VP
--------------------------------------------------------------

--------------------------------------------------------------
          NAME                 TPC      PEI      WCE     WLC
--------------------------------------------------------------
David J. Vajda (1)           VP, T    VP, T    VP, T    VP, T
--------------------------------------------------------------
Gail W. Harowski (1)         VP       VP       VP
--------------------------------------------------------------
Gary W. Pottorff (1)         S        S        S        S
--------------------------------------------------------------
Jeffrey W. Grossman (1)      VP       VP       VP       VP
--------------------------------------------------------------
Joel L. Hoelzer  (2)         VP       VP       VP       VP
--------------------------------------------------------------
John M. O'Brien (2)          AC       AC       AC       AC
--------------------------------------------------------------
Mitchell E. Hershberger (1)  C        C        C        C
--------------------------------------------------------------
Peter T. Disser (1)          VP       VP       VP       VP
--------------------------------------------------------------
R. Douglas Walker (4)        VP
--------------------------------------------------------------
Samuel W. Miller Jr. (1)     D        D        D
--------------------------------------------------------------
Vincent V. Rea (1)           AT       AT       AT       AT
--------------------------------------------------------------

PART II. FINANCIAL CONNECTIONS AS OF DECEMBER 31, 2003

                   Name of Officer                          Name and Location of Financial Institution
------------------------------------------------------------------------------------------------------
Gary L. Neale, Director and Chairman, President and CEO        Mercantile Nat'l. Bank - Hammond, IN
of NiSource, Inc.

Robert J. Welsh, Director of NiSource, Inc.                    Mercantile Nat'l. Bank - Hammond, IN
------------------------------------------------------------------------------------------------------

                                                                                     Applicable
                   Name of Officer                            Position Held          Exemption
-----------------------------------------------------------------------------------------------
Gary L. Neale, Director and Chairman, President and CEO            Director          Rule 70(c)
of NiSource, Inc.

Robert J. Welsh, Director of NiSource, Inc.                        Director          Rule 70(c)
----------------------------------------------------------------------------------------------

PART III(a).  COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

OFFICER NOMINATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Officer Nomination and Compensation Committee's compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance, while remaining competitive with the compensation practices of competitors and, to a lesser extent, general industry. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2003. The Committee discusses and considers executive compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee's recommendations in 2003. Commencing January 23, 2004, all Chief Executive Officer compensation decisions will be made by the Committee.

The Committee has engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy-oriented companies, including gas, electric or combination utility companies, diversified energy companies and companies with gas marketing, transmission and distribution operations and energy services operations, and (2) a diversified group of companies representing general industry. The 2003 executive compensation comparative groups consisted of 35 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The comparative compensation groups include some, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company.

The Committee considers the surveys and advice provided by Hewitt in determining base salary, annual incentives and long-term stock-based compensation. The Committee's philosophy is to set base salaries and performance-based variable compensation in the form of annual incentives under the Annual Incentive Plan between the 50th and 75th percentile of the energy and general industry comparative groups. The annual cash-based compensation is supplemented with restricted or contingent stock awards and option grants under the Long-Term Incentive Plan, again between the 50th and 75th percentile of the comparative groups, to emphasize long-term stock price appreciation and the concomitant increased stockholder value. The mix of compensation allows an executive's annual total compensation to fluctuate according to the Company's financial performance and value delivered to stockholders. In 2003, the target for total compensation of the executive officers was set between the 50th and the 75th percentile of the relevant comparative compensation group.

In establishing Mr. Neale's base salary for 2003, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable utility and energy companies. The Committee determined that Mr. Neale's base salary would be set between the 50th and 75th percentile of salaries in the comparative group, giving regard to Mr. Neale's proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, the target for Mr. Neale's total compensation was set between the 50th and the 75th percentile of the relevant comparative compensation group, dependent on the Company's financial performance. As with the other executives, Mr. Neale's annual incentive under the Annual Incentive Plan was based on the Company's performance against certain financial performance targets established by the Committee. As part of his total compensation package Mr. Neale also received stock options and contingent stock in 2003 under the Company's Long-Term Incentive Plan. Because the value of the options and contingent stock is a function of the price growth of the Company's stock, the amount Mr. Neale would realize from his options and contingent stock is directly related to increases in shareholder value.

The Committee determines annual incentive targets for all executive officers in accordance with the Annual Incentive Plan. Annual incentives awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate performance, rather than individual performance of the executive. The Annual Incentive Plan establishes a trigger amount of financial performance (below which no annual incentive is paid) and a maximum level (above which no additional annual incentive is paid). Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee's eligible earnings may be made to an employee's account in the Company's 401(k) Savings Plan on behalf of all eligible employees, including the executive officers, based on the identical overall corporate financial performance measure.

In 2003, the trigger was based on income from continuing operations (after accounting for the cost of the incentive plan). The range of awards and levels of awards (as a percent of base salary), if the financial performance trigger was achieved, were as follows:

                                                             Incentive at Trigger       Incentive at Maximum
------------------------------------------------------------------------------------------------------------
Chief Executive Officer                                            40.0%                      120.0%
Vice Chairman                                                      35.0%                      105.0%
Executive Vice President, Chief Operating Officer                  35.0%                      105.0%
Other Executive Vice Presidents and Senior Vice President          32.5%                       97.5%
Executive Vice President, Regulated Revenue                          30%                         90%
Other Vice Presidents                                              25.0%                       75.0%
---------------------------------------------------------------------------------------------------

For 2003, the Company exceeded the trigger amount of income from continuing operations, resulting in payments under the Annual Incentive Plan to most of the Company's employees and to the executive officers. In February and March 2004, the incentive payments were made amounting to approximately 118% of the trigger amounts and profit sharing contributions to the Company's 401(k) Savings Plan accounts were made at slightly above the trigger level of 0.5%.

Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company's total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued, at the time of the grant, using the Black-Scholes option pricing model, and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt's present value pricing model. In 2003, stock options and restricted or contingent stock were awarded to each of the Named Officers, and the number of awards of options and restricted or contingent stock granted to each Named Officer was based on the aforementioned considerations. The compensation value of stock options and the restricted and contingent shares depends on actual stock price appreciation.

The Committee's compensation policy is designed to ensure that the executives' total compensation packages align with and support the Company's business objectives while also aligning the interests of the executive officers with the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide shorter-term incentives. As such, the Company's long-term stock-based compensation is more focused on grants of restricted stock and contingent stock, with longer vesting and holding periods as compared with stock options. The target ratio of the value of the contingent or restricted stock awards to option grants for 2003 was approximately 75% to 25%.

Beginning in 2003, grants of restricted and contingent stock under the Long Term Incentive Plan were made pursuant to a new Time Accelerated Restricted Stock Award Program ("TARSAP"). Restrictions with respect to the TARSAP awards will lapse six years from the date of the grant; however, if at the end of a three-year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on the third anniversary of the date of the grant. The TARSAP program provides a compensation component that encourages stable, long-term growth and aligns the interests of the executives with that of the stockholders. For the three-year performance cycle commencing on January 1, 2003, the peer-group-relative performance target was based on a total stockholder return ranking within the 60th percentile and the absolute target was set at an annualized compound total stockholder return of at least 12%.

Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of "performance based compensation," will not be deductible by a corporation for federal income tax purposes. Because a significant portion of total compensation is performance-based and certain executives have agreed to limitations on the amount of grants under the Long-Term Incentive Plan which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2003. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.

The Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation of additional stockholder value.

                 OFFICER NOMINATION AND COMPENSATION COMMITTEE

                                 March 18, 2004
                          Steven C. Beering, Chairman
                                Arthur J. Decio
                                Robert J. Welsh

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY. The following table summarizes compensation for services to NiSource and its subsidiaries for the years 2003, 2002 and 2001 awarded to, earned by or paid to the Chief Executive Officer, the four other most highly compensated executive officers as of December 31, 2003 (collectively these individuals constitute the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term Compensation
                                                                                   ------------------------------------
                                                   Annual Compensation (1)                Awards              Payouts
                                              -------------------------------      -------------------------  ---------
                                                                      Other                       Securities  Long-Term   All other
                                                                      annual       Restricted        Under-   Incentive   Compen-
                                                                      compen-        Stock           lying     Plan        sation
                                              Salary     Bonus        sation        Award(s)        Options/  Payouts
Name and Principal Position           Year      ($)      ($)(2)       ($)(3)         ($)(4)         SARS (#)   ($)(5)     ($)(6)
------------------------------------------------------------------------------------------------------------------------------------
Gary L. Neale,                        2003    950,000    436,050       62,620       4,586,120       373,157          0     9,950
  Chairman, President and Chief       2002    950,000    361,000      105,943               -       194,064          0    18,827
  Executive Officer                   2001    950,000          0        9,774               -       160,377    285,000    22,273

Stephen P. Adik, (7)                  2003    500,000    650,500      112,669       1,665,880       135,546          0     5,240
  Vice Chairman                       2002    500,000    166,250        7,174               -        68,493    190,341     4,493
                                      2001    500,000          0        4,337               -        56,604          0     4,796

Samuel W. Miller, Jr                  2003    500,000    200,500            0         815,720        66,372          0     2,600
  Executive Vice President and        2002    166,666    166,550            -         204,387(8)          -          -         -
  Chief Operating Officer             2001          -          -            -               -             -          -         -

Michael W. O'Donnell                  2003    400,000    149,200            0         897,300        73,009    384,694    26,080
  Executive Vice President and        2002    400,000    123,500       12,183               -        25,472    492,339    24,000
  Chief Financial Officer             2001    400,000          0    2,385,937(9)            -                        0    24,850

S. LaNette Zimmerman                  2003    325,000    121,225            0         565,340        46,000    465,475    16,315
  Executive Vice President,           2002    304,166     98,000        2,583               -        20,047    582,776     1,221
  Human Resources and                 2001    291,650          0       11,870               -             -          0         0
  Communications
------------------------------------------------------------------------------------------------------------------------------------

(1) Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2) All bonuses are paid pursuant to the Annual Incentive Plan, except for a portion of the bonus paid to Mr. Adik upon his retirement in 2003. Mr. Adik's bonus included a retirement bonus of $450,000 in recognition of Mr. Adik's numerous years of service and contributions to the Company. For further discussion of the bonuses paid in 2003 please refer to the Officer Nomination and Compensation Committee Report on Executive Compensation.

(3) The 2003 amount for Mr. Neale includes $10,462 for financial advisory services, $14,159 for fair market value gain resulting from the purchase of a company vehicle and $9,479 for taxes paid by the Company as a result of such gain. The 2003 amount shown for Mr. Adik includes $80,769 paid to Mr. Adik for unused vacation days accrued as of the date of his retirement on December 31, 2003. The 2002 amount shown for Mr. Neale includes $73,076 paid to Mr. Neale to buy back unused vacation days. The 2001 amount for Mr. O'Donnell includes a relocation allowance of $49,407 and a related tax allowance of $40,793 as well as other amounts as described in note (8).

(4) Represents restricted and contingent stock awarded under the Company's Time Accelerated Restricted Stock Award Program ("TARSAP") which began in 2003. The amounts shown are based on the closing sale price of the Company's common stock on December 31, 2002, as reported on the New York Stock Exchange Composite Transactions Tape. Vesting of restricted stock under the Long Term Incentive Plan in prior years were performance based and are shown under the Long-Term Incentive Plan Payouts column. See Note 5 below. As of December 31, 2003, the total shares outstanding under the TARSAP (including those shares held by the Named Officers) was 709,785 with an aggregate value of $11,300,006.55, based on the Company's closing market price on such date ($21.94). For more information regarding the restricted and contingent stock awards under the TARSAP please see the Long-Term Incentive Plan Table and its accompanying footnotes on page [22].

(5) The payouts shown are based on the value, at date of vesting, of restricted stock awarded under the Long-Term Incentive Plan which vested during the years shown. Total shares of restricted stock and contingent stock held (assuming 100% vesting) and aggregate market value at December 31, 2003 (based on the closing sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows:
         Mr. Neale, 788,056 shares valued at $17,289,949; Mr. Adik, 276,647 shares valued at $6,069,635; Mr. O'Donnell, 76,928 shares valued at $1,687,800; Mr. Miller, 51,042 shares valued at $1,119,861; and Ms.
         Zimmerman, 65,525 shares valued at $1,437,619. Dividends on the restricted stock are paid in cash to the Named Officers. Dividends on the contingent stock are paid in additional shares of contingent stock.

(6) "All Other Compensation" represents Company contributions to the 401(k) Plan of $6,094 for Mr. Neale, $3,803 for Mr. Adik, $2,600 for Mr. Miller, $13,080 for Mr. O'Donnell, and $16,315 for Ms. Zimmerman. The amount shown for Mr. Neale also includes $3,856 term insurance costs for 2003 and for Mr. Adik also includes $1,437 term insurance costs for 2003. The amount shown for 2003 for Mr. O'Donnell also includes $13,000 paid by Columbia Energy Group to its Employee Savings Restoration Plan.

(7) Mr. Adik was Vice Chairman until his retirement from that post on December 31, 2003. For a description of Mr. Adik's retirement agreement see the discussion under the heading "Change in Control and Termination Agreements" on page [23].

(8) The amount shown represents a grant of restricted stock made to Mr. Miller in connection with the commencement of his employment with the Company. The amount shown is based on the closing sale price of the Company's common stock on September 1, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

(9) The compensation reported represents perquisites and other personal benefits as discussed in note (3) as well as phantom stock units granted to Mr. O'Donnell pursuant to an agreement under which the Company established a phantom stock unit account for his benefit which consisted initially of 73,020 units in consideration of his acceptance of employment and 26,533 units in consideration of his willingness to enter into a non-competition agreement with the Company. A phantom stock unit is a unit whose value is related to the value of the common stock of the Company. Mr. O'Donnell is entitled to receive dividend equivalents with respect to the units in either cash or additional units. Upon termination of employment, Mr. O'Donnell (or his beneficiary) will be entitled to receive from the Company a cash distribution in an amount, with respect to each unit credited to his account, equal to the greater of (i) the price per share of the Company's common stock at the close of business on the date of termination, and (ii) 85% of the price per share of the Company's common stock on November 1, 2000. The 26,533 units credited to Mr. O'Donnell's account in connection with the non-competition portion of the agreement, and any dividend equivalents paid thereon, are subject to forfeiture in the event that Mr. O'Donnell violates the non-competition provisions of the agreement at any time during the term of the agreement or for a period of one year following his termination. The amount shown represents the value of the phantom stock units granted pursuant to the Phantom Stock Agreement based on the closing sale price of the common stock on December 31, 2001, as reported in The Wall Street Journal.

OPTION GRANTS IN 2003. The following table sets forth information concerning the grants of options to purchase common stock made during 2003 to the Named Officers. No stock appreciation rights were awarded during 2003.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                   Number of       Percent of Total
                                   Securities        Options/SARS       Exercise
                                   Underlying         Granted to         or Base                               Grant Date
                                  Options/SARS       Employees in         Price          Expiration              Present
Name                              Granted (#)(1)    Fiscal Year (2)     ($/SH)(3)           Date               Value ($)(4)
---------------------------------------------------------------------------------------------------------------------------
Gary L. Neale                        373,157            15.54            19.84            12/31/2012            1,265,002
Stephen P. Adik                      135,546             5.50            19.84            12/31/2012              459,500
Samuel W. Miller, Jr                  66,372             2.69            19.84            12/31/2012              225,001
Michael W. O'Donnell                  73,009             2.96            19.84            12/31/2012              247,500
S. LaNette Zimmerman                  46,000             1.87            19.84            12/31/2012              155,940
---------------------------------------------------------------------------------------------------------------------------

(1) All options granted in 2003 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price may be paid by delivery of already owned shares of common stock and any tax withholding obligations related to exercise may be paid by delivery of already owned shares of common stock or by reducing the number of shares of common stock received on exercise, subject to certain conditions.

(2) Based on an aggregate of 2,464,996 options granted to all employees in 2003.

(3) The options were granted on January 1, 2003 at the average of high and low sale prices of the common stock on December 31, 2002 as reported on the New York Stock Exchange Composite Transactions Tape.

(4) Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the January 1, 2003 grants (expiring December 31, 2012) were as follows: expected volatility - 30% (estimated stock price volatility for the term of the grant); risk-free rate of return - 4.05% (the rate for a ten-year U.S. treasury); discount for risk of forfeiture - 10%; estimated annual dividend - $0.92; expected option term - ten years; and vesting - 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

OPTION EXERCISES IN 2003. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2003 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2003.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                    Number of Securities                Value of Unexercised
                                                                   Underlying Unexercised                  In-the-Money
                                                                      Options/SARS at                     Options/SARS at
                               Shares Acquired     Value              Fiscal Year-End (#)              Fiscal Year-End ($) (1)
                                 on Exercise      Realized       -----------------------------      ------------------------------
Name                                  (#)           ($)          Exercisable     Unexercisable      Exercisable      Unexercisable
----------------------------------------------------------------------------------------------------------------------------------
Gary L. Neale                      50,000          134,310          894,441          373,157          1,402,285          753,777
Stephen P. Adik                    16,000           56,023          341,097          135,546            528,618          273,803
Samuel W. Miller, Jr                    0                0                0           66,372                  0          134,071
Michael W. O'Donnell                    0                0           56,294           73,009             26,353          147,478
S. LaNette Zimmerman                    0                0           44,305           46,000             20,741           92,920
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the option exercise price and $21.86, the average of high and low sale prices of the common shares on December 31, 2003, as reported on the New York Stock Exchange Composite Transactions Tape.

Long-Term Incentive Plan Awards in 2003. The following table sets forth information concerning the shares of restricted stock and shares of contingent stock awarded pursuant to the Long-Term Incentive Plan during 2003 to each of the Named Officers.

                                                          Performance
                                         Number of          or Other                      Estimated Future Payouts Under
                                        Shares, Units     Period until                    Non-Stock Price-Based Plans (3)
                                          or Other         Maturation           -------------------------------------------------
Name                                      Rights (#)        or Payout           Threshold (#)       Target (#)        Maximum (#)
---------------------------------------------------------------------------------------------------------------------------------
Gary L. Neale (1)                         229,306            3/6 years            229,306            229,306            229,306
Stephen P. Adik (1)(3)                     83,294            3/6 years             83,294             83,294             83,294
Samuel W. Miller, Jr.(2)                   40,786            3/6 years             40,786             40,786             40,786
Michael W. O'Donnell (1)                   44,865            3/6 years             44,865             44,865             44,865
S. LaNette Zimmerman (1)                   28,267            3/6 years             28,267             28,267             28,267
---------------------------------------------------------------------------------------------------------------------------------

         (1) The awards for Messrs. Neale, Adik and O'Donnell and Ms. Zimmerman reflected above consist of grants of contingent stock under the Long Term Incentive Plan which were made on January 1, 2003, pursuant to the Company's TARSAP. Restrictions with respect to the awards will lapse on December 31, 2008; however, if at the end of the three year performance cycle (that began on January 1, 2003 and will end on December 31, 2005) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on December 31, 2005. If both of the targets are not met, restrictions with respect to the award will not lapse at the end of a three-year performance cycle but will lapse on the sixth anniversary of the date of grant of the award. The restrictions with respect to the awards will lapse upon the death or disability of the grantee. Upon (i) the death or disability of the grantee or (ii) the voluntarily or involuntarily termination without cause, upon the grantee having attained age 55 and completed 10 years of service with the Company or its affiliates, the grantee will receive a partial distribution of the contingent stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the contingent stock agreement between the Company and each grantee with respect to each grant.

         (2) The awards for Mr. Miller reflected above consist of grants of restricted stock under the Long Term Incentive Plan which were made on January 1, 2003, pursuant to the Company's Time Accelerated Restricted Stock Award Program ("TARSAP"). Restrictions with respect to the awards will lapse on December 31, 2008; however, if at the end of the three year performance cycle (that began on January 1, 2003 and will end on December 31, 2005) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on December 31, 2005. The restrictions with respect to the awards will lapse upon the death or disability of the grantee. Upon the death or disability of the grantee, the grantee will receive a partial distribution of the restricted stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the restricted stock agreement between the Company and each grantee with respect to each grant.

         (3) The award to Mr. Adik vested on January 1, 2004 as a result of his retirement from the Company and the terms of the Company's TARSAP program. At the time of vesting 33.33 percent or 27,764 shares granted to Mr. Adik vested. The remaining shares were forfeited.

         (4) In the case of each of the Named Officers, the restrictions with respect to both the restricted stock awards and the contingent stock awards will lapse and the Named Officer will be entitled to the underlying stock only to the extent that the value of shares for which the restrictions lapse in any calendar year, when added to other non-performance based compensation for that year, does not exceed $999,999.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table shows estimated annual benefits, giving effect to the Company's Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE

                                                                    Years of Service
                                       -----------------------------------------------------------------------------
REMUNERATION                               15               20             25                 30               35
--------------------------------------------------------------------------------------------------------------------
$  300,000                             $ 119,511       $  159,348      $  166,848        $  174,348       $  174,348
   400,000                               164,511          219,348         229,348           239,348          239,348
   500,000                               209,511          279,348         291,848           304,348          304,348
   600,000                               254,511          339,348         354,348           369,348          369,348
   700,000                               299,511          399,348         416,848           434,348          434,348
   800,000                               344,511          459,348         479,348           499,348          499,348
   900,000                               389,511          519,348         541,848           564,348          564,348
 1,000,000                               434,511          579,348         604,348           629,348          629,348
 1,100,000                               479,511          639,348         666,848           694,348          694,348
 1,200,000                               524,511          699,348         729,348           759,348          759,348
 1,300,000                               569,511          759,348         791,848           824,348          824,348
 1,400,000                               614,511          819,348         854,348           889,348          889,348
 1,500,000                               659,511          879,348         916,848           954,348          954,348
 1,600,000                               704,511          939,348         979,348         1,019,348        1,019,348
 1,700,000                               749,511          999,348       1,041,848         1,084,348        1,084,348
 1,800,000                               794,511        1,059,348       1,104,348         1,149,348        1,149,348
 1,900,000                               839,511        1,119,348       1,166,848         1,214,348        1,214,348
 2,000,000                               884,511        1,179,348       1,229,348         1,279,348        1,279,348
--------------------------------------------------------------------------------------------------------------------

The credited years of service for each of the Named Officers (other than Mr. O'Donnell), pursuant to the Pension Plan and Supplemental Executive Retirement Plan, are as follows: Gary L. Neale - 29 years; Stephen P. Adik -- 25 years; Samuel W. Miller, Jr. - 1 year; and S. LaNette Zimmerman - 23 years.

Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company's pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.

The pension plan was amended and restated effective July 1, 2002 to add a "cash balance feature." Participants in the plan as of December 31, 2002 were entitled to elect to remain in the "final average pay feature" of the plan or to begin participating in the new cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2002, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant's combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives including a lump sum option.

Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee's last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company's 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.

The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company.

         For each officer and employee who first participated in the Supplemental Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year for participants with between 20 and 30 years of service, less Primary Social Security Benefits or
(ii) the benefit formula under the Company's Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company's Pension Plan. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.

For each officer and employee who first participates in the Supplemental Retirement Plan on and after January 23, 2004, the Supplemental Executive Retirement Plan provides a credit into a notional account as of the last day of each year beginning on or after January 1, 2004 equal to five percent of the officer or employee's compensation. Interest will be credited to the account until distribution upon termination of employment after five or more years of service with the Company and its affiliates. In addition, the Officer Nomination and Compensation Committee, subject to approval of the Board of the Company, may authorize supplemental credits to an officer or employee's account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.

         Mr. O'Donnell continues to participate in the Retirement Plan of Columbia Energy Group Companies, a subsidiary of the Company. Mr. O'Donnell has 30 credited years of service under this plan. The formula for a retiree's monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree's final average compensation that does not exceed 1/2 of the average Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree's final average compensation in excess of 1/2 of the average Social Security wage base times years of service up to 30, plus (iii) .5% of the retiree's final average compensation times years of service between 30 and 40. In addition, Mr. O'Donnell participates in the Pension Restoration Plan for the Columbia Energy Group which provides for a supplemental retirement benefit equal to the difference between (i) the benefit he would have received under the Retirement Plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company's Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Retirement Plan. Effective January 1, 2004, Mr. O'Donnell will participate in the Supplemental Executive Retirement Plan, described above, based on his service and compensation with the Company and its affiliates from and after November 1, 2000.

         Effective January 1, 2004, the Company assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the plan the "Pension Restoration Plan for NiSource Inc. and Affiliates," and broadened the plan to include all employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code.

Effective January 1, 2004, the Company assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the plan the "Savings Restoration Plan for NiSource Inc. and Affiliates," and broadened the plan to include all employees of the Company and its affiliates. The revised Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company's Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Savings Plan.

The Company has entered into an agreement with Ms. Zimmerman which provides for an additional retirement benefit in the event Ms. Zimmerman's employment with the Company terminates for reasons other than her involuntary termination for good cause. In such event, Ms. Zimmerman's monthly retirement benefit under the Supplemental Executive Retirement Plan will be computed upon the assumption that her first day of service was January 1, 1981 and will be reduced by the amount of her retirement benefit that she receives under the pension plan of her previous employer.

CHANGE IN CONTROL AND TERMINATION AGREEMENTS

         The Company has entered into Change in Control and Termination Agreements with Mr. Neale and the other Named Officers, except Mr. Miller. The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years' notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control or, in the case of Mr. Neale, at any time during this 24 month period. No amounts will be payable under the agreements if the executive's employment is terminated by the Company for good cause (as defined in the agreements).

         The agreements provide for the payment of three times the executive's current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive's targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the three-year period following the executive's termination under the Company's Supplemental Executive Retirement Plan and qualified retirement plans. All stock options held by the executive would become immediately exercisable upon the date of termination of employment, and the restrictions would lapse on all restricted shares awarded to the executive. The Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute penalty tax imposed on the payment of amounts under the contracts.

         During the three-year period following the executive's termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during the three-year period following the executive's termination, all amounts payable to the executive will be paid to a named beneficiary.

         The agreement with Mr. Neale provides for the same severance payments as described above in the event his employment is terminated at any time by the Company (other than for good cause) or due to death or disability, or if he voluntarily terminates employment with good reason (as defined in the agreement), even in the absence of a change in control.

         In connection with Mr. Adik's retirement and in recognition of his past service and contribution with the Company, the Company entered into a retirement agreement with Mr. Adik entitling him to receive a cash bonus of $450,000 and a grant of restricted shares of common stock equal to $450,000 divided by the closing price of a share of the Company's common stock on January 2, 2004. The restrictions will lapse on the earlier of April 17, 2005 or Mr. Adik's death. Under this agreement, Mr. Adik would be entitled to receive 34,754 shares of the Company's common stock in the event that certain change in control events occur within a specified period of time following his date of retirement. As compensation for his accrued and unused vacation days, Mr. Adik received a payment of $80,769 under this retirement agreement.

         The Company also has an arrangement with Mr. Miller that, in the event that his employment is terminated as a result of a change in control of the Company prior to September 1, 2004, he would receive a payment equal to one year of his base pay, target bonus and the pro-rata value of the grants made to Mr. Miller under the Company's Long-term Incentive Plan through the date of termination.

         In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the Chief Executive Officer) under the Company's Long-term Incentive Plan will immediately vest.

COMPENSATION OF THE COMPANY'S DIRECTORS

The Company pays each director who is not receiving a salary from the Company $30,000 annually, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each chairmanship of the Executive, the Environmental, Health and Safety, and the Public Affairs and Career Development Committees, $10,000 annually for each chairmanship of the Audit, the Corporate Governance and the Officer Nomination and Compensation Committees, $1,200 for each board meeting attended and $750 per committee meeting attended. Under a deferred compensation arrangement, directors may elect to have their fees deferred in the current year and credited to an interest-bearing account or to a phantom stock account for payment in the future.

The Company's Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board prior to December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. Directors who are first elected or appointed to the board after 2001 are not eligible to participate in the Retirement Plan. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director's retirement from the board and will be paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company's Nonemployee Director Stock Incentive Plan, restricted stock units of comparable value to the present value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. Directors who elected to opt out of the Retirement Plan and directors first elected after 2001 will not receive a retirement benefit under the Retirement Plan, but instead may receive, at the discretion of the Corporate Governance Committee, additional restricted shares of common stock and/or restricted stock unit grants under the Company's Nonemployee Director Stock Incentive Plan, as amended and restated effective January 1, 2004, to ensure that the retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package.

During 2003, the Company's Nonemployee Director Stock Incentive Plan provided for a grant of 2,600 restricted shares of common stock and a grant of 600 restricted stock units to each nonemployee director of the Company upon his or her election or re-election as a director of the Company. In 2003, Messrs. Decio and Welsh each received a grant of 2,600 restricted shares of common stock and 600 restricted stock units under the plan.

Effective January 1, 2004, each nonemployee director shall receive, as part of his or her annual retainer, an annual award of restricted shares of common stock or restricted stock units, or a combination thereof, equal to $20,000 (in addition to the cash payment described above) to be granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant shall be determined by dividing $5,000 by the average of the high and low price of the Company's common stock on the last business day of the relevant quarter. In addition, beginning in 2004, upon election, re-election or appointment to the board, each nonemployee director shall receive an award of restricted shares of common stock or restricted stock units equal to $30,000 for each year of the term for which such director has been elected, re-elected or appointed. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, shall be determined by dividing the amount of the grant by the average of the high and low price of the Company's common stock on the date of such election, re-election or appointment.

The grants of both the restricted shares of common stock and the restricted stock units under the Company's Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director's stock and units vesting five years after the date of award. However, the grants vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. Dividends are paid to holders of restricted stock in cash on the date dividends are actually paid to stockholders of the Company. Additional restricted stock units are credited to each nonemployee director with respect to the units included in his or her account from time to time to reflect dividends paid to stockholders of the Company with respect to common stock. The units have no voting or other stock ownership rights and are payable in shares of the Company's common stock.

The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company's common stock rather than shares of restricted stock or restricted stock units; if so, then, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director shall be granted a nonqualified option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company.

The Company has adopted a Directors' Charitable Gift Program for nonemployee directors. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director's private foundation is not eligible to receive donations under the program. All current nonemployee directors are eligible to participate in the program.

PART III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.


Name and Address of Beneficial Owner                 Amount and Nature of Beneficial Ownership        Percent of Class Outstanding
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RESEARCH & MANAGEMENT COMPANY                               19,031,870                                     7.3(1)
333 South Hope Street, 55th Floor
Los Angeles, California 90071 - Update
----------------------------------------------------------------------------------------------------------------------------------

(1) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 on behalf of Capital Research & Management Company.

The following table contains information about the beneficial ownership of the Company's common stock as of March 1, 2004, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

                                                               Amount and Nature of
Name of Beneficial Owner                                    Beneficial Ownership (1)(2)
---------------------------------------------------------------------------------------
Stephen P. Adik                                                      751,828
Steven C. Beering                                                     11,199
Arthur J. Decio                                                       13,100
Dennis E. Foster                                                      12,806
Gary L. Neale                                                      1,908,839
Samuel W. Miller, Jr                                                 149,041
Ian M. Rolland(3)                                                     26,777
John W. Thompson                                                      15,914
Robert J. Welsh                                                       16,600
Carolyn Y. Woo                                                         4,000
Roger A. Young                                                        33,780
Michael W. O'Donnell                                                 165,848
S. LaNette Zimmerman                                                 146,543
All directors and executive officers as a group                    3,793,591
---------------------------------------------------------------------------------------

(1) The number of shares owned includes shares held in the Company's Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company's Tax Deferred Savings Plans (the "401(k)"), Employee Stock Purchase Plan and restricted shares awarded under the Company's 1988 and 1994 Long-Term Incentive Plans (the "Incentive Plans") and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.44 percent of the common stock outstanding as of March 1, 2004.

(2) The totals include shares for which the following executive officers have a right to acquire beneficial ownership, within 60 days after March 1, 2004, by exercising stock options granted under the Incentive
         Plan: Stephen P. Adik - 476,643 shares; Gary L. Neale - 1,267,598 shares; Samuel W. Miller, Jr. 66,372 shares; Michael W. O'Donnell - 129,303 shares; S. LaNette Zimmerman - 90,305 shares; and all executive officers as a group - 2,289,698 shares.

(3) The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership. .

PART III(c).  CONTRACTS AND TRANSACTIONS.

None.

PART III (d). INDEBTEDNESS.

None.

PART III (e). PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6 Part III (a) above.

PART III (f). DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. EXPENDITURES FOR ANY POLITICAL PARTY, CANDIDATE FOR PUBLIC OFFICE OR HOLDER OF SUCH OFFICE, OR ANY COMMITTEE OR AGENT THEREFORE.

Name of
Company     Recipient of Beneficiary                       Purpose                             Accounts Charged           Amount ($)
------------------------------------------------------------------------------------------------------------------------------------
CMD      Employee Political Action Fund      Legal, accounting and solicitation           General and Administrative        12,858
COH                                          services rendered by employees for
CPA                                          Employees Political Action Fund
CGV                                          registered with the Federal Election
                                             Committee
------------------------------------------------------------------------------------------------------------------------------------

PART II.      EXPENDITURES FOR ANY CITIZENS GROUP OR PUBLIC RELATIONS COUNSEL.

Calendar Year 2003

    Name of Company and Name or
Number of Recipients or Beneficiaries                        Purpose                       Accounts Charged              Amount ($)
-----------------------------------------------------------------------------------------------------------------------------------
BSG
   7 Various Chambers of Commerce                       Economic Development            General & Administrative          22,084

NU
   2 Various Chambers of Commerce                       Economic Development            General & Administrative           2,900

CGV
   10 Various Chambers of Commerce                      Economic Development            General & Administrative          12,853

CKY
   11 Various Chamber of Commerce and
      Better Business Bureaus                           Economic Development            General & Administrative           6,455

CMD
   2 Various Chambers of Commerce                       Economic Development            General & Administrative             900

COH
   43 Various Chamber of Commerce and
      Better Business Bureaus                           Economic Development            General & Administrative          39,073

CPA
   20 Various Chamber of Commerce and
      Better Business Bureaus                           Economic Development            General & Administrative          29,038

NIP
   Greater Fort Wayne Chamber of Commerce               Economic Development            General & Administrative          25,000
   Indiana Northeast Development                        Economic Development            General & Administrative          13,965
   12 Various Economic Development Corporations         Economic Development            General & Administrative          42,260

TCO
   6 Various Chambers of Commerce                    Information and Education          General & Administrative          15,654

CGT
   Tennessee Chamber of Commerce                     Information and Education          General & Administrative             455

KOKO
   2 Various Chamber of Commerce                        Economic Development            General & Administrative            2812

NIFL
   5 Various Chamber of Commerce                         Community Support              General & Administrative             427
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I.       INTERCOMPANY CONTRACTS.

For the year ended December 31, 2003:

                                                                                                                     In Effect on
                                                   Serving       Receiving                                             Dec. 31
                 Transaction                       Company       Company        Compensation ($)  Date of Contract    (YES or NO)
---------------------------------------------------------------------------------------------------------------------------------
Management & Business Services                       BSG            NU               797,302         1/1/1979            YES
Aircraft Support Personnel                           NIP            NCS              792,933           N/A               N/A
Helicopter Usage                                     NIP            NCS               22,258           N/A               N/A
Intense Computer System Fees                         NPM            NIP              179,827           N/A               N/A
Substation Services                                  NIP            PRI               49,007           N/A               N/A
Oderant and Moisture Analysis Services               NIP         NIFL/KOKO            10,706           N/A               N/A
Training Services                                    NIP     KOKO/CPA/COH/PRI/        14,539           N/A               N/A
                                                               NCS/NIFL/BSG
Fixed Fee Billings for O&M Agreements                TCO           GSGT              125,916         7/1/2003            YES
Billings for O&M Agreements                          TCO         GSGT/NCP            109,330           N/A               YES
Replacement of Dennit Road Crossing                  TCO           GSGT              200,679           N/A               YES
Installation of Indirect Fired Heaters               TCO           GSGT              342,070           N/A               YES
Replacement of I-95 Crossing                         TCO           GSGT              109,648           N/A               YES
Replacement of Rt 111 Pipe                           TCO           GSGT              269,787           N/A               YES
Replacement of Saco River Crossing                   TCO           GSGT              191,488           N/A               YES
Replacement of Ted Long Pipe                         TCO           GSGT               62,686           N/A               YES
Operating/Administrative Services                    TCO     CNS/CMC/CNR/CKY/        437,616           N/A               YES
                                                             COH/CMD/CPA/CGV
Nye Compressor Resylindering                         TCO            CNR              152,481           N/A               YES
Chart Processing                                     TCO            CNR              182,250         1/1/2001            YES
Fixed Fee Billings                                   TCO            NCP              176,058         7/1/2003            YES
Administrative Services                              TCO            NCS               75,835           N/A               YES
Construction Project Support                         TCO            CGT              135,786           N/A               YES
Install MS4182                                       TCO            CGT               36,997           N/A               YES
Install GIS Software                                 TCO            CGT               35,587           N/A               YES
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     In Effect on
                                                   Serving       Receiving                                             Dec. 31
                 Transaction                       Company       Company        Compensation ($)  Date of Contract    (YES or NO)
---------------------------------------------------------------------------------------------------------------------------------
Minor Construction and Administrative Services       TCO            CGT              107,830           N/A               NO
Fixed Fee Billing                                    TCO            CGT            7,246,800         1/1/2001            YES
Project Development                                  TCO            MPL              151,733           N/A               YES
Administrative Services                              TCO            CTC              127,208           N/A               NO
Access to TCO's X25 Network for Telemetry Info       TCO        COH/CPA/CGV           82,716           N/A               YES
Operating Agreement - Lexington, CS                  TCO            CVA               87,600           N/A               YES
Sale of Capacity                                     TCO            CVA              110,880        11/1/1999            YES
Install Tap & EM on Meter 836715                     TCO            CVA               25,390           N/A               YES
Fixed Fee Billings for O&M Agreements                CGT            TCO               40,536       7/86 & 10/91          YES
Fixed Fee Billings for O&M Agreements                CGT          CPL/CDW             45,672           N/A               YES
Direct Billing of Management (Executive) Salary      CGT            TCO              504,172           N/A               YES
Billing for O&M Agreements                           CGT            CTC               68,827           N/A               NO
Fixed Fee Billings for O&M Agreements                CGT            TCO               69,768        10/14/1996           YES
Line 1278 Pigging and Replacement form Millrift MS
  to Easton CS                                       CGT            TCO               52,038           N/A               YES
Maintenance Service on Pipeline                      NITC          CROSS             586,161        10/14/1996           YES
---------------------------------------------------------------------------------------------------------------------------------

PART II. SYSTEM CONTRACTS TO PURCHASE GOODS OR SERVICES FROM ANY AFFILIATE (OTHER THAN A SYSTEM COMPANY) OR A COMPANY IN WHICH ANY OFFICER OR DIRECTOR IS A PARTNER OR OWN 5% OR MORE OF ANY CLASS OF EQUITY SECURITIES.

None.

PART III. SYSTEM CONTRACTS WITH OTHERS ON A CONTINUING BASIS FOR MANAGEMENT, SUPERVISORY, OR FINANCIAL ADVISORY REVIEW.

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I.       BUSINESS, CAPITAL, DEBT TO EQUITY RATIO AND SERVICE CONTRACTS.

(a)           Company, location and business address.

              Bay State GPE, Inc. (BSGPE)

              BSGPE, a Massachusetts corporation, at 300 Friberg Parkway, Westborough, Massachusetts is an EWG. It owns a turbo expander in Agawam, Massachusetts that generates electricity from a turbine engine as gas pressure is reduced when transferred from high pressure interstate pipelines to lower pressure local distribution pipes. BSGPE is a wholly owned subsidiary of Bay State Gas.

              Whiting Clean Energy, Inc. (WCE)

              WCE, a wholly owned subsidiary of PEI Holdings, Inc., is an EWG. WCE's business address is 801 E. 86th Avenue, Merrillville, Indiana. NiSource owns a combined-cycle cogeneration facility located at BP's Whiting, Indiana refinery consisting of two gas-fired combustion turbines (each with a generating capacity of 166 megawatts) and a 213-megawatt steam turbine generator. WCE is responsible for the operation and maintenance of the facility.

(b)           Type and amount of capital invested.

              When BSGPE was incorporated, Bay State Gas acquired all of the issued and outstanding shares of BSGPE's common stock for $1,000. Bay State also transferred ownership of the turbo expander and related facilities to BSGPE at its net book value. Neither Bay State Gas, nor NiSource, Inc. has made any financial guarantee to any party for BSGPE.

              PEI Holdings, Inc.'s investment in WCE consists mainly of its guarantee of WCE's performance under the lease through its parent NiSource Inc. NiSource owns the WCE facility and has approximately $304.1 of long-term debt on its balance sheet

(c) Ratio of debt to common equity and earnings of the company for the year ended December 31, 2003.

              As of December 31, 2003, BSGPE had no debt outstanding and for the calendar year 2003, the turbo expander did not operate and did not generate revenue. BSGPE had net income of $44,894 for 2003.

              WCE had $81.5 million in notes payable outstanding at December 31, 2003 to NiSource Finance Corp. WCE had $304.1 million of debt outstanding to third parties. The debt to equity ratio for WCE at December 31, 2003 is not meaningful since the company's equity capitalization is effectively zero. For 2003, WCE had a net loss of$30.0 million.

(d)           Service, sales or construction contracts with system companies.

              BSGPE currently has no service, sales or construction contracts with another system company.

              WCE purchased $22.3 million of natural gas from TPC during 2003.

PART II.      ORGANIZATION CHART.

BSGPE is a wholly owned subsidiary of Bay State Gas Company. WCE is a wholly owned subsidiary of PEI Holdings, Inc. Bay State Gas Company and PEI Holdings, Inc. are wholly owned subsidiaries of NiSource, Inc. See Exhibit G for an organization chart showing BSGPE and WCE in relation to the other NiSource, Inc. system companies.

PART III.     AGGREGATE INVESTMENT IN EWG'S AND FOREIGN UTILITY COMPANIES.

NiSource, Inc.'s aggregate investment in BSGPE is approximately $0.2 million and its investment in WCE, as discussed in Part I (b), is approximately $304.1 million. The ratio of NiSource, Inc.'s aggregate investment in BSGPE and WCE to its aggregate investment in its domestic public-utility subsidiary companies is less than 1% based on the current book values of the utility subsidiaries.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

TABLE OF CONTENTS


                                                                                                 CONSOLIDATED
                                                                                  CONSOLIDATED     STATEMENT       CONSOLIDATED
                                                                CONSOLIDATED       STATEMENT       OF COMMON       STATEMENT OF
          NAME OF COMPANY (COMPANY ABBREVIATION)                BALANCE SHEET      OF INCOME      STOCK EQUITY      CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
NISOURCE INC. (NI)                                              F-1               F-2             F-3              F-4
   Bay State Gas Company (BSG)                                  F-1, F-1A         F-2, F-2A       F-3, F-3A        F-4, F-4A
     Subsidiaries:
       Bay State GPE, Inc. (BSGPE)                              F-1A              F-2A            F-3A             F-4A
       Boundry Gas, Inc. (BDY)                                  N/A               N/A             N/A              N/A
       Northern Utilities, Inc. (NU)                            F-1A              F-2A            F-3A             F-4A
   Columbia Energy Group (CG)                                   F-1, F-1B         F-2, F-2B       F-3, F-3B        F-4, F-4B
     Subsidiaries:
       Columbia Accounts Receivable Corporation  (CAR)          F-1B              F-2B            F-3B             F-4B
       Columbia Atlantic Trading Corporation (CAT)              F-1B              F-2B            F-3B             F-4B
       Columbia Deep Water Services Company (CDW)               F-1B              F-2B            F-3B             F-4B
       Columbia Energy Group Capital Corporation (CCC)          F-1B, F-1C        F-2B, F-2C      F-3B, F-3C       F-4B, F-4C
         Subsidiary:
          TriStar Gas Technologies, Inc. (TGT) *                F-1C              F-2C            F-3C             F-4C
       Columbia Energy Resources, Inc. (CER)                    F-1B, F-1D        F-2B, F-2D      F-3B, F-3D       F-4B, F-4D
         Subsidiaries:
          Alamco-Delaware, Inc. (AD)                            F-1D              F-2D            F-3D             F-4D
          Columbia Natural Resources, Inc. (CNR)                F-1D              F-2D            F-3D             F-4D
          Columbia Natural Resources Canada, Ltd. (CNRCL)       F-1D              F-2D            F-3D             F-4D
          Hawg Hauling & Disposal, Inc. (HH)                    F-1D              F-2D            F-3D             F-4D
       Columbia Energy Services Corporation (CES)               F-1B              F-2B            F-3B             F-4B
       Columbia Gas of Kentucky, Inc. (CKY)                     F-1B              F-2B            F-3B             F-4B
       Columbia Gas of Maryland, Inc. (CMD)                     F-1B              F-2B            F-3B             F-4B
       Columbia Gas of Ohio, Inc. (COH)                         F-1B              F-2B            F-3B             F-4B
       Columbia Gas of Pennsylvania, Inc. (CPA)                 F-1B              F-2B            F-3B             F-4B
       Columbia Gas of Virginia, Inc. (CGV)                     F-1B              F-2B            F-3B             F-4B
       Columbia Gas Transmission Corporation (TCO)              F-1B              F-2B            F-3B             F-4B
       Columbia Gulf Transmission Company (CGT)                 F-1B              F-2B            F-3B             F-4B
       Columbia Network Services Corporation (CNS)              F-1B, F-1E        F-2B, F-2E      F-3B, F-3E       F-4B, F-4E
         Subsidiary:
          CNS Microwave, Inc. (CMC)                             F-1E              F-2E            F-3E             F-4E
       Columbia Petroleum Corporation (PET) *                   INACTIVE          INACTIVE        INACTIVE         INACTIVE
       Columbia Remainder Corporation (CRC)                     F-1B              F-2B            F-3B             F-4B
         Subsidiaries:
          Columbia Electric Binghamton General Corp. (CEB) *    INACTIVE          INACTIVE        INACTIVE         INACTIVE
-----------------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2003.



                                                                                CONSOLIDATED       STATEMENT       CONSOLIDATED
                                                                CONSOLIDATED    STATEMENT         OF COMMON         STATEMENT OF
        NAME OF COMPANY (COMPANY ABBREVIATION)                  BALANCE SHEET   OF INCOME        STOCK EQUITY       CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
       Columbia Electric Binghamton Limited Corp. (CEBL) *      INACTIVE        INACTIVE          INACTIVE          INACTIVE
       Columbia Electric Haverstraw Corporation (CHC) *         INACTIVE        INACTIVE          INACTIVE          INACTIVE
       Haverstraw Bay, LLC (HBL) *                              INACTIVE        INACTIVE          INACTIVE          INACTIVE
    Columbia Service Partners, Inc. (CSP)                       F-1B, F-1F      F-2B, F-2F        F-3B, F-3F        F-4B, F-4F
      Subsidiaries:
       Columbia Assurance Agency, Inc. (CAA)                    F-1F            F-2F              F-3F              F-4F
       Columbia Service Partners of Virginia, Inc. (CSPV)*      INACTIVE        INACTIVE          INACTIVE          INACTIVE
    Columbia Transmission Communications Corporation (CTC)      F-1B            F-2B              F-3B              F-4B
    NiSource Insurance Corporation Limited (NICL)               F-1B            F-2B              F-3B              F-4B
EnergyUSA, Inc. (IN) (EUII)                                     F-1, F-1G       F-2, F-2G         F-3, F-3G         F-4, F-4G
  Subsidiaries:
    EnergyUSA Commercial Energy Services, Inc. (EUC)            F-1G            F-2G              F-3G              F-4G
    EnergyUSA Retail, Inc. (EUR)                                F-1G            F-2G              F-3G              F-4G
    EnergyUSA, Inc. (MA) (EUIM)                                 F-1G, F-1H      F-2G, F-2H        F-3G, F-3H        F-4G, F-4H
      Subsidiaries:
       EnergySPE, Inc. (ESPE) *                                 F-1H            F-2H              F-3H              F-4H
       EnergyUSA (Connecticut), Inc. (EUIC)                     F-1H, F-1I      F-2H, F-2I        F-3H, F-3I        F-4H, F-4I
         Subsidiaries:
            EnergyUSA Engineering, Inc. (EUE)                   F-1I            F-2I              F-3I              F-4I
            EnergyUSA Mechanical, Inc. (EUM) *                  F-1I            F-2I              F-3I              F-4I
    EnergyUSA-TPC Corp. (TPC)                                   F-1G, F-1J      F-2G, F-2J        F-3G, F-3J        F-4G, F-4J
      Subsidiary:
       EnergyUSA - Appalachian Corp. (EUA)                      F-1J            F-2J              F-3J              F-4J
    NI Energy Services Transportation, Inc. (NEST)              F-1G            F-2G              F-3G              F-4G
    NI Fuel Company, Inc. (NIFC) *                              F-1G            F-2G              F-3G              F-4G
    NI-TEX, Inc. (NITEX)                                        F-1G            F-2G              F-3G              F-4G
    NI-TEX Gas Services, Inc. (NGS)                             F-1G            F-2G              F-3G              F-4G
Granite State Gas Transmission, Inc. (GSGT)                     F-1, F-1K       F-2, F-2K         F-3, F-3K         F-4, F-4K
  Subsidiaries:
      Bay State Energy Enterprises, Inc. (BSEE) *               F-1K            F-2K              F-3K              F-4K
IWC Resources Corporation (IWCR) *                              F-1, F-1L       F-2, F-2L         F-3, F-3L         F-4, F-4L
  Subsidiaries:
    Harbour Water Corporation (HWC) *                           F-1L            F-2L              F-3L              F-4L
    Indianapolis Water Company (IWC) *                          F-1L            F-2L              F-3L              F-4L
      Subsidiaries:
       White River Environmental Partnership, Inc. (WRP) *      INACTIVE        INACTIVE          INACTIVE          INACTIVE
    Irishman's Run Acquisition Corporation (IRAC) *             F-1L            F-2L              F-3L              F-4L
-----------------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2003.

                                                                                       CONSOLIDATED     STATEMENT      CONSOLIDATED
                                                                 CONSOLIDATED           STATEMENT       OF COMMON      STATEMENT OF
        NAME OF COMPANY (COMPANY ABBREVIATION)                   BALANCE SHEET          OF INCOME      STOCK EQUITY     CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
       IWC Morgan Water Corporation (IWCM) *                     F-1L                   F-2L            F-3L            F-4L
       Lawrence Water Company, Inc. (LWC) *                      F-1L                   F-2L            F-3L            F-4L
       Liberty Water Corporation (LWAC) *                        F-1L                   F-2L            F-3L            F-4L
       The Darlington Water Works Company (DWWC) *               F-1L                   F-2L            F-3L            F-4L
   Kokomo Gas and Fuel Company (KOKO)                            F-1                    F-2             F-3             F-4
     Subsidiary:
       KGF Trading Company (KGF) *                               INACTIVE               INACTIVE        INACTIVE        INACTIVE
   NI Energy Services, Inc. (NESI)                               F-1, F-1M              F-2, F-2M       F-3, F-3M       F-4, F-4M
     Subsidiaries:
       Crossroads Pipeline Company (CROSS)                       F-1M                   F-2M            F-3M            F-4M
       NESI Power Marketing, Inc. (NPM) *                        F-1M                   F-2M            F-3M            F-4M
       NiSource Energy Services Canada, Ltd. (NESCL) *           F-1M                   F-2M            F-3M            F-4M
   NiSource Capital Markets, Inc. (NCM)                          F-1                    F-2             F-3             F-4
   NiSource Capital Trust I (NCT)                                F-1                    F-2             F-3             F-4
   NiSource Corporate Services Company (NCS)                     F-1                    F-2             F-3             F-4
   NiSource Development Company, Inc. (NDEV)                     F-1, F-1N              F-2, F-2N       F-3, F-3N       F-4, F-4N
     Subsidiaries:
       Cardinal Property Management, Inc. (CARD)                 F-1N                   F-2N            F-3N            F-4N
       JOF Transportation Company (JOF)                          F-1N                   F-2N            F-3N            F-4N
       Lake Erie Land Company (LEL)                              F-1N, F-1O             F-2N, F-2O      F-3N, F-3O      F-4N, F-4O
         Subsidiary:
          SCC Services, Inc. (SCC)                               F-1O                   F-2O            F-3O            F-4O
       NDC Douglas Properties, Inc. (NDC)                        F-1N                   F-2N            F-3N            F-4N
       South Works Power Company (SWP) *                         F-1N                   F-2N            F-3N            F-4N
   NiSource Energy Technologies, Inc. (NET)                      F-1                    F-2             F-3             F-4
   NiSource Finance Corp. (NFC)                                  F-1                    F-2             F-3             F-4
   NiSource Retail Services, Inc. (NRS)                          F-1                    F-2             F-3             F-4
   Northern Indiana Fuel and Light Company, Inc. (NIFL)          F-1, F-1P              F-2, F-2P       F-3, F-3P       F-4, F-4P
     Subsidiary:
       Northern Indiana Trading Company, Inc. (NITC)             F-1P                   F-2P            F-3P            F-4P
   Northern Indiana Public Service Company (NIP)                 F-1, F-1Q              F-2, F-2Q       F-3, F-3Q       F-4, F-4Q
     Subsidiary:
       NIPSCO Receivables Corporation (NRC)                      F-1Q                   F-2Q            F-3Q            F-4Q
---------------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2003.

                                                                        CONSOLIDATED           STATEMENT       CONSOLIDATED
                                                      CONSOLIDATED       STATEMENT            OF COMMON        STATEMENT OF
     Name of Company (Company abbreviation)           BALANCE SHEET      OF INCOME           STOCK EQUITY       CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------

   PEI Holdings, Inc. (PEI)                           F-1, F-1R              F-2, F-2R            F-3, F-3R         F-4, F-4R
     Subsidiaries:
       Cokenergy, Inc.  (CEI)                         F-1R                   F-2R                 F-3R              F-4R
       Harbor Coal Company  (HCC)                     F-1R                   F-2R                 F-3R              F-4R
       Ironside Energy LLC (IEL)                      F-1R                   F-2R                 F-3R              F-4R
       Lakeside Energy Corporation (LEC)              F-1R                   F-2R                 F-3R              F-4R
       North Lake Energy Corporation (NLEC)           F-1R                   F-2R                 F-3R              F-4R
       Portside Energy Corporation (PORT)             F-1R                   F-2R                 F-3R              F-4R
       Whiting Clean Energy, Inc. (WCE)               F-1R                   F-2R                 F-3R              F-4R
       Whiting Leasing LLC (WLC)                      F-1R                   F-2R                 F-3R              F-4R

----------------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2003.

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1 (1 of 8)


                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                 F-1      F-1       F-1                Consolidating
          As of December 31, 2003 ($ in thousands)            Page 3    Page 5    Page 7   Combined       Entries     Consolidated
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                *        *         *          *             *         15,991,532
    Accumulated depreciation and amortization                                                                          (7,095,918)
---------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                                                   8,895,614
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                                                409,273
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                                                      9,304,887
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries                                                                      -
    Assets of discontinued operations and assets held for sale                                                              6,500
    Unconsolidated affiliates                                                                                             113,196
    Other investments                                                                                                      67,384
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                                                         187,080
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                                                              27,284
    Restricted cash                                                                                                        22,780
    Accounts receivable (less reserve)                                                                                    511,111
    Unbilled revenue (less reserve)                                                                                       303,250
    Gas inventory                                                                                                         429,363
    Underrecovered gas and fuel costs                                                                                     203,219
    Materials and supplies, at average cost                                                                                71,427
    Electric production fuel, at average cost                                                                              29,039
    Price risk management assets                                                                                           74,304
    Exchange gas receivable                                                                                               174,829
    Regulatory assets                                                                                                     114,456
    Prepayments and other                                                                                                 101,789
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                                    2,062,851
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                                                          114,431
    Regulatory assets                                                                                                     575,472
    Goodwill                                                                                                            3,704,025
    Intangible assets                                                                                                     527,083
    Deferred charges and other                                                                                            147,949
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                                      5,068,960
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                           16,623,778
=================================================================================================================================

*CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1 (2 of 8)


                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                         F-1     F-1     F-1             Consolidating
As of December 31, 2003 ($ in thousands)                               Page 4  Page 6  Page 8  Combined     Entries    Consolidated
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                        *       *       *       *           *         4,415,880
Preferred Stocks--
    Series without mandatory redemption provisions                                                                          81,114
Long-term debt, excluding amounts due within one year                                                                    5,993,367
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                                                    10,490,361
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                                                                      118,338
    Short-term borrowings                                                                                                  685,500
    Accounts payable                                                                                                       496,589
    Dividends declared on common and preferred stocks                                                                        1,818
    Customer deposits                                                                                                       80,368
    Taxes accrued                                                                                                          210,847
    Interest accrued                                                                                                        82,443
    Overrecovered gas and fuel costs                                                                                        29,169
    Price risk management liabilities                                                                                       36,483
    Exchange gas payable                                                                                                   290,805
    Current deferred revenue                                                                                                28,198
    Regulatory liabilities                                                                                                  73,659
    Accrued liability for postretirement and postemployment benefits                                                        56,846
    Other accruals                                                                                                         417,955
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                                                2,609,018
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                                                          163
    Deferred income taxes                                                                                                1,595,888
    Deferred investment tax credits                                                                                         87,317
    Deferred credits                                                                                                        72,734
    Noncurrent deferred revenue                                                                                            112,973
    Accrued liability for post retirement and post employment benefits                                                     406,944
    Preferred stock liabilities with mandatory redemption provisions                                                         2,438
    Liabilities of discontinued operations and liabilities held for sale                                                         -
    Regulatory liabilities                                                                                               1,061,569
    Other noncurrent liabilities                                                                                           184,373
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                                              3,524,399
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                                    -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                                    16,623,778
===================================================================================================================================

*CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1 (3 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                                                                         F-1 Page 3
As of December 31, 2003 ($ in thousands)                        NI     BSG           CG         EUII     GSGT      IWCR     Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                *        *       8,263,099       *       *         *         *
    Accumulated depreciation and amortization                                    (3,696,371)
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                             4,566,728
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                            1,798
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                4,568,526
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries                                -
    Assets of discontinued operations and assets held for sale                        6,500
    Unconsolidated affiliates                                                        33,545
    Other investments                                                                40,877
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                    80,922
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                        69,882
    Restricted cash                                                                   3,608
    Accounts receivable (less reserve)                                              299,497
    Unbilled revenue (less reserve)                                                 181,021
    Gas inventory                                                                   246,300
    Underrecovered gas and fuel costs                                               163,710
    Materials and supplies, at average cost                                          22,217
    Electric production fuel, at average cost                                             -
    Price risk management assets                                                     35,155
    Exchange gas receivable                                                         145,108
    Regulatory assets                                                                92,031
    Prepayments and other                                                            75,840
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                              1,334,369
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                    110,446
    Regulatory assets                                                               338,650
    Goodwill                                                                              -
    Intangible assets                                                                   931
    Deferred charges and other                                                       89,083
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                  539,110
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                      6,522,927
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1 (4 of 8)


                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                                                                         F-1 Page 4
As of December 31, 2003 ($ in thousands)                                   NI     BSG     CG        EUII     GSGT  IWCR     Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                         *       *  2,568,576      *        *     *         *
Preferred Stocks--
    Series without mandatory redemption provisions                                             -
Long-term debt, excluding amounts due within one year                                  1,368,143
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                   3,936,719
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                                        272
    Short-term borrowings                                                                      -
    Accounts payable                                                                     232,726
    Dividends declared on common and preferred stocks                                         20
    Customer deposits                                                                     24,206
    Taxes accrued                                                                        147,122
    Interest accrued                                                                      13,628
    Overrecovered gas and fuel costs                                                       2,287
    Price risk management liabilities                                                      3,317
    Exchange gas payable                                                                 288,422
    Current deferred revenue                                                              19,546
    Regulatory liabilities                                                                71,333
    Accrued liability for postretirement and postemployment benefits                      22,813
    Other accruals                                                                       295,342
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                              1,121,034
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                          -
    Deferred income taxes                                                                747,299
    Deferred investment tax credits                                                       26,893
    Deferred credits                                                                      49,092
    Noncurrent deferred revenue                                                          112,922
    Accrued liability for postretirement and postemployment benefits                     103,135
    Preferred stock liabilities with mandatory redemption provisions                           -
    Liabilities of discontinued operations and liabilities held for sale                       -
    Regulatory liabilities                                                               309,078
    Other noncurrent liabilities                                                         116,755
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                            1,465,174
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                  -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                   6,522,927
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1 (5 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                                                                         F-1 Page 5
            As of December 31, 2003 ($ in thousands)                  KOKO      NESI     NCM     NCT        NCS    NDEV    Total
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   56,183         *       *       *          -       *      *
    Accumulated depreciation and amortization                      (32,576)                                   -
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                               23,607                                    -
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation               -                               40,532
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                  23,607                               40,532
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries               -                                    -
    Assets of discontinued operations and assets held for sale           -                                    -
    Unconsolidated affiliates                                            5                                    -
    Other investments                                                    -                                    -
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                        5                                    -
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                          496                                2,215
    Restricted cash                                                      -                                    -
    Accounts receivable (less reserve)                               7,233                               48,396
    Unbilled revenue (less reserve)                                  2,933                                    -
    Gas inventory                                                      698                                    -
    Underrecovered gas and fuel costs                                  401                                    -
    Materials and supplies, at average cost                            371                                    -
    Electric production fuel, at average cost                            -                                    -
    Price risk management assets                                         -                                    -
    Exchange gas receivable                                              -                                    -
    Regulatory assets                                                    -                                    -
    Prepayments and other                                               75                               20,395
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                12,207                               71,006
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                         -                                    -
    Regulatory assets                                                  381                                    -
    Goodwill                                                        16,439                                    -
    Intangible assets                                                  159                               16,824
    Deferred charges and other                                         189                               38,204
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                  17,168                               55,028
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        52,987                              166,566
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (6 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                          F-1 Page 6
              As of December 31, 2003 ($ in thousands)                      KOKO     NESI   NCM   NCT     NCS    NDEV        Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                         37,799     *     *     *   (9,919)     *           *
Preferred Stocks-
    Series without mandatory redemption provisions                               -                          -
Long-term debt, excluding amounts due within one year                            -                     23,930
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                        37,799                     14,011
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                            -                          -
    Short-term borrowings                                                        -                     35,246
    Accounts payable                                                         6,012                     20,978
    Dividends declared on common and preferred stocks                            -                        665
    Customer deposits                                                          503                          -
    Taxes accrued                                                              563                       (949)
    Interest accrued                                                           150                        945
    Overrecovered gas and fuel costs                                             -                          -
    Price risk management liabilities                                            -                          -
    Exchange gas payable                                                         -                          -
    Current deferred revenue                                                     -                          -
    Regulatory liabilities                                                       -                          -
    Accrued liability for postretirement and
      postemployment benefits                                                    -                     20,389
    Other accruals                                                           1,621                     40,388
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                    8,849                    117,662
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                            -                          -
    Deferred income taxes                                                    3,332                          -
    Deferred investment tax credits                                            429                          -
    Deferred credits                                                             -                          -
    Noncurrent deferred revenue                                                  -                          -
    Accrued liability for postretirement and postemployment benefits         1,097                     34,893
    Preferred stock liabilities with mandatory redemption provisions             -                          -
    Liabilities of discontinued operations and liabilities held for sale         -                          -
    Regulatory liabilities                                                   1,477                          -
    Other noncurrent liabilities                                                 4                          -
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                  6,339                     34,893
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                    -                          -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        52,987                    166,566
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1 (7 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)



                                                                                                                    F-1 Page 7
As of December 31, 2003 ($ in thousands)                          NET    NFC     NRS     NIFL       NIP        PEI     Total
------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   *      *       *        *     6,636,139      *           *
    Accumulated depreciation and amortization                                                    (3,082,743)
-------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                             3,553,396
-------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                            2,353
-------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                                3,555,749
-------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries                                                -
    Assets of discontinued operations and assets held for sale                                            -
    Unconsolidated affiliates                                                                             -
    Other investments                                                                                     -
-------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                                         -
-------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                                           315
    Restricted cash                                                                                   2,585
    Accounts receivable (less reserve)                                                               69,702
    Unbilled revenue (less reserve)                                                                  74,186
    Gas inventory                                                                                   131,839
    Underrecovered gas and fuel costs                                                                     -
    Materials and supplies, at average cost                                                          43,817
    Electric production fuel, at average cost                                                        29,039
    Price risk management assets                                                                      4,555
    Exchange gas receivable                                                                               -
    Regulatory assets                                                                                12,392
    Prepayments and other                                                                            41,004
-------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                409,434
-------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                                          -
    Regulatory assets                                                                               210,410
    Goodwill                                                                                              -
    Intangible assets                                                                                25,161
    Deferred charges and other                                                                        6,620
-------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                  242,191
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                      4,207,374
===============================================================================================================================

*CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1 (8 of 8)

                        NISOURCE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1 Page 8
          As of December 31, 2003 ($ in thousands)                        NEI     NFC     NRS     NFL     NIP     PEI       Total
-----------------------------------------------------------------------------------------------------------------------------------


CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                        *       *       *       *    971,745    *       *
Preferred Stocks--
      Series without mandatory redemption provisions                                                     81,114
Long-term debt, excluding amounts due within one year                                                   682,027
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                                  1,734,886
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt                                                                  32,000
      Short-term borrowings                                                                             578,417
      Accounts payable                                                                                  159,982
      Dividends declared on common and preferred stocks                                                   1,124
      Customer deposits                                                                                  51,098
      Taxes accrued                                                                                      58,847
      Interest accrued                                                                                    6,892
      Overrecovered gas and fuel costs                                                                   26,882
      Price risk management liabilities                                                                     442
      Exchange gas payable                                                                                    -
      Current deferred revenue                                                                                -
      Regulatory liabilities                                                                                  -
      Accrued liability for postretirement and postemployment benefits                                   13,627
      Other accruals                                                                                     77,361
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                             1,006,672
-----------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities                                                                       -
      Deferred income taxes                                                                             472,206
      Deferred investment tax credits                                                                    57,233
      Deferred credits                                                                                   16,870
      Noncurrent deferred revenue                                                                             -
      Accrued liability for postretirement and postemployment benefits                                  224,220
      Preferred stock liabilities with mandatory redemption provisions                                    2,438
      Liabilities of discontinued operations and liabilities held for sale                                    -
      Regulatory liabilities                                                                            667,179
      Other noncurrent liabilities                                                                       25,670
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                           1,465,816
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                 -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                  4,207,374
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1A (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                            Consolidating      F-1A
          As of December 31, 2003 ($ in thousands)                   BSG      BSGPE         NU   Combined     Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                 746,801     *       177,631      *           *              *
      Accumulated depreciation and amortization                    (200,274)            (42,820)
-----------------------------------------------------------------------------------------------------------------------------------
      Net utility plant                                             546,527             134,811
-----------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation             74               1,972
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                  546,601             136,783
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Investments and undistributed earnings of subsidiaries           --                    --
      Assets of discontinued operations and assets held for sale       --                    --
      Unconsolidated affiliates                                     115,004                   2
      Other investments                                                --                    --
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                   115,004                   2
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents                                       1,523                 274
      Restricted cash                                                  --                   806
      Accounts receivable (less reserve)                             54,003              15,000
      Unbilled revenue (less reserve)                                33,660               8,173
      Gas inventory                                                  33,071               1,220
      Underrecovered gas and fuel costs                              29,238               5,961
      Materials and supplies, at average cost                         3,076                 700
      Electric production fuel, at average cost                        --                    --
      Price risk management assets                                     --                   580
      Exchange gas receivable                                         8,392              19,501
      Regulatory assets                                               8,694               1,168
      Prepayments and other                                           3,161                 343
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                174,818              53,726
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets                                     --                    82
      Regulatory assets                                              16,082              18,196
      Goodwill                                                         --                    --
      Intangible assets                                             394,038              80,122
      Deferred charges and other                                     13,530               1,940
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                  423,650             100,340
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      1,260,073             290,851
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1A (2 of 2)

                               NISOURCE INC. AND SUBSIDIARIES
                           BAY STATE GAS COMPANY AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEET
                  (Not covered by Report of Independent Public Accountants)

                                                                                                             Consolidating    F-1A
          As of December 31, 2003 ($ in thousands)                    BSG       BSGPE    NU       Combined      Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   529,215     *      114,935       *            *          *
Preferred Stocks--
      Series without mandatory redemption provisions                       --                 --
Long-term debt, excluding amounts due within one year                 118,500             65,000
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  647,715            179,935
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt                                    --                833
      Short-term borrowings                                           192,359             16,362
      Accounts payable                                                 42,834             10,187
      Dividends declared on common and preferred stocks                    --                 --
      Customer deposits                                                 3,193                967
      Taxes accrued                                                    10,298             (1,138)
      Interest accrued                                                  1,545                135
      Overrecovered gas and fuel costs                                     --                 --
      Price risk management liabilities                                    --                 --
      Exchange gas payable                                                 --                 --
      Current deferred revenue                                            495                 --
      Regulatory liabilities                                            1,064              1,263
      Accrued liability for postretirement and postemployment
        benefits                                                           --                 --
      Other accruals                                                   23,833              7,547
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                             275,621             36,156
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities                                    --                 --
      Deferred income taxes                                           238,944             53,439
      Deferred investment tax credits                                   2,239                239
      Deferred credits                                                     --                 --
      Noncurrent deferred revenue                                          --                 --
      Accrued liability for postretirement and postemployment
        benefits                                                       14,122              2,114
      Liabilities of discontinued operations and liabilities held
        for sale                                                           --                 --
      Preferred stock liabilities with mandatory redemption
        provisions                                                         --                 --
      Regulatory liabilities                                           77,058             12,427
      Other noncurrent liabilities                                      4,374              6,541
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                           336,737             74,760
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                              --                 --
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                1,260,073            290,851
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (1 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                              F-1B      F-1B       F-1B    F-1B            Consolidating     F-1B
          As of December 31, 2003 ($ in thousands)           Page 3    Page 5    Page 7   Page 9 Combined     Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility Plant                                             *           *         *       *        *         *         8,263,099
     Accumulated depreciation and amortization                                                                           (3,696,371)
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant                                                                                                    4,566,728
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation                                                                   1,798
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                                                        4,568,526
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries                                                                       -
     Assets of discontinued operations and assets held for
        sale                                                                                                                  6,500
     Unconsolidated affiliates                                                                                               33,545
     Other investments                                                                                                       40,877
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                                                            80,922
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                                                                               69,882
     Restricted cash                                                                                                          3,608
     Accounts receivable (less reserve)                                                                                     299,497
     Unbilled revenue (less reserve)                                                                                        181,021
     Gas inventory                                                                                                          246,300
     Underrecovered gas and fuel costs                                                                                      163,710
     Materials and supplies, at average cost                                                                                 22,217
     Electric production fuel, at average cost                                                                                    -
     Price risk management assets                                                                                            35,155
     Exchange gas receivable                                                                                                145,108
     Regulatory assets                                                                                                       92,031
     Prepayments and other                                                                                                   75,840
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                                      1,334,369
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                                                                           110,446
     Regulatory assets                                                                                                      338,650
     Goodwill                                                                                                                     -
     Intangible assets                                                                                                          931
     Deferred charges and other                                                                                              89,083
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                                          539,110
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                              6,522,927
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (2 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                               F-1B   F-1B       F-1B     F-1B              Consolidating       F-1B
          As of December 31, 2003 ($ in thousands)           Page 4   Page 6   Page 8  Page 10   Combined         Entries      Total
------------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *      *        *        *          *              *       2,568,576
Preferred Stocks--
     Series without mandatory redemption provisions                                                                               --
Long-term debt, excluding amounts due within one year                                                                      1,368,143
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                                                       3,936,719
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                                                                                           272
     Short-term borrowings                                                                                                         -
     Accounts payable                                                                                                        232,726
     Dividends declared on common and preferred stocks                                                                            20
     Customer deposits                                                                                                        24,206
     Taxes accrued                                                                                                           147,122
     Interest accrued                                                                                                         13,628
     Overrecovered gas and fuel costs                                                                                          2,287
     Price risk management liabilities                                                                                         3,317
     Exchange gas payable                                                                                                    288,422
     Current deferred revenue                                                                                                 19,546
     Regulatory liabilities                                                                                                   71,333
     Accrued liability for postretirement and postemployment
        benefits                                                                                                              22,813
     Other accruals                                                                                                          295,342
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                                                  1,121,034
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                                                                                            --
     Deferred income taxes                                                                                                   747,299
     Deferred investment tax credits                                                                                          26,893
     Deferred credits                                                                                                         49,092
     Noncurrent deferred revenue                                                                                             112,922
     Accrued liability for postretirement and postemployment
        benefits                                                                                                             103,135
     Preferred stock liabilities with mandatory redemption
        provisions                                                                                                                --
     Liabilities of discontinued operations and liabilities
        held for sale                                                                                                             --
     Regulatory liabilities                                                                                                  309,078
     Other noncurrent liabilities                                                                                            116,755
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                                                1,465,174
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                                      -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                                       6,522,927
====================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      72

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (3 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 3
         As of December 31, 2003 ($ in thousands)                  CG       CAR     CAT      CDW       CCC       CER       Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                  *         *       *        *         *         *            *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (4 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 4
         As of December 31, 2003 ($ in thousands)                  CG       CAR     CAT      CDW       CCC       CER       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                *         *       *        *          *        *             *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment
        benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment
        benefits
     Preferred stock liabilities with mandatory redemption
        provisions
     Liabilities of discontinued operations and liabilities
        held for sale
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (5 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 5
          As of December 31, 2003 ($ in thousands)  CES          CKY        CMD        COH          CPA         CGV        Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                    *      238,766     85,681     1,573,882      681,751     518,619          *
     Accumulated depreciation and amortization               (86,765)   (25,823)     (548,263)    (231,007)   (114,582)
------------------------------------------------------------------------------------------------------------------------------------
     Net utility plant                                       152,001     59,858     1,025,619      450,744     404,037
------------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated
        depreciation                                               -          -         1,270            8           -
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                           152,001     59,858     1,026,889   -  450,752     404,037   -
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of
        subsidiaries                                               -          -             -            -           -
     Assets of discontinued operations and assets
        held for sale                                              -          -             -            -           -
     Unconsolidated affiliates                                     -          -             -            -           -
     Other investments                                             -          -             -            -           -
------------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                  -          -             -            -           -
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                   789        337         5,964        3,394       1,673
     Restricted cash                                               -          -             -            -           -
     Accounts receivable (less reserve)                       14,885     10,383        54,888       52,604      30,537
     Unbilled revenue (less reserve)                          13,868      4,235        97,509       42,878      22,377
     Gas inventory                                             8,850      3,871       157,055       61,689      14,835
     Underrecovered gas and fuel costs                        19,476          -        95,742       44,955       3,537
     Materials and supplies, at average cost                     173        623         1,974          710       1,480
     Electric production fuel, at average cost                     -          -             -            -           -
     Price risk management assets                                  -          -             -            -           -
     Exchange gas receivable                                     197          1        70,571       25,842          12
     Regulatory assets                                           916        331        68,005        4,377         235
     Prepayments and other                                     1,974      1,863        24,549        1,848       2,163
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                          61,128     21,644       576,257      238,297      76,849
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                  -          -             -            -           -
     Regulatory assets                                         2,954      1,810       210,880       69,001       7,692
     Goodwill                                                      -          -             -            -           -
     Intangible assets                                             -          -           318           36          39
     Deferred charges and other                                  399         19        75,138        1,963       7,743
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                             3,353      1,829       286,336       71,000      15,474
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 216,482     83,331     1,889,482      760,049     496,360
====================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      75

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (6 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-1B Page 6
          As of December 31, 2003 ($ in thousands)  CES       CKY           CMD         COH         CPA         CGV         Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                  *         77,755       29,010     451,524      208,663     190,241        *
Preferred Stocks--
     Series without mandatory redemption provisions                 -            -           -            -           -
Long-term debt, excluding amounts due within
        one year                                               42,149       18,975     306,833      185,215     130,175
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                          119,904       47,985     758,357      393,878     320,416
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                             32            -         222            -           -
     Short-term borrowings                                      4,013            -     194,565       78,319      20,836
     Accounts payable                                          18,739        6,575     146,698       50,685      35,948
     Dividends declared on common and preferred
        stocks                                                      -            -           -            -           -
     Customer deposits                                          2,709          405      12,753        2,438       5,901
     Taxes accrued                                              4,033          907      32,005       (5,556)        433
     Interest accrued                                              15            5         895           33          94
     Overrecovered gas and fuel costs                               -        2,287           -            -           -
     Price risk management liabilities                            388            -       1,803        1,127           -
     Exchange gas payable                                       7,312          659     112,904       42,562       9,126
     Current deferred revenue                                       -            -           -            -           -
     Regulatory liabilities                                       (52)           8      70,507       (1,244)         56
     Accrued liability for postretirement and
        postemployment benefits                                   256          390       7,228        4,228       2,335
     Other accruals                                            16,067        3,331     144,876       48,846      13,244
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                      53,512       14,567     724,456      221,438      87,973
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                              -            -           -            -           -
     Deferred income taxes                                     13,540        6,289     149,999      105,004      36,289
     Deferred investment tax credits                            1,207          699      15,059        7,145       1,928
     Deferred credits                                               -            -           -            -           -
     Noncurrent deferred revenue                                    -            -           -            -           -
     Accrued liability for postretirement and
        postemployment benefits                                 1,601        1,329      47,214       11,700       5,540
     Preferred stock liabilities with mandatory
        redemption provisions                                       -            -           -            -           -
     Liabilities of discontinued operations and
        liabilities held for sale                                   -            -           -            -           -
     Regulatory liabilities                                    25,463       11,933     140,435       10,666      20,501
     Other noncurrent liabilities                               1,255          529      53,962       10,218      23,713
------------------------------------------------------------------------------------------------------------------------------------
Total Other Liabilities and Deferred Credits                   43,066       20,779     406,669      144,733      87,971
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                       -            -           -            -           -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          216,482       83,331   1,889,482      760,049     496,360
====================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      76

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (7 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 7
            As of December 31, 2003 ($ in thousands)                       TCO        CGT      CNS   CRC   CSP   CTC       Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                   3,800,811     1,363,545     *     *     *    *          *
     Accumulated depreciation and amortization                      (1,627,249)   (1,060,573)
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant                                               2,173,562       302,972
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation                  -             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                   2,173,562       302,972
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries                  -             -
     Assets of discontinued operations and assets held for sale          6,500             -
     Unconsolidated affiliates                                          32,471             -
     Other investments                                                  10,278             -
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                       49,249             -
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                              35             3
     Restricted cash                                                         -             -
     Accounts receivable (less reserve)                                132,168        15,918
     Unbilled revenue (less reserve)                                         -           153
     Gas inventory                                                           -             -
     Underrecovered gas and fuel costs                                       -             -
     Materials and supplies, at average cost                            10,190         7,067
     Electric production fuel, at average cost                               -             -
     Price risk management assets                                            -             -
     Exchange gas receivable                                            40,369         8,117
     Regulatory assets                                                  14,133         4,034
     Prepayments and other                                              48,182         4,146
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                   245,077        39,438
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                            -             -
     Regulatory assets                                                  39,775         6,537
     Goodwill                                                                -             -
     Intangible assets                                                     490             -
     Deferred charges and other                                          6,042           953
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                      46,307         7,490
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         2,514,195       349,900
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (8 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 8
            As of December 31, 2003 ($ in thousands)                  TCO         CGT          CNS   CRC   CSP   CTC       Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 1,309,218     151,659       *     *     *     *          *
Preferred Stocks--
     Series without mandatory redemption provisions                         -           -
Long-term debt, excluding amounts due within one year                 385,890      67,890
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                1,695,108     219,549
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                                     19           -
     Short-term borrowings                                            113,569      10,653
     Accounts payable                                                  21,186       8,273
     Dividends declared on common and preferred stocks                      -           -
     Customer deposits                                                      -           -
     Taxes accrued                                                     59,278       3,026
     Interest accrued                                                       -          34
     Overrecovered gas and fuel costs                                       -           -
     Price risk management liabilities                                      -           -
     Exchange gas payable                                             105,515      10,344
     Current deferred revenue                                               -           -
     Regulatory liabilities                                             1,567         489
     Accrued liability for postretirement and postemployment
        benefits                                                        1,625         922
     Other accruals                                                    39,378      10,809
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                             342,137      44,550
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                                      -           -
     Deferred income taxes                                            377,078      35,810
     Deferred investment tax credits                                      647         207
     Deferred credits                                                       -           -
     Noncurrent deferred revenue                                            -           -
     Accrued liability for postretirement and postemployment
        benefits                                                       16,808       5,540
     Preferred stock liabilities with mandatory redemption
        provisions                                                          -           -
     Liabilities of discontinued operations and liabilities
        held for sale                                                       -           -
     Regulatory liabilities                                            64,118      35,962
     Other noncurrent liabilities                                      18,299       8,282
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                           476,950      85,801
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                               -           -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                2,514,195     349,900
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (9 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 9
           As of December 31, 2003 ($ in thousands)                                      NICL                               Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                                        *                                    *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      79

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (10 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1B Page 10
           As of December 31, 2003 ($ in thousands)                                  NICL                                  Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                                    *                                       *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment
        benefits
     Preferred stock liabilities with mandatory redemption
        provisions
     Liabilities of discontinued operations and liabilities
        held for sale
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      80

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1C (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidated           F-1C
            As of December 31, 2003 ($ in thousands)                            CCC   TGT    Combined      Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                                *     *        *            *                *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory Assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      81

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1C (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidated          F-1C
           As of December 31, 2003 ($ in thousands)                             CCC   TGT    Combined      Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                              *     *       *              *                 *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities and other removal costs
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED
                                      82

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                             F-1D                            Consolidating   F-1D
            As of December 31, 2003 ($ in thousands)                        Page 3   CER   AD     Combined     Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 PROPERTY, PLANT AND EQUIPMENT
       Utility plant                                                          *       *    *          *           *             *
       Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
       Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
       Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
 Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

 INVESTMENTS AND OTHER ASSETS
       Investments and undistributed earnings of subsidiaries
       Assets of discontinued operations and assets held for sale
       Unconsolidated affiliates
       Other investments
-----------------------------------------------------------------------------------------------------------------------------------
 Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

 CURRENT ASSETS
       Cash and cash equivalents
       Restricted cash
       Accounts receivable (less reserve)
       Unbilled revenue (less reserve)
       Gas inventory
       Underrecovered gas and fuel costs
       Materials and supplies, at average cost
       Electric production fuel, at average cost
       Price risk management assets
       Exchange gas receivable
       Regulatory assets
       Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
 Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

 OTHER ASSETS
       Price risk management assets
       Regulatory assets
       Goodwill
       Intangible assets
       Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
 Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS
===================================================================================================================================


*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                             F-1D                            Consolidating   F-1D
         As of December 31, 2003 ($ in thousands)                           Page 4   CER   AD     Combined     Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                            *      *     *         *           *            *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities and other removal costs
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================


*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                   F-1D Page 3
          As of December 31, 2003 ($ in thousands)                           CNR   CNRCL    HH           Total
---------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                           *       *     *           *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Investments and undistributed earnings of subsidiaries
      Assets of discontinued operations and assets held for sale
      Unconsolidated affiliates
      Other investments
---------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Regulatory assets
      Prepayments and other

---------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===============================================================================================================


*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                    F-1D Page 3
          As of December 31, 2003 ($ in thousands)                           CNR   CNRCL    HH         Total
----------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                           *      *       *           *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment benefits
     Other accruals
---------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities and other removal costs
     Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===============================================================================================================


*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1E (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating     F-1E
                As of December 31, 2003 ($ in thousands)                          CNS    CMC    Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                                 *      *         *            *             *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1E (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating     F-1E
                As of December 31, 2003 ($ in thousands)                          CNS    CMC    Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                               *       *         *             *            *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for post retirement and post employment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and post employment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1F (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating     F-1F
                As of December 31, 2003 ($ in thousands)                          CSP    CAA    Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                                 *      *         *            *             *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1F (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating     F-1F
                As of December 31, 2003 ($ in thousands)                          CSP    CAA    Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                                *      *         *             *             *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for post retirement and post employment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and post employment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1G (1 of 6)


                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                         F-1G      F-1G                      Consolidating    F-1G
                As of December 31, 2003 ($ in thousands)                Page 3    Page 5   EUII   Combined      Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                        *        *        *        *             *            *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of  operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1G (2 of 6)


                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                          F-1G      F-1G                      Consolidating    F-1G
As of December 31, 2003 ($ in thousands)                                 Page 4    Page 6   EUII   Combined      Entries       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                             *        *        *         *            *            *
CAPITALIZATION
Common Stock Equity
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for post retirement and post employment benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and post employment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (3 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         F-1G Page 3
         As of December 31, 2003 ($ in thousands)                   EUC    EUR    EUIM    TPC    NEST       Total
--------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *      *       *      *      *           *
      Accumulated depreciation and amortization
--------------------------------------------------------------------------------------------------------------------
      Net utility plant
--------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
--------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
--------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Investments and undistributed earnings of subsidiaries
      Assets of discontinued operations and assets held for sale
      Unconsolidated affiliates
      Other investments
--------------------------------------------------------------------------------------------------------------------
Total Investments and Other Assets
--------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Regulatory assets
      Prepayments and other
--------------------------------------------------------------------------------------------------------------------
Total Current Assets
--------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
--------------------------------------------------------------------------------------------------------------------
Total Other Assets
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (4 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         F-1G Page 4
         As of December 31, 2003 ($ in thousands)                   EUC    EUR    EUIM    TPC    NEST       Total
--------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *      *       *      *      *           *
Preferred Stocks--
      Series with mandatory redemption provisions
Long-term debt, excluding amounts due within one year
--------------------------------------------------------------------------------------------------------------------
Total Capitalization
--------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Regulatory liabilities
      Accrued liability for postretirement and postemployment benefits
      Other accruals
--------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and postemployment benefits
      Preferred stock liabilities with mandatory redemption provisions
      Liabilities of discontinued operations and liabilities held for sale
      Regulatory liabilities
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------
Total Other Liabilities and Deferred Credits
--------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (5 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                            F-1G Page 5
         As of December 31, 2003 ($ in thousands)                   NIFC    NITEX    NGS       Total
-------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *        *       *           *
      Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------
      Net utility plant
-------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Investments and undistributed earnings of subsidiaries
      Assets of discontinued operations and assets held for sale
      Unconsolidated affiliates
      Other investments
-------------------------------------------------------------------------------------------------------
Total Investments
-------------------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and cash equivalents
       Restricted cash
       Accounts receivable (less reserve)
       Unbilled revenue (less reserve)
       Gas inventory
       Underrecovered gas and fuel costs
       Materials and supplies, at average cost
       Electric production fuel, at average cost
       Price risk management assets
       Exchange gas receivable
       Regulatory assets
       Prepayments and other
-------------------------------------------------------------------------------------------------------
Total Current Assets
-------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
-------------------------------------------------------------------------------------------------------
Total Other Assets
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=======================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (6 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                            F-1G Page 6
         As of December 31, 2003 ($ in thousands)                   NIFC    NITEX    NGS       Total
-------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *        *       *           *
Preferred Stocks--
      Series with mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-------------------------------------------------------------------------------------------------------
Total Capitalization
-------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Regulatory liabilities
      Accrued liability for postretirement and postemployment benefits
      Other accruals
-------------------------------------------------------------------------------------------------------
Total Current Liabilities
-------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and postemployment benefits
      Preferred stock liabilities with mandatory redemption provisions
      Liabilities of discontinued operations and liabilities held for sale
      Regulatory liabilities
      Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------
Total Other
-------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=======================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1H (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating    F-1H
    As of December 31, 2003 ($ in thousands)                       EUIM     ESPE     EUIC     Combined        Entries      Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    *        *         *          *              *           *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1H (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating      F-1H
    As of December 31, 2003 ($ in thousands)                   EUIM       ESPE      EUIC     Combined        Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                              *          *         *          *             *              *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and
      postemployment benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and
      postemployment benefits
    Preferred stock liabilities with mandatory
      redemption provisions
    Liabilities of discontinued operations and
      liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (1 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                  F-1I                                  Consolidating     F-1I
As of December 31, 2003 ($ in thousands)                         Page 3      EUIC    EUE     Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *          *       *         *             *              *
    Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
---------------------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1I (2 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                        F-1I                               Consolidating    F-1I
    As of December 31, 2003 ($ in thousands)                           Page 4    EUIC    EUE    Combined      Entries      Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                       *        *       *        *            *            *
        Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Total Other
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)



                                                                                                                      F-1I Page 3
    As of December 31, 2003 ($ in thousands)                                     EUM                                     Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                                *                                     *
    Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (4 of 4)

                   NISOURCE INC. AND SUBSIDIARIES
           ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET
     (Not covered by Report of Independent Public Accountants)



                                                                                                                        F-1I Page 4
    As of December 31, 2003 ($ in thousands)                                      EUM                                      Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                                 *                                        *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1J (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating        F-1J
    As of December 31, 2003 ($ in thousands)                           TPC      EUA       Combined         Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                        *       *            *                 *            *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earning of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
Total Investments
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1J (2 of 2)


                    NISOURCE INC. AND SUBSIDIARIES
                 ENERGY USA-TPC CORP. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
       (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating        F-1J
     As of December 31, 2003 ($ in thousands)                           TPC        EUA     Combined        Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                     *          *          *                 *            *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Total Other
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1K (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                       Consolidating       F-1K
    As of December 31, 2003 ($ in thousands)                           GSGT     BSEE     Combined         Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    13,342       *          *               *               *
    Accumulated depreciation and amortization                        (6,045)
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                 7,297
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation              600
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                    7,897
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries                -
    Assets of discontinued operations and assets held for sale            -
    Unconsolidated affiliates                                             -
    Other investments                                                     -
----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                         -
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                          (119)
    Restricted cash                                                       -
    Accounts receivable (less reserve)                                2,605
    Unbilled revenue (less reserve)                                       -
    Gas inventory                                                         -
    Underrecovered gas and fuel costs                                     -
    Materials and supplies, at average cost                               -
    Electric production fuel, at average cost                             -
    Price risk management assets                                          -
    Exchange gas receivable                                               -
    Regulatory assets                                                   111
    Prepayments and other                                                63
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                  2,660
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                          -
    Regulatory assets                                                     -
    Goodwill                                                          2,493
    Intangible assets                                                 9,215
    Deferred charges and other                                            -
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                   11,708
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         22,265
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1K (2 of 2)



                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                         Consolidating     F-1K
     As of December 31, 2003 ($ in thousands)                             GSGT       BSEE    Combined        Entries       Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                      11,972       *        *               *              *
Preferred Stocks--
    Series without mandatory redemption provisions                            -
Long-term debt, excluding amounts due within one year                         -
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                     11,972
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                         -
    Short-term borrowings                                                 6,837
    Accounts payable                                                      1,353
    Dividends declared on common and preferred stocks                         -
    Customer deposits                                                        32
    Taxes accrued                                                        (3,874)
    Interest accrued                                                          4
    Overrecovered gas and fuel costs                                          -
    Price risk management liabilities                                         -
    Exchange gas payable                                                      -
    Current deferred revenue                                                  -
    Regulatory liabilities                                                    -
    Accrued liability for postretirement and postemployment benefits          -
    Regulatory liabilities                                                    -
    Other accruals                                                           38
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                 4,390
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                         -
    Deferred income taxes                                                 5,940
    Deferred investment tax credits                                          18
    Deferred credits                                                         35
    Noncurrent deferred revenue                                               -
    Accrued liability for postretirement and pension benefits               (90)
    Preferred stock liabilities with mandatory redemption provisions          -
    Liabilities of discontinued operations                                    -
    Other noncurrent liabilities                                              -
----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                               5,903
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                 -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                     22,265
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)



                                                                    F-1L                                Consolidating   F-1L Page 1
    As of December 31, 2003 ($ in thousands)                       Page 3     IWCR    LWC    Combined      Entries         Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                     *        *       *         *            *              *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets, less accumulated amortization
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                      F-1L                               Consolidating   F-1L Page 2
      As of December 31, 2003 ($ in thousands)                       Page 4     IWCR    LWC    Combined      Entries       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                    *         *       *        *               *          *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)


                                                                                                                    F-1L Page 3
    As of December 31, 2003 ($ in thousands)                      DWWC      HWC    IWC    LWAC   IWCM    IRAC          Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *         *      *      *      *        *            *
    Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)



                                                                                                                        F-1L Page 4
    As of December 31, 2003 ($ in thousands)                                DWWC   HWC    IWC    LWAC   IWCM    IRAC       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                          *      *      *      *      *        *          *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)


                                                                  F-1M                                       Consolidating    F-1M
    As of December 31, 2003 ($ in thousands)                     Page 3     NESI       CROSS     Combined       Entries       Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *         *         35,511        *            *             *
    Accumulated depreciation and amortization                                          (8,362)
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                  27,149
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                  -
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                     27,149
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries                                  -
    Assets of discontinued operations and assets held for sale                              -
    Unconsolidated affiliates                                                               -
    Other investments                                                                       -
------------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                           -
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                               -
    Restricted cash                                                                         -
    Accounts receivable (less reserve)                                                    464
    Unbilled revenue (less reserve)                                                         -
    Gas inventory                                                                           -
    Underrecovered gas and fuel costs                                                       -
    Materials and supplies, at average cost                                                 -
    Electric production fuel, at average cost                                               -
    Price risk management assets                                                            -
    Exchange gas receivable                                                             1,828
    Regulatory assets                                                                      60
    Prepayments and other                                                                  14
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                    2,366
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                            -
    Regulatory assets
    Goodwill                                                                                -
    Intangible assets                                                                       -
    Deferred charges and other                                                              -
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                          -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           29,515
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                 F-1M                                          Consolidating    F-IM
    As of December 31, 2003 ($ in thousands)                    Page 4          NESI      CROSS     Combined       Entries     Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *             *       6,001        *             *           *
Preferred Stocks--
    Series without mandatory redemption provisions                                              -
Long-term debt, excluding amounts due within one year                                           -
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                        6,001
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                                           -
    Short-term borrowings                                                                  14,914
    Accounts payable                                                                        1,842
    Dividends declared on common and preferred stocks                                           -
    Customer deposits                                                                           -
    Taxes accrued                                                                             534
    Interest accrued                                                                            -
    Overrecovered gas and fuel costs                                                            -
    Price risk management liabilities                                                           -
    Exchange gas payable                                                                    1,270
    Current deferred revenue                                                                    -
    Regulatory liabilities                                                                      -
    Accrued liability for postretirement and postemployment benefits                            -
    Other accruals                                                                             29
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                  18,589
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                           -
    Deferred income taxes                                                                   4,566
    Deferred investment tax credits                                                             -
    Deferred credits                                                                          336
    Noncurrent deferred revenue                                                                23
    Accrued liability for postretirement and postemployment benefits                            -
    Liabilities of discontinued operations and liabilities held for sale                        -
    Regulatory liabilities                                                                      -
    Other noncurrent liabilities                                                                -
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                 4,925
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                   -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                       29,515
====================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1M (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-1M Page 3
    As of December 31, 2003 ($ in thousands)                     NPM            NESCL                                    Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                 *               *                                        *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)


                                                                                                                    F-1M Page 4
    As of December 31, 2003 ($ in thousands)                    NPM              NESCL                                 Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                              *                 *                                     *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liabilities for postretirement and postemployment benefits
    Other accruals
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1N (1 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
               NiSource Development Company, Inc. and Subsidiaries
                           Consolidated Balance Sheet
           (Not covered by Report of Independent Public Accountants)


                                                                 F-1N                                        Consolidating   F-1N
As of December 31, 2003 ($ in thousands)                        Page 3     NDEV    CARD    JOF    Combined          Entries  Total
----------------------------------------------------------------------------------------------------------------------------------

ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    *        *       *      *           *                *     *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
Total Investments
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
==================================================================================================================================


*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1N (2 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)




                                                                F-1N                                           Consolidating  F-1N
As of December 31, 2003 ($ in thousands)                        Page 4     NDEV     CARD     JOF   Combined        Entries   Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *            *         *       *           *           *       *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment
      benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1N (3 of 4)

                        NISOURCE INC. AND SUBSIDIARIES
             NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
          (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1N Page 3
As of December 31, 2003 ($ in thousands)                               LEL                NDC                 SWP            Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                        *                 *                   *             *
    Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================


*CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1N (4 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants).

                                                                                                                    F-1N Page 4
As of December 31, 2003 ($ in thousands)                               LEL                NDC            SWP              Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                      *                  *              *                  *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
--------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment benefits
    Other accruals
--------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------------
Total Other
--------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
================================================================================================================================



* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1O (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                         Consolidating F-1O Page 1
As of December 31, 2003 ($ in thousands)                                    LEL        SCC     Combined        Entries       Total
----------------------------------------------------------------------------------------------------------------------------------

ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                             *          *           *              *           *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
Total Investments
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
==================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1O (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                  LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)




                                                                                                  Consolidating    F-1O Page 2
As of December 31, 2003 ($ in thousands)                        LEL        SCC      Combined            Entries          Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *            *         *               *                   *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment
      benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1P (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)


                                                                                                         Consolidating  F-1P Page 1
As of December 31, 2003 ($ in thousands)                       NIFL           NITC        Combined          Entries          Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                              56,601         *               *                *              *
    Accumulated depreciation and amortization                 (23,587)
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                          33,014
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation          -
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                             33,014
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries      5,574
    Assets of discontinued operations and assets held for sale      -
    Unconsolidated affiliates                                       -
    Other investments                                               -
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                               5,574
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                     175
    Restricted cash                                                 -
    Accounts receivable (less reserve)                          8,701
    Unbilled revenue (less reserve)                             3,276
    Gas inventory                                               5,763
    Underrecovered gas and fuel costs                           3,909
    Materials and supplies, at average cost                       296
    Electric production fuel, at average cost                       -
    Price risk management assets                                    -
    Exchange gas receivable                                         -
    Regulatory assets                                               -
    Prepayments and other                                         120
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                           22,240
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                    -
    Regulatory assets                                              92
    Goodwill                                                   13,307
    Intangible assets                                             591
    Deferred charges and other                                    341
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                             14,331
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                   75,159
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1P (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                      Consolidating    F-1P Page 2
As of December 31, 2003 ($ in thousands)                       NIFL           NITC        Combined       Entries          Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                          49,432            *              *                 *              *
Preferred Stocks--
    Series without mandatory redemption provisions
                                                                  -
Long-term debt, excluding amounts due within one year             -
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                         49,432
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                             -
    Short-term borrowings                                         -
    Accounts payable                                         10,264
    Dividends declared on common and preferred stocks             -
    Customer deposits                                           163
    Taxes accrued                                               244
    Interest accrued                                             32
    Overrecovered gas and fuel costs                              -
    Price risk management liabilities                             -
    Exchange gas payable                                          -
    Current deferred revenue                                      -
    Regulatory liabilities                                        -
    Accrued liability for postretirement and postemployment
      benefits                                                    -
    Other accruals                                              739
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                    11,442
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                             -
    Deferred income taxes                                     5,532
    Deferred investment tax credits                             266
    Deferred credits                                            210
    Noncurrent deferred revenue                                   -
    Accrued liability for postretirement and
     postemployment benefits                                  7,062
    Preferred stock liabilities with mandatory
     redemption provisions                                        -
    Liabilities of discontinued operations and
     liabilities held for sale                                    -
    Regulatory liabilities                                    1,000
    Other noncurrent liabilities
                                                                215
-----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                  14,285
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                     -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         75,159
===================================================================================================================================


*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1Q (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)




                                                                                                    Consolidating   F-1Q Page 1
As of December 31, 2003 ($ in thousands)                       NIP          NRC      Combined             Entries         Total
---------------------------------------------------------------------------------------------------------------------------------

ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                          6,636,139            *             *              *         6,636,139
    Accumulated depreciation and amortization             (3,082,743)                                                 (3,082,743)
---------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                      3,553,396                                                   3,553,396
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated
      depreciation                                             2,353                                                       2,353
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                         3,555,749                                                   3,555,749
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of
      subsidiaries                                                 -                                                           -
    Assets of discontinued operations and assets
       held for sale                                               -                                                           -
    Unconsolidated affiliates                                 50,381                                                           -
    Other investments                                              -                                                           -
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                             50,381                                                           -
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                     47                                                         315
    Restricted cash                                            2,585                                                       2,585
    Accounts receivable (less reserve)                        54,675                                                      69,702
    Unbilled revenue (less reserve)                           18,712                                                      74,186
    Gas inventory                                            131,839                                                     131,839
    Underrecovered gas and fuel costs                              -                                                           -
    Materials and supplies, at average cost                   43,817                                                      43,817
    Electric production fuel, at average cost                 29,039                                                      29,039
    Price risk management assets                               4,555                                                       4,555
    Exchange gas receivable                                        -                                                           -
    Regulatory assets                                         12,392                                                      12,392
    Prepayments and other                                     40,890                                                      41,004
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                         338,551                                                     409,434
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                   -                                                           -
    Regulatory assets                                        210,410                                                     210,410
    Goodwill                                                       -                                                           -
    Intangible assets                                         25,161                                                      25,161
    Deferred charges and other                                 6,620                                                       6,620
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                           242,191                                                     242,191
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                               4,186,872                                                   4,207,374
=================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1Q (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                    Consolidating      F-1Q Page 2
As of December 31, 2003 ($ in thousands)                     NIP         NRC        Combined          Entries             Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                        971,745        *             *                 *                971,745
Preferred Stocks--
    Series without mandatory redemption
       provisions                                           81,114                                                          81,114
Long-term debt, excluding amounts due within
    one year                                               682,027                                                         682,027
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                     1,734,886                                                       1,734,886
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                       32,000                                                          32,000
    Short-term borrowings                                  578,417                                                         578,417
    Accounts payable                                       160,327                                                         159,982
    Dividends declared on common and preferred stocks        1,124                                                           1,124
    Customer deposits                                       51,098                                                          51,098
    Taxes accrued                                           58,713                                                          58,847
    Interest accrued                                         6,892                                                           6,892
    Overrecovered gas and fuel costs                        26,882                                                          26,882
    Price risk management liabilities                          442                                                             442
    Exchange gas payable                                         -                                                               -
    Current deferred revenue                                     -                                                               -
    Regulatory liabilities                                       -                                                               -
    Accrued liability for postretirement and
       postemployment benefits                              13,627                                                          13,627
    Other accruals                                          56,648                                                          77,361
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                  986,170                                                       1,006,672
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                            -                                                               -
    Deferred income taxes                                  472,206                                                         472,206
    Deferred investment tax credits                         57,233                                                          57,233
    Deferred credits                                         1,949                                                          16,870
    Noncurrent deferred revenue                                  -                                                               -
    Accrued liability for postretirement and
       postemployment benefits                             224,220                                                         224,220
    Preferred stock liabilities with mandatory
       redemption provisions                                 2,438                                                           2,438
    Liabilities of discontinued operations and
       liabilities held for sale                                 -                                                               -
    Regulatory liabilities                                 667,179                                                         667,179
    Other noncurrent liabilities                            40,591                                                          25,670
----------------------------------------------------------------------------------------------------------------------------------
Total Other                                              1,465,816                                                       1,465,816
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                    -                                                               -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     4,186,872                                                       4,207,374
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)   F-1R (1 of 6)


                        NISOURCE INC. AND SUBSIDIARIES
                     PEI HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
          (Not covered by Report of Independent Public Accountants)



                                                                       F-1R      F-1R                        Consolidating    F-1R
 As of December 31, 2003 ($ in thousands)                            Page 3     Page 5      PEI   Combined      Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                       *       *           *        *                *          *
     Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
 Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

 INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
-----------------------------------------------------------------------------------------------------------------------------------
 Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

 CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
 Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

 OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets, less accumulated amortization
     Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
 Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1R (2 of 6)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                      F-1R       F-1R                       Consolidating    F-1R
 As of December 31, 2003 ($ in thousands)                            Page 4     Page 5     PEI   Combined      Entries      Total
----------------------------------------------------------------------------------------------------------------------------------

 CAPITALIZATION AND LIABILITIES
 CAPITALIZATION
 Common Stock Equity                                                      *       *         *         *              *         *
 Preferred Stocks--
     Series without mandatory redemption provisions
 Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
 Total Capitalization
----------------------------------------------------------------------------------------------------------------------------------

 CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Current deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and postemployment benefits
     Other accruals
---------------------------------------------------------------------------------------------------------------------------------
 Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------

 OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Noncurrent deferred revenue
     Accrued liability for postretirement and postemployment benefits
     Preferred stock liabilities with mandatory redemption provisions
     Liabilities of discontinued operations and liabilities held for sale
     Regulatory liabilities
     Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------------
 Total Other
---------------------------------------------------------------------------------------------------------------------------------
 COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------------------
 TOTAL CAPITALIZATION AND LIABILITIES
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1R (3 of 6)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)



                                                                                                                      F-1R Page 3
 As of December 31, 2003 ($ in thousands)                    CEI        HCC       IEL      LEC      NLEC        PORT        Total
----------------------------------------------------------------------------------------------------------------------------------

 ASSETS
 PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                             *          *         *        *         *           *            *
     Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant
----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
 Net Property, Plant, and Equipment
----------------------------------------------------------------------------------------------------------------------------------

 INVESTMENTS AND OTHER ASSETS
     Investments and undistributed earnings of subsidiaries
     Assets of discontinued operations and assets held for sale
     Unconsolidated affiliates
     Other investments
----------------------------------------------------------------------------------------------------------------------------------
 Total Investments
----------------------------------------------------------------------------------------------------------------------------------

 Current Assets
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
 Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------

 OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
 Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1R (4 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                      PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)


                                                                                                               F-1R Page 4
As of December 31, 2003 ($ in thousands)                 CEI     HCC     IEL      LEC       NLEC      PORT        Total
--------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                       *       *       *        *          *         *            *
Preferred Stocks--
    Series without mandatory redemption
       provisions
Long-term debt, excluding amounts due within
    one year
--------------------------------------------------------------------------------------------------------------------------
Total Capitalization
--------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and
       postemployment benefits
    Other accruals
--------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and
       postemployment benefits
    Preferred stock liabilities with mandatory
       redemption provisions
    Liabilities of discontinued operations and
       liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------
Total Other
--------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==========================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1R (5 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                      PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1R Page 5
As of December 31, 2003 ($ in thousands)                               WCE                WLC                                Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                        *                 *                                 *
    Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Investments and undistributed earnings of subsidiaries
    Assets of discontinued operations and assets held for sale
    Unconsolidated affiliates
    Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1R (6 of 6)


                         NISOURCE INC. AND SUBSIDIARIES
                      PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)




                                                                                                                   F-1R Page 6
As of December 31, 2003 ($ in thousands)                        WCE        WLC                                           Total
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *            *                                             *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and postemployment
      benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and postemployment benefits
    Preferred stock liabilities with mandatory redemption provisions
    Liabilities of discontinued operations and liabilities held for sale
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2 (1 OF 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                          F-2          F-2          F-2                   Consolidating     F-2
Year Ended December 31, 2003 ($ in thousands)           Page 2       Page 3       Page 4      Combined       Entries       Total
----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                       *            *           *             *              *       3,619,395
    Gas Transmission and Storage                                                                                         1,033,476
    Electric                                                                                                             1,115,862
    Other                                                                                                                  477,857
----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                                                           6,246,590
    Cost of Sales                                                                                                        3,186,258
----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                                                       3,060,332
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                                                            1,185,898
    Depreciation and amortization                                                                                          496,996
    Loss (gain) on sale or impairment of assets                                                                            (24,842)
    Other taxes                                                                                                            285,981
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                                                 1,944,033
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                  1,116,299
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                                                                 (464,654)
    Minority interests                                                                                                      (2,544)
    Preferred stock dividends of subsidiaries                                                                               (4,503)
    Other, net                                                                                                              15,308
----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                                                           (456,393)
----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                                                           659,906
INCOME TAXES                                                                                                               234,190
----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                                   425,716
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                                     (435)
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                                                                             (331,246)
Change in Accounting - net of tax                                                                                           (8,834)
Subsidiary Earnings                                                                                                              -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                           85,201
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2 (2 OF 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-2 Page 2
Year Ended December 31, 2003 ($ in thousands)                NI        BSG        CG        EUII      GSGT      IWCR       Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                          *         *      2,085,226      *         *         *          *
    Gas Transmission and Storage                                                 945,900
    Electric                                                                           -
    Other                                                                         19,404
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                 3,050,530
    Cost of Sales                                                              1,277,988
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                             1,772,542
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                    664,256
    Depreciation and amortization                                                163,178
    Loss (gain) on sale or impairment of assets                                  (18,409)
    Other taxes                                                                  172,905
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                         981,930
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                          790,612
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                        (84,618)
    Minority interests                                                                 -
    Preferred stock dividends of subsidiaries                                          -
    Other, net                                                                    21,786
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                  (62,832)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                 727,780
INCOME TAXES                                                                     249,635
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                         478,145
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                           (477)
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                                    (47,711)
Change in Accounting - net of tax                                                (16,845)
Subsidiary Earnings                                                                    -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                413,112
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) BSG includes two subsidiaries, CG includes twenty subsidiaries, EUII includes ten subsidiaries, GSGT includes one subsidiary and IWCR includes seven subsidiaries as noted in Item 1. Consolidating financial statement of BSG, CG, EUII, GSGT and IWCR are presented herewith in Exhibits F-1A through F4-A, F-1B through F-4B and F-1G through F-4G, F-1K through F-4K and F-1L through F-4L, respectively.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2 (3 OF 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-2 Page 3
Year Ended December 31, 2003 ($ in thousands)              KOKO        NESI       NCM        NCT     NCS         NDEV       Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                     36,946          *         *          *          -         *          *
    Gas Transmission and Storage                          1,677                                          -
    Electric                                                  -                                          -
    Other                                                17,285                                    277,807
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                           55,908                                    277,807
    Cost of Sales                                        44,050                                          -
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                       11,858                                    277,807
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                             5,896                                    257,129
    Depreciation and amortization                         1,955                                      7,067
    Loss (gain) on sale or impairment of assets               -                                          -
    Other taxes                                           1,174                                      9,110
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                  9,025                                    273,306
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                   2,833                                      4,501
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                   (25)                                    (3,236)
    Minority interests                                        -                                          -
    Preferred stock dividends of subsidiaries                 -                                          -
    Other, net                                               55                                       (380)
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                              30                                     (3,616)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING          2,863                                        885
INCOME TAXES                                              1,202                                        885
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                  1,661                                          -
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued
    Operations - net of taxes                                 -                                          -
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                 -                                          -
Change in Accounting - net of tax                             -                                          -
Subsidiary Earnings                                           -                                          -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         1,661                                          -
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) NESI includes three subsidiaries and NDEV includes ten subsidiaries as noted in Item 1. Consolidating financial statement of NESI and NDEV are presented herewith in Exhibits F-1M through F4-M and F-1N and F-4N, respectively.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2 (4 OF 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                                                                                    F-2 Page 4
Year Ended December 31, 2003 ($ in thousands)           NET      NFC     NRS      NIFL        NIP        PEI           Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                     *        *       *         *       949,392       *         949,392
    Gas Transmission and Storage                                                             49,747                  49,747
    Electric                                                                              1,092,764               1,092,764
    Other                                                                                         -                       -
------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                            2,091,903               2,091,903
    Cost of Sales                                                                         1,078,660               1,078,660
------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                        1,013,243               1,013,243
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                               332,115                 332,115
    Depreciation and amortization                                                           259,638                 259,638
    Loss (gain) on sale or impairment of assets                                                   -                       -
    Other taxes                                                                              90,547                  90,547
------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                    682,300                 682,300
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                     330,943                 330,943
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                                   (52,100)                (52,100)
    Minority interests                                                                            -                       -
    Preferred stock dividends of subsidiaries                                                     -                       -
    Other, net                                                                               (3,900)                 (3,900)
------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                             (56,000)                (56,000)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                            274,979                 274,979
INCOME TAXES                                                                                112,200                 112,200
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                    162,779                 162,779
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes                                                                                -                       -
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                                                     -                       -
Change in Accounting - net of tax                                                                 -                       -
Subsidiary Earnings                                                                               -                       -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                           162,779                 162,779
==============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) NIFL includes one subsidiary, NIP includes one subsidiary and PEI includes eight subsidiaries as noted in Item 1. Consolidating financial statement of NIFL, NIP and PEI are presented herewith in Exhibits F-1P through F-4P, F-1Q through F-4Q and F-1R through F-4R, respectively.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                                                                        Consolidating      F-2A
Year Ended December 31, 2003 ($ in thousands)             BSG        BSGPE        NU        Combined       Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                     413,079      *        104,811          *              *            *
    Gas Transmission and Storage                          24,985                 7,693
    Electric                                                   -                     -
    Other                                                 20,513                 2,169
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                           458,577               114,673
    Cost of Sales                                        267,666                73,886
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                       190,911                40,787
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                             98,647                14,762
    Depreciation and amortization                         38,194                 9,030
    Loss (gain) on sale or impairment of assets                -                     -
    Other taxes                                            7,913                 3,185
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                 144,754                26,977
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                   46,157                13,810
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                (10,512)               (3,365)
    Minority interests                                         -                     -
    Preferred stock dividends of subsidiaries                  -                     -
    Other, net                                               384                  (189)
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                          (10,128)               (3,554)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING          36,029                10,256
INCOME TAXES                                              13,170                 4,255
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                  22,859                 6,001
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes                                             -                     -
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                  -                     -
Change in Accounting - net of tax                              -                     -
Subsidiary Earnings                                        5,933                     -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         28,792                 6,001
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2B (1 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)


                                                          F-2B      F-2B      F-2B      F-2B              Consolidating      F-2B
Year Ended December 31, 2003 ($ in thousands)            Page 2    Page 3    Page 4    Page 5   Combined     Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                        *         *        *         *          *           *         2,085,226
    Gas Transmission and Storage                                                                                            945,900
    Electric                                                                                                                      -
    Other                                                                                                                    19,404
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                                                            3,050,530
    Cost of Sales                                                                                                         1,277,988
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                                                        1,772,542
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                                                               664,256
    Depreciation and amortization                                                                                           163,178
    Loss (gain) on sale or impairment of assets                                                                             (18,409)
    Other taxes                                                                                                             172,905
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                                                    981,930
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                     790,612
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                                                                   (84,618)
    Minority interests                                                                                                            -
    Preferred stock dividends of subsidiaries                                                                                     -
    Other, net                                                                                                               21,786
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                                                             (62,832)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                                                            727,780
INCOME TAXES                                                                                                                249,635
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                                    478,145
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes                                                                                                             (477)
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                                                                               (47,711)
Change in Accounting - net of tax                                                                                           (16,845)
Subsidiary Earnings                                                                                                               -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                           413,112
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2B (2 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                      F-2B Page 2
Year Ended December 31, 2003 ($ in thousands)                  CG         CAR       CAT       CDW      CCC     CER       Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                            *           *         *         *        *       *         *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE
    IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2B (3 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                       F-2B Page 3
Year Ended December 31, 2003 ($ in thousands)        CES      CKY        CMD        COH         CPA         CGV           Total
----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                  *     123,299     49,579   1,142,543    462,605     270,696          *
    Gas Transmission and Storage                             23,333      3,099     243,726     70,568      16,345
    Electric                                                      -          -           -          -           -
    Other                                                       229        317     (21,524)     5,904       3,034
----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                              146,861     52,995   1,364,745    539,077     290,075
    Cost of Sales                                            93,051     32,519     829,675    336,071     177,236
----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                           53,810     20,476     535,070    203,006     112,839
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                25,400      7,109     195,019    105,478      45,296
    Depreciation and amortization                             5,762      2,452      14,556     16,479      15,072
    Loss (gain) on sale or impairment of assets                   -          -           -          -           -
    Other taxes                                               1,708      2,117     109,053      4,273       4,821
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                     32,870     11,678     318,628    126,230      65,189
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                      20,940      8,798     216,442     76,776      47,650
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                    (3,150)    (1,488)    (24,395)   (15,098)    (10,195)
    Minority interests                                            -          -           -          -           -
    Preferred stock dividends of subsidiaries                     -          -           -          -           -
    Other, net                                                1,134        182       1,580      3,190         157
----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                              (2,016)    (1,306)    (22,815)   (11,908)    (10,038)
----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING             18,924      7,492     193,627     64,868      37,612
INCOME TAXES                                                  6,537      2,899      67,995     26,185      14,365
----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     12,387      4,593     125,632     38,683      23,247
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes                                                -          -           -          -           -
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                     -          -           -          -           -
Change in Accounting - net of tax                                 -          -           -          -           -
Subsidiary Earnings                                               -          -           -          -           -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            12,387      4,593     125,632     38,683      23,247
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2B (4 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                        F-2B Page 4
Year Ended December 31, 2003 ($ in thousands)                  TCO          CGT        CNS      CRC     CSP      CTC       Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                               -            -       *        *       *        *          *
    Gas Transmission and Storage                             685,562      133,026
    Electric                                                       -            -
    Other                                                      9,699        2,370
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                               695,261      135,396
    Cost of Sales                                                  -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                           695,261      135,396
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                220,153       55,475
    Depreciation and amortization                             85,086       23,218
    Loss (gain) on sale or impairment of assets               (1,798)           -
    Other taxes                                               41,329        8,712
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                     344,770       87,405
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                      350,491       47,991
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                    (30,281)      (6,072)
    Minority interests                                             -            -
    Preferred stock dividends of subsidiaries                      -            -
    Other, net                                                 1,710          (24)
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                              (28,571)      (6,096)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING             321,920       41,895
INCOME TAXES                                                 121,467       16,231
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     200,453       25,664
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes                                                 -            -
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes                                      -            -
Change in Accounting - net of tax                                  -            -
Subsidiary Earnings                                                -            -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            200,453       25,664
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2B (5 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                     F-2B Page 5
Year Ended December 31, 2003 ($ in thousands)                        NICL                              Total
----------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                  *                                  *
    Gas Transmission and Storage
    Electric
    Other
----------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
----------------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
----------------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
----------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2C (1 OF 1)


                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                     Consolidating        F-2C
Year Ended December 31, 2003 ($ in thousands)              CCC          TGT         Combined           Entries            Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                        *            *              *                  *                *
    Gas Transmission and Storage
    Electric
    Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2D (1 OF 2)


                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                         F-2D                                               Consolidating     F-2D
Year Ended December 31, 2003 ($ in thousands)           Page 2        CER          AD         Combined         Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                       *           *           *              *               *             *
    Gas Transmission and Storage
    Electric
    Other
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2D (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                     F-2D Page 2
Year Ended December 31, 2003 ($ in thousands)                   CNR            CNRCL               HH                   Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                              *                *                *                     *
    Gas Transmission and Storage
    Electric
    Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2E (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                        Consolidating       F-2E
Year Ended December 31, ($ in thousands)                         CNS         CMC        Combined           Entries          Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                               *           *            *                *                *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2F (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                   Consolidating         F-2F
Year Ended December 31, 2003 ($ in thousands)              CSP          CAA         Combined          Entries            Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                        *            *              *                *                 *
    Gas Transmission and Storage
    Electric
    Other
------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
    CHANGE IN ACCOUNTING
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2G (1 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                          F-2G         F-2G                              Consolidating      F-2G
Year Ended December 31, 2003 ($ in thousands)            Page 2       Page 3       EUII      Combined       Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                         *            *          *             *             *            *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2G (2 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                      F-2G Page 2
Year Ended December 31, 2003 ($ in thousands)           EUC        EUR        EUIM         TPC           NEST            Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                     *          *           *           *              *               *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2G (3 OF 3)


                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                F-2G Page 3
Year Ended December 31, 2003 ($ in thousands)                       NIFC         NITEX            NGS              Total
---------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                  *            *               *                 *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
===========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2H (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                         Consolidating      F-2H
Year Ended December 31, 2003 ($ in thousands)                 EUIM      ESPE       EUIC     Combined        Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                            *         *          *          *              *              *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2I (1 OF 2)


                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                         F-2I                                          Consolidating       F-2I
Year Ended December 31, 2003 ($ in thousands)           Page 2      EUIC         EUE      Combined        Entries          Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                       *          *           *           *              *               *
    Gas Transmission and Storage
    Electric
    Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2I (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                F-2I Page 2
Year Ended December 31, 2003 ($ in thousands)                            EUM                       Total
-----------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                       *                         *
    Gas Transmission and Storage
    Electric
    Other
-----------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
-----------------------------------------------------------------------------------------------------------
Total Net Revenues
-----------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
-----------------------------------------------------------------------------------------------------------
Total Operating Expenses
-----------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
-----------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
-----------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
-----------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
-----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
===========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2J (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     ENERGYUSA - TPC CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                     Consolidating        F-2J
Year Ended December 31, 2003 ($ in thousands)                TPC          EUA         Combined          Entries           Total
-------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                           *            *            *                 *                *
    Gas Transmission and Storage
    Electric
    Other
-------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
-------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
-------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interest
    Preferred stock dividends of subsidiaries
    Other, net
-------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
-------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations
    - net of taxes
Gain (Loss) on the Disposition of Discontinued
    Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
===============================================================================================================================


*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2K (1 of 1)


                        NISOURCE INC. AND SUBSIDIARIES
            GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME
          (Not covered by Report of Independent Public Accountants)


                                                                                           Consolidating    F-2K
  Year Ended December 31, 2003 ($ in thousands)                GSGT     BSEE    Combined       Entries     Total
------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                              -      *        *            *            *
    Gas Transmission and Storage                              18,765
    Electric                                                      -
    Other                                                        851
------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                19,616
    Cost of Sales                                             15,979
------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                             3,637
------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                  1,929
    Depreciation and amortization                                637
    Loss (gain) on sale or impairment of assets                    -
    Other taxes                                                  227
------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                       2,793
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                          844
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                       (114)
    Minority interests                                             -
    Preferred stock dividends of subsidiaries                      -
    Other, net                                                   401
------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                  287
------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING               1,131
INCOME TAXES                                                     852
------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         279
------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes          -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                   -
Change in Accounting - net of tax                                  -
Subsidiary Earnings                                                -
------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                279
==================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2L (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)



                                                       F-2L                                Consolidating    F-2L
    Year Ended December 31, 2003 ($ in thousands)     Page 2    IWCR   HWC  IWC  Combined     Entries      Total
------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                     *        *     *    *      *            *           *
    Gas Transmission and Storage
    Electric
    Other
------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
------------------------------------------------------------------------------------------------------------------
Total Net Revenues
------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2L (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)



                                                                                       F-2L Page 2
   Year Ended December 31, 2003 ($ in thousands)    IRAC   IWCM   LWC   LWAC   DWWC       Total
----------------------------------------------------------------------------------------------------

NET REVENUES
    Gas Distribution                                  *      *     *     *      *            *
    Gas Transmission and Storage
    Electric
    Other
----------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
----------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
----------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
----------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
----------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
----------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
====================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2M (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)



                                                            F-2M                                       Consolidating   F-2M
Year Ended December 31, 2003 ($ in thousands)              Page 2        NESI      CROSS     Combined     Entries      Total
-----------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                           *           *          -         *            *           *
    Gas Transmission and Storage                                                  3,244
    Electric                                                                          -
    Other                                                                             8
-----------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                    3,252
    Cost of Sales                                                                     -
-----------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                3,252
-----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                     1,420
    Depreciation and amortization                                                   861
    Loss (gain) on sale or impairment of assets                                       -
    Other taxes                                                                     338
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                          2,619
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                             633
-----------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                          (566)
    Minority interests                                                                -
    Preferred stock dividends of subsidiaries                                         -
    Other, net                                                                        -
-----------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                    (566)
-----------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                     67
INCOME TAXES                                                                          7
-----------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                             60
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                             -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                                      -
Change in Accounting - net of tax                                                     -
Subsidiary Earnings                                                                   -
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                    60
=============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2M (2 of 2)



                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                           F-2M Page 2
Year Ended December 31, 2003 ($ in thousands)            NPM       NESCL                                      Total
------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                      *          *                                         *
    Gas Transmission and Storage
    Electric
    Other
------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2N (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                          F-2N                                      Consolidating    F-2N
Year Ended December 31, 2003 ($ in thousands)            Page 2     NDEV    CARD   JOF    Combined     Entries      Total
---------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                       *          *       *     *        *            *           *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
===========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2N (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                      F-2N Page 2
  Year Ended December 31, 2003 ($ in thousands)                LEL            NDC            SWP                          Total
----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                            *              *              *                            *
    Gas Transmission and Storage
    Electric
    Other
----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-2O (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                         Consolidating                F-2O
   Year Ended December 31, 2003 ($ in thousands)        LEL       SCC     Combined         Entries                  Total
----------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                      *         *         *                *                       *
    Gas Transmission and Storage
    Electric
    Other
----------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
----------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
----------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
----------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)
============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-2P (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                     Consolidating      F-2P
Year Ended December 31, 2003 ($ in thousands)                    NIFL         NITC     Combined        Entries        Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                              51,230         *         *              *             *
    Gas Transmission and Storage                                     896
    Electric                                                           -
    Other                                                              -
------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                    52,126
    Cost of Sales                                                 38,975
------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                13,151
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                      6,712
    Depreciation and amortization                                  1,974
    Loss (gain) on sale or impairment of assets                        -
    Other taxes                                                    1,057
------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                           9,743
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                            3,408
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                            (29)
    Minority interests                                                 -
    Preferred stock dividends of subsidiaries                          -
    Other, net                                                       221
------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                      192
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                   3,600
INCOME TAXES                                                       1,644
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                           1,956
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes              -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                       -
Change in Accounting - net of tax                                      -
Subsidiary Earnings                                                  656
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                  2,612
==============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-2Q (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                       Consolidating       F-2Q
Year Ended December 31, 2003 ($ in thousands)                     NIP           NRC      Combined         Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                947,178        *         *                 *          949,392
    Gas Transmission and Storage                                     49,747                                                49,747
    Electric                                                      1,091,418                                             1,092,764
    Other                                                                 -                                                     -
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                    2,088,343                                             2,091,903
    Cost of Sales                                                 1,078,660                                             1,078,660
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                1,009,683                                             1,013,243
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                       332,061                                               332,115
    Depreciation and amortization                                   259,638                                               259,638
    Loss (gain) on sale or impairment of assets                           -                                                     -
    Other taxes                                                      90,584                                                90,547
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                            682,283                                               682,300
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                             327,400                                               330,943
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                           (55,988)                                              (52,100)
    Minority interests                                                    -                                                     -
    Preferred stock dividends of subsidiaries                             -                                                     -
    Other, net                                                        1,985                                                (3,900)
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                     (54,003)                                              (56,000)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                    273,397                                               274,979
INCOME TAXES                                                        110,815                                               112,200
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                            162,582                                               162,779
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                 -                                                     -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                          -                                                     -
Change in Accounting - net of tax                                         -                                                     -
Subsidiary Earnings                                                     197                                                     -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                   162,779                                               162,779
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2R (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                    F-2R                                        Consolidating       F-2R
Year Ended December 31, 2003 ($ in thousands)      Page 2     PEI    CEI    HCC    Combined         Entries         Total
----------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                  *        *      *      *         *               *              *
    Gas Transmission and Storage
    Electric
    Other
----------------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
----------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
----------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
----------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-2R (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not Covered by Report of Independent Public Accountants)


                                                                                                        F-2R Page 2
   Year Ended December 31, 2003 ($ in thousands)       IEL     LEC    NLEC    PORT    WCE     WLC          Total
---------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                    *       *       *      *       *       *             *
    Gas Transmission and Storage
    Electric
    Other
---------------------------------------------------------------------------------------------------------------------
Gross Revenues
    Cost of Sales
---------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
---------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
---------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=====================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3 (1 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not Covered by Report of Independent Public Accountants)


                                                          F-3       F-3       F-3                  Consolidating        F-3
Year Ended December 31, 2003 ($ in thousands)           Page 2    Page 3    Page 4      Combined       Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                *         *         *             *             *             2,492
    Common stock issued -                                                                                                   132
      Long-term incentive plan                                                                                                7
      Employee stock purchase plan                                                                                            -
    Common stock retired                                                                                                      -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                    2,631
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                                          3,382,465
    Common stock issued -                                                                                               344,869
      Employee stock purchase plan                                                                                          627
      Long-term incentive plan                                                                                           21,604
    Recapitalization -
      Capital contributions                                                                                                   -
    Treasury stock acquired                                                                                              (2,449)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                3,747,116
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                                            930,870
    Net income (loss)                                                                                                    85,201
    Cash dividends -
      NI                                                                                                               (284,735)
      Subsidiaries (to parent)                                                                                                -
    Other                                                                                                                   (23)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                  731,313
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                               (555)
    Long-term Incentive Plan                                                                                             (4,521)
    Amortization of Unearned Compensation                                                                                   912
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                   (4,164)
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                                           (140,550)
    Other Comprehensive Income, net of tax
      Unrealized                                                                                                          1,360
      Realized                                                                                                                -
    Gain/Loss on foreign currency translation
      Unrealized                                                                                                            827
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                                                23,802
    Minimum pension liability adjustment                                                                                 53,545
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                  (61,016)
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                                             4,415,880
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3 (2 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not Covered by Report of Independent Public Accountants)


                                                                                                                      F-3 Page 2
Year Ended December 31, 2003 ($ in thousands)             NI     BSG         CG            EUII      GSGT     IWCR     Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               *       *               -          *         *        *        *
      Common stock issued -                                                        -
      Long-term incentive plan                                                     -
      Employee stock purchase plan                                                 -
    Common stock retired                                                           -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             -
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                               1,383,318
    Common stock issued -                                                          -
      Employee stock purchase plan                                                 -
      Long-term incentive plan                                                     -
    Recapitalization -
      Capital contributions                                                   15,434
    Treasury stock acquired                                                        -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                     1,398,752
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                 968,590
    Net income (loss)                                                        413,112
    Cash dividends -
      NI                                                                           -
      Subsidiaries (to parent)                                              (300,000)
    Other                                                                          -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                     1,081,702
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                       -
    Long-term Incentive Plan                                                       -
    Amortization of Unearned Compensation                                          -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             -
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                  44,458
    Other Comprehensive Income, net of tax
      Unrealized                                                                   -
      Realized                                                                     -
    Gain/Loss on foreign currency translation
      Unrealized                                                                 909
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                     22,664
    Minimum pension liability adjustment                                      20,091
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                        88,122
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                  2,568,576
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3 (3 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not Covered by Report of Independent Public Accountants)


                                                                                                                        F-3 Page 3
Year Ended December 31, 2003 ($ in thousands)              KOKO        NESI      NCM       NCT         NCS      NDEV      Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              46,170          *        *         *         400         *        *
    Common stock issued -                                      -                                         -
      Long-term incentive plan                                 -                                         -
      Employee stock purchase plan                             -                                         -
    Common stock retired                                       -                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    46,170                                       400
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                 135                                         -
    Common stock issued -                                      -                                         -
      Employee stock purchase plan                             -                                         -
      Long-term incentive plan                                 -                                         -
    Recapitalization -
      Capital contributions                                  232                                         -
    Treasury stock acquired                                    -                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       367                                         -
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                             (10,230)                                        -
    Net income (loss)                                      1,661                                         -
    Cash dividends -
      NI                                                       -                                         -
      Subsidiaries (to parent)                                 -                                         -
    Other                                                      -                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    (8,569)                                        -
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                   -                                         -
    Long-term Incentive Plan                                   -                                         -
    Amortization of Unearned Compensation                      -                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         -                                         -
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                (422)                                  (21,166)
    Other Comprehensive Income, net of tax
      Unrealized                                               -                                         -
      Realized                                                 -                                         -
    Gain/Loss on foreign currency translation
      Unrealized                                               -                                         -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                      -                                         -
    Minimum pension liability adjustment                     253                                    10,847
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      (169)                                  (10,319)
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                 37,799                                    (9,919)
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3 (4 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not Covered by Report of Independent Public Accountants)


                                                                                                                         F-3 Page 4
Year Ended December 31, 2003 ($ in thousands)          NET        NFC      NRS      NIFL             NIP        PEI        Total
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *          *        *         *         859,488          *          *
    Common stock issued - (Retired)                                                                    -
      Long-term incentive plan                                                                         -
      Employee stock purchase plan                                                                     -
    Common stock retired                                                                               -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                           859,488
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                      33,483
    Common stock issued -                                                                              -
      Employee stock purchase plan                                                                     -
      Long-term incentive plan                                                                         -
    Recapitalization -
      Capital contributions                                                                       16,807
    Treasury stock acquired                                                                            -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                            50,290
------------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                     147,865
    Net income (loss)                                                                            162,779
    Cash dividends -
      NI                                                                                               -
      Subsidiaries (to parent)                                                                  (122,412)
    Other                                                                                         (4,503)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                           183,729
------------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                           -
    Long-term Incentive Plan                                                                           -
    Amortization of Unearned Compensation                                                              -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                 -
------------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                    (141,214)
    Other Comprehensive Income, net of tax
      Unrealized                                                                                       -
      Realized                                                                                         -
    Gain/Loss on foreign currency translation
      Unrealized                                                                                       -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                            284
    Minimum pension liability adjustment                                                          19,168
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                          (121,762)
------------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                        971,745
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3A (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not Covered by Report of Independent Public Accountants)

                                                                                                      Consolidating      F-3A
Year Ended December 31, 2003 ($ in thousands)              BSG    BSGPE        NU         Combined       Entries        Total
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                 -        *             1         *            *              *
    Common stock issued -                                    -                      -
      Long-term incentive plan                               -                      -
      Employee stock purchase plan                           -                      -
    Common stock retired                                     -                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       -                      1
-------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                           526,165                109,136
    Common stock issued -                                    -                      -
      Employee stock purchase plan                           -                      -
      Long-term incentive plan                               -                      -
    Recapitalization -
      Capital contributions                                477                      -
    Treasury stock acquired                                  -                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 526,642                109,136
-------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                            10,499                  4,140
    Net income (loss)                                   28,792                  6,001
    Cash dividends -
      NI                                                     -                      -
      Subsidiaries (to NI)                             (21,238)                (2,656)
    Other                                               (1,190)                     -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                  16,863                  7,485
-------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                 -                      -
    Long-term Incentive Plan                                 -                      -
    Amortization of Unearned Compensation                    -                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       -                      -
-------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                           (16,012)                (2,532)
    Other Comprehensive Income, net of tax
      Unrealized                                             -                      -
      Realized                                               -                      -
    Gain/Loss on foreign currency translation
      Unrealized                                             -                      -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                    -                      -
    Minimum pension liability adjustment                 1,722                    845
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 (14,290)                (1,687)
-------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                              529,215                114,935
===============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3B (1 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not Covered by Report of Independent Public Accountants)


                                                      F-3B      F-3B       F-3B       F-3B                Consolidating     F-3B
Year Ended December 31, 2003 ($ in thousands)        Page 2    Page 3     Page 4     Page 5    Combined      Entries        Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *         *          *          *           *            *               -
    Common stock issued                                                                                                         -
      Long-term incentive plan                                                                                                  -
      Employee stock purchase plan                                                                                              -
    Common stock retired                                                                                                        -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                          -
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                                            1,383,318
    Common stock issued                                                                                                         -
      Employee stock purchase plan                                                                                              -
      Long-term incentive plan                                                                                                  -
    Recapitalization -
      Capital contributions                                                                                                15,434
    Treasury stock acquired                                                                                                     -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                  1,398,752
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                                              968,590
    Net income (loss)                                                                                                     413,112
    Cash dividends -
      NI                                                                                                                        -
      Subsidiaries (to parent)                                                                                           (300,000)
    Other                                                                                                                       -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                  1,081,702
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                                    -
    Long-term Incentive Plan                                                                                                    -
    Amortization of Unearned Compensation                                                                                       -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                          -
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                                               44,458
    Other Comprehensive Income, net of tax
      Unrealized                                                                                                                -
      Realized                                                                                                                  -
    Gain/Loss on foreign currency translation
      Unrealized                                                                                                              909
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                                                  22,664
    Minimum pension liability adjustment                                                                                   20,091
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                     88,122
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                                               2,568,576
=================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3B (2 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not Covered by Report of Independent Public Accountants)


                                                                                                               F-3B Page 2
Year Ended December 31, 2003 ($ in thousands)         CG       CAR      CAT      CDW      CCC         CER         Total
--------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *         *        *        *        *           *            *
      Common stock issued
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==========================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3B (3 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                                    F-3B Page 3
Year Ended December 31, 2003 ($ in thousands)         CES      CKY       CMD      COH         CPA         CGV          Total
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *    23,806        72    119,240     45,128      65,305          *
    Common stock issued -                                         -         -     40,000          -           -
      Long-term incentive plan                                    -         -          -          -           -
      Employee stock purchase plan                                -         -          -          -           -
    Common stock retired                                          -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       23,806        72    159,240     45,128      65,305
-------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                  3,538    11,172     13,273      5,135       6,640
    Common stock issued -                                         -         -          -          -           -
      Employee stock purchase plan                                -         -          -          -           -
      Long-term incentive plan                                    -         -          -          -           -
    Recapitalization -
      Capital contributions                                     613        17      3,863        166           -
    Treasury stock acquired                                       -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        4,151    11,189     17,136      5,301       6,640
-------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                 43,886    17,344    271,116    158,902      95,049
    Net income (loss)                                        12,387     4,593    125,632     38,683      23,247
    Cash dividends -
      NI                                                          -         -          -          -           -
      Subsidiaries (to parent)                               (6,475)   (4,188)  (121,600)   (39,351)          -
    Other                                                         -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       49,798    17,749    275,148    158,234     118,296
-------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                      -         -          -          -           -
    Long-term Incentive Plan                                      -         -          -          -           -
    Amortization of Unearned Compensation                         -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                            -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                   (595)      183     (6,664)    (2,284)       (774)
    Other Comprehensive Income, net of tax
      Unrealized                                                  -         -          -          -           -
      Realized                                                    -         -          -          -           -
    Gain/Loss on foreign currency translation
      Unrealized                                                  -         -          -          -           -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                         -         -          -          -           -
    Minimum pension liability adjustment                        595      (183)     6,664      2,284         774
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                            -         -          -          -           -
-------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                    77,755    29,010    451,524    208,663     190,241
===============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3B (4 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                                  F-3B Page 4
Year Ended December 31, 2003 ($ in thousands)             TCO           CGT        CNS      CRC    CSP     CTC       Total
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                  48           20       *        *      *       *          *
    Common stock issued -                                      -            -
      Long-term incentive plan                                 -            -
      Employee stock purchase plan                             -            -
    Common stock retired                                       -            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        48           20
-----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                           1,032,588      118,080
    Common stock issued -                                      -            -
      Employee stock purchase plan                             -            -
      Long-term incentive plan                                 -            -
    Recapitalization -
      Capital contributions                                8,550        1,339
    Treasury stock acquired                                    -            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 1,041,138      119,419
-----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                              67,579        6,556
    Net income (loss)                                    200,453       25,664
    Cash dividends -
      NI                                                       -            -
      Subsidiaries (to parent)                                 -            -
    Other                                                      -            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   268,032       32,220
-----------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                   -            -
    Long-term Incentive Plan                                   -            -
    Amortization of Unearned Compensation                      -            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         -            -
-----------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                              (7,437)      (1,323)
    Other Comprehensive Income, net of tax
      Unrealized                                               -            -
      Realized                                                 -            -
    Gain/Loss on foreign currency translation
      Unrealized                                               -            -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                      -            -
    Minimum pension liability adjustment                   7,437        1,323
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         -            -
-----------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                              1,309,218      151,659
=============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3B (5 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                         F-3B Page 5
Year Ended December 31, 2003 ($ in thousands)               NICL                            Total
----------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *                              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
----------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
----------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
----------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
====================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3C (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
          COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                            Consolidating      F-3C
Year Ended December 31, 2003 ($ in thousands)              CCC      TGT      Combined          Entries         Total
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                *        *          *                *               *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
--------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
--------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
====================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3D (1 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
               COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
          (Not covered by Report of Independent Public Accountants)


                                                       F-3D                                               Consolidating       F-3D
Year Ended December 31, 2003 ($ in thousands)         Page 2         CER          AD         Combined        Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *            *           *             *               *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3D (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                             F-3D Page 2
Year Ended December 31, 2003 ($ in thousands)          CNR             CNRCL                 HH                 Total
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *                 *                  *                 *
    Common stock issued -
      Long-term incentive plan
      Employee Stock Purchase Plan
    Common stock retired
------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee Stock Purchase Plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
========================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3E (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
            COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                           Consolidating       F-3E
Year Ended December 31, 2003 ($ in thousands)                   CNS           CMC          Combined           Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                     *             *              *                  *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3F (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                   Consolidating         F-3F
Year Ended December 31, 2003 ($ in thousands)              CSP            CAA        Combined         Entries           Total
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                *              *             *               *                *
    Common stock issued
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3G (1 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                       F-3G        F-3G                                  Consolidating       F-3G
Year Ended December 31, 2003 ($ in thousands)         Page 2      Page 3         EUII      Combined         Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *           *             *          *                *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3G (2 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                                   F-3G Page 2
Year Ended December 31, 2003 ($ in thousands)           EUC        EUR         EUIM         TPC         NEST          Total
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *          *           *            *            *             *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3G (3 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                                      F-3G Page 3
Year Ended December 31, 2003 ($ in thousands)                NIFC             NITEX                NGS                   Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *                *                   *                      *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3H (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                          Consolidating      F-3H
Year Ended December 31, 2003 ($ in thousands)           EUIM       ESPE        EUIC        Combined          Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              *          *           *             *                *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3I (1 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                        F-3I                                            Consolidating       F-3I
Year Ended December 31, 2003 ($ in thousands)          Page 2        EUIC        EUE       Combined        Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              *            *          *            *              *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3I (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                        F-3I Page 2
Year Ended December 31, 2003 ($ in thousands)                 EUM                         Total
---------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *                           *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
---------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
---------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
---------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3J (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                             Consolidating          F-3J
Year Ended December 31, 2003 ($ in thousands)          TPC         EUA        Combined          Entries             Total
-------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *           *             *                *                  *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=========================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3K (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
             GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                     Consolidating         F-3K
Year Ended December 31, 2003 ($ in thousands)               GSGT         BSEE         Combined          Entries           Total
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                  30           *              *                 *               *
    Common stock issued -                                      -
      Long-term incentive plan                                 -
      Employee stock purchase plan                             -
    Common stock retired                                       -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        30
-------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                              26,361
    Common stock issued -                                      -
      Employee stock purchase plan                             -
      Long-term incentive plan                                 -
    Recapitalization/Dissolution -
      Capital contributions                                   88
    Treasury stock acquired                                    -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    26,449
-------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                             (14,723)
    Net income (loss)                                        279
    Cash dividends -
      NI                                                       -
      Subsidiaries (to parent)                                 -
    Other                                                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   (14,444)
-------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                   -
    Long-term Incentive Plan                                   -
    Amortization of Unearned Compensation                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         -
-------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                 (77)
    Other Comprehensive Income, net of tax
      Unrealized                                               -
      Realized                                                 -
    Gain/Loss on foreign currency translation
      Unrealized                                               -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                      -
    Minimum pension liability adjustment                      14
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       (63)
-------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                 11,972
===============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3L (1 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  IWC RESOURCES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                       F-3L                                               Consolidating     F-3L
Year Ended December 31, 2003 ($ in thousands)         Page 2     IWCR      HWC      IWC       Combined       Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *          *        *        *            *               *          *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3L (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-3L Page 2
Year Ended December 31, 2003 ($ in thousands)            IRAC       IWCM        LWC          LWAC         DWWC           Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               *          *          *             *            *              *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Treasury stock acquired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3M (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)


                                                            F-3M                                            Consolidating   F-3M
Year Ended December 31, 2003 ($ in thousands)              Page 2         NESI      CROSS      Combined         Entries     Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                  *              *            1         *              *          *
    Common stock issued -                                                                 -
      Long-term incentive plan                                                            -
      Employee stock purchase plan                                                        -
    Common stock retired                                                                  -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                    1
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                              -
    Common stock issued -                                                                 -
      Employee stock purchase plan                                                        -
      Long-term incentive plan                                                            -
    Recapitalization -
      Capital contributions                                                          15,000
    Treasury stock acquired                                                               -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               15,000
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                         (9,060)
    Net income (loss)                                                                    60
    Cash dividends -
      NI                                                                                  -
      Subsidiaries (to NI)                                                                -
    Other                                                                                 -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               (9,000)
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                              -
    Long-term Incentive Plan                                                              -
    Amortization of Unearned Compensation                                                 -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                    -
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                              -
    Other Comprehensive Income, net of tax
      Unrealized                                                                          -
      Realized                                                                            -
    Gain/Loss on foreign currency translation
      Unrealized                                                                          -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                 -
    Minimum pension liability adjustment                                                  -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                    -
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                             6,001
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3M (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-3M Page 2
Year Ended December 31, 2003 ($ in thousands)                 NPM              NESCL                                     Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *                 *                                        *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3N (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                     F-3N                                           Consolidating           F-3N
Year Ended December 31, 2003 ($ in thousands)      Page 2    NDEV     CARD   JOF     Combined             Entries          Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *        *        *      *          *               *                *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3N (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)


                                                                                                                      F-3N Page 2
Year Ended December 31, 2003 ($ in thousands)                    LEL             NDC            SWP                         Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *               *              *                           *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3O (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                          Consolidating             F-3O
Year Ended December 31, 2003 ($ in thousands)             LEL     SCC     Combined           Entries                Total
---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               *       *          *                *                      *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury shares acquired
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3P (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                        Consolidating       F-3P
Year Ended December 31, 2003 ($ in thousands)                       NIFL        NITC     Combined           Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                       30,674        *          *                  *               *
    Common stock issued -                                               -
      Long-term incentive plan                                          -
      Employee stock purchase plan                                      -
    Common stock retired                                                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             30,674
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                          145
    Common stock issued -                                               -
      Employee stock purchase plan                                      -
      Long-term incentive plan                                          -
    Recapitalization -
      Capital contributions                                           190
    Treasury stock acquired                                             -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                335
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                       16,130
    Net income (loss)                                               2,612
    Cash dividends -
      NI                                                                -
      Subsidiaries (to NI)                                              -
    Other                                                               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             18,742
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                            -
    Long-term Incentive Plan                                            -
    Amortization of Unearned Compensation                               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                         (599)
    Other Comprehensive Income, net of tax
      Unrealized                                                        -
      Realized                                                          -
    Gain/Loss on foreign currency translation
      Unrealized                                                        -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                               -
    Minimum pension liability adjustment                              280
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                               (319)
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                          49,432
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3Q (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)


                                                                                                  Consolidating         F-3Q
Year Ended December 31, 2003 ($ in thousands)                   NIP         NRC       Combined       Entries           Total
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                 859,488         *              *              *          859,488
    Common stock issued/retired -                                  -                                                        -
      Long-term incentive plan                                     -                                                        -
      Employee stock purchase plan                                 -                                                        -
    Common stock retired                                           -                                                        -
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       859,488                                                  859,488
------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                  33,483                                                   33,483
    Common stock issued -                                          -                                                        -
      Employee stock purchase plan                                 -                                                        -
      Long-term incentive plan                                     -                                                        -
    Recapitalization -
      Capital contributions                                   16,807                                                   16,807
    Treasury stock acquired                                        -                                                        -
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        50,290                                                   50,290
------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                 147,865                                                  147,865
    Net income (loss)                                        162,779                                                  162,779
    Cash dividends -                                                                                                        -
      Preferred Stock                                              -                                                        -
      Subsidiaries to NI                                    (122,412)                                                (122,412)
    Other                                                     (4,503)                                                  (4,503)
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       183,729                                                  183,729
------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                       -                                                        -
    Long-term Incentive Plan                                       -                                                        -
    Amortization of Unearned Compensation                          -                                                        -
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             -                                                        -
------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                (141,214)                                                (141,214)
    Other Comprehensive Income, net of tax
      Unrealized                                                   -                                                        -
      Realized                                                     -                                                        -
    Gain/Loss on foreign currency translation
      Unrealized                                                   -                                                        -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                        284                                                      284
    Minimum pension liability adjustment                      19,168                                                   19,168
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      (121,762)                                                (121,762)
------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                    971,745                                                  971,745
==============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3R (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)

                                                        F-3R                                           Consolidating       F-3R
Year Ended December 31, 2003 ($ in thousands)          Page 2     PEI     CEI   HCC      Combined         Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *         *       *     *           *               *               *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to NI)
    Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-3R (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
           (Not covered by Report of Independent Public Accountants)


                                                                                                      F-3R Page 2
Year Ended December 31, 2003 ($ in thousands)        IEL      LEC    NLEC    PORT    WCE      WLC        Total
------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *        *       *       *       *        *          *
    Common stock issued -
      Long-term incentive plan
      Employee stock purchase plan
    Common stock retired
------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issued -
      Employee stock purchase plan
      Long-term incentive plan
    Recapitalization -
      Capital contributions
    Treasury stock acquired
------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
------------------------------------------------------------------------------------------------------------------
Balance at end of year
------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (1 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                 F-4       F-4      F-4                Consolidating         F-4
Year Ended December 31, 2003 ($ in thousands)                 Page 2    Page 3   Page 4   Combined           Entries        Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                     *         *        *          *            *           85,201
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                                                                           496,996
      Net changes in price risk management activities                                                                     (4,307)
      Deferred income taxes and investment tax credits                                                                    77,874
      Deferred revenue                                                                                                    (6,411)
      Amortization of unearned compensation                                                                               12,912
      Loss (Gain) on sale of assets                                                                                      (24,850)
      Loss (Income) from change in accounting                                                                              8,845
      Earnings in subsidiaries                                                                                                 -
      Dividends received from subsidiaries                                                                                     -
      Loss (Income) from unconsolidated affiliates                                                                         5,435
      Loss (Gain) on sale of discontinued assets                                                                         331,246
      Loss (Income) from discontinued operations                                                                             450
      Amortization of discount/premium on debt                                                                            18,945
    Changes in assets/liabilities:
      Restricted cash                                                                                                      1,381
      Accounts receivable and unbilled revenue                                                                            67,313
      Inventories                                                                                                       (166,948)
      Accounts payable                                                                                                   (41,432)
      Customer deposits                                                                                                   15,211
      Taxes accrued                                                                                                      (89,464)
      Interest accrued                                                                                                     5,892
      (Under) Overrecovered gas and fuel costs                                                                            18,886
      Exchange gas receivable/payable                                                                                   (196,047)
      Prepayments and other current assets                                                                                 9,948
      Other accruals                                                                                                     (55,542)
      Regulatory assets/liabilities                                                                                        3,302
      Postretirement and postemployment benefits                                                                          82,588
      Deferred credits                                                                                                   (28,137)
      Deferred charges and other noncurrent assets                                                                        14,174
      Other noncurrent liabilities                                                                                       (29,111)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                                                                      614,350
Net Cash from Discontinued Operations                                                                                   (141,500)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                                                       472,850
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                                              (574,596)
      Proceeds from disposition of assets                                                                                586,495
      Other investing activities                                                                                         (17,631)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                                                        (5,732)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                                       1,401,483
      Retirement of long-term debt                                                                                    (1,366,890)
      Change in short-term debt                                                                                         (227,630)
      Change in intercompany notes receivable                                                                                  -
      Change in intercompany notes payable                                                                                     -
      Retirement of preferred shares                                                                                    (346,155)
      Issuance of common stock and capital contributed                                                                   354,672
      Acquisition of treasury stock                                                                                       (2,450)
      Dividends paid - common shares                                                                                    (283,996)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                                                      (470,966)
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                                                          (3,848)
Cash and cash equivalents at beginning of period                                                                          31,132
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                                27,284
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (2 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-4 Page 2
Year Ended December 31, 2003 ($ in thousands)                   NI    BSG           CG         EUII      GSGT    IWCR         Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                   *      *         413,112        *         *       *        *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                                    163,178
      Net changes in price risk management activities                               3,964
      Deferred income taxes and investment tax credits                            117,648
      Deferred revenue                                                            (14,502)
      Amortization of unearned compensation                                           667
      Loss (Gain) on sale of assets                                               (18,409)
      Loss (Income) from change in accounting                                      16,845
      Earnings in subsidiaries                                                          -
      Dividends received from subsidiaries                                              -
      Loss (Income) from unconsolidated affiliates                                     (1)
      Loss (Gain) on sale of discontinued assets                                   47,711
      Loss (Income) from discontinued operations                                      477
      Amortization of discount/premium on debt                                         32
    Changes in assets/liabilities:
      Restricted cash                                                              20,553
      Accounts receivable and unbilled revenue                                     33,056
      Inventories                                                                 (32,367)
      Accounts payable                                                            (96,520)
      Customer deposits                                                             3,204
      Taxes accrued                                                               (71,117)
      Interest accrued                                                             (5,212)
      (Under) Overrecovered gas and fuel costs                                    (28,298)
      Exchange gas receivable/payable                                            (184,979)
      Prepayments and other current assets                                         12,079
      Other accruals                                                              (92,085)
      Regulatory assets/liabilities                                                19,171
      Postretirement and postemployment benefits                                   10,082
      Deferred credits                                                              7,516
      Deferred charges and other noncurrent assets                                 (2,558)
      Other noncurrent liabilities                                                (70,381)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                               252,866
Net Cash from Discontinued Operations                                             (87,400)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                165,466
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                       (244,562)
      Proceeds from disposition of assets                                         453,565
      Other investing activities                                                  (18,265)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                190,738
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                        2
      Retirement of long-term debt                                                    (52)
      Change in short-term debt                                                      (830)
      Change in intercompany notes receivable                                           -
      Change in intercompany notes payable                                              -
      Retirement of preferred shares                                                    -
      Issuance of common stock and capital contributed                                  -
      Acquisition of treasury stock                                                     -
      Dividends paid - common shares                                             (299,944)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                               (300,824)
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                   55,380
Cash and cash equivalents at beginning of period                                   14,502
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         69,882
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (3 of 4)


                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-4 Page 3
Year Ended December 31, 2003 ($ in thousands)                  KOKO     NESI       NCM    NCT        NCS       NDEV           Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  1,661        *         *      *          -          *        *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                  1,955                                7,067
      Net changes in price risk management activities               -                                    -
      Deferred income taxes and investment tax credits           (390)                              (6,198)
      Deferred revenue                                              -                                    -
      Amortization of unearned compensation                         -                               11,797
      Loss (Gain) on sale of assets                                 -                                    -
      Loss (Income) from change in accounting                       -                                    -
      Earnings in subsidiaries                                      -                                    -
      Dividends received from subsidiaries                          -                                    -
      Loss (Income) from unconsolidated affiliates                  -                                    -
      Loss (Gain) on sale of discontinued assets                    -                                    -
      Loss (Income) from discontinued operations                    -                                    -
      Amortization of discount/premium on debt                      -                                    -
    Changes in assets/liabilities:
      Restricted cash                                               -                                    -
      Accounts receivable and unbilled revenue                   (923)                              26,718
      Inventories                                                 149                                    -
      Accounts payable                                            782                               17,646
      Customer deposits                                            48                                    -
      Taxes accrued                                               655                               (9,133)
      Interest accrued                                              6                                  162
      (Under) Overrecovered gas and fuel costs                    366                                    -
      Exchange gas receivable/payable                               -                                    -
      Prepayments and other current assets                        (20)                                (563)
      Other accruals                                           (1,251)                             (28,347)
      Regulatory assets/liabilities                              (381)                                   -
      Postretirement and postemployment benefits                 (403)                               1,504
      Deferred credits                                         (1,110)                                   -
      Deferred charges and other noncurrent assets                218                               (4,562)
      Other noncurrent liabilities                                480                               (8,964)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                             1,842                                7,127
Net Cash from Discontinued Operations                               -                                    -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                              1,842                                7,127
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                          -                               (4,387)
      Proceeds from disposition of assets                           -                                    -
      Other investing activities                                    -                                    -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                  -                               (4,387)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                    -                                    -
      Retirement of long-term debt                                  -                                    -
      Change in short-term debt                                     -                                    -
      Change in intercompany notes receivable                  (2,616)                                   -
      Change in intercompany notes payable                          -                               (2,271)
      Retirement of preferred shares                                -                                    -
      Issuance of common stock and capital contributed              -                                    -
      Acquisition of treasury stock                                 -                                    -
      Dividends paid - common shares                                -                                  665
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                             (2,616)                              (1,606)
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                 (774)                               1,134
Cash and cash equivalents at beginning of period                1,270                                1,081
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                        496                                2,215
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-4 Page 4
Year Ended December 31, 2003 ($ in thousands)               NET       NFC    NRS      NIFL          NIP           PEI         Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                *         *      *         *         162,779          *         *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                                                     259,638
      Net changes in price risk management activities                                               (1,149)
      Deferred income taxes and investment tax credits                                             (49,349)
      Deferred revenue                                                                                   -
      Amortization of unearned compensation                                                            216
      Loss (Gain) on sale of assets                                                                      -
      Loss (Income) from change in accounting                                                            -
      Earnings in subsidiaries                                                                           -
      Dividends received from subsidiaries                                                               -
      Loss (Income) from unconsolidated affiliates                                                       -
      Loss (Gain) on sale of discontinued assets                                                         -
      Loss (Income) from discontinued operations                                                         -
      Amortization of discount/premium on debt                                                       3,900
    Changes in assets/liabilities:
      Restricted cash                                                                               (2,585)
      Accounts receivable and unbilled revenue                                                      19,949
      Inventories                                                                                 (105,845)
      Accounts payable                                                                             (23,647)
      Customer deposits                                                                             11,752
      Taxes accrued                                                                                 33,133
      Interest accrued                                                                              (2,962)
      (Under) Overrecovered gas and fuel costs                                                      76,979
      Exchange gas receivable/payable                                                                    -
      Prepayments and other current assets                                                          (1,477)
      Other accruals                                                                                (1,183)
      Regulatory assets/liabilities                                                                  6,370
      Postretirement and postemployment benefits                                                    27,992
      Deferred credits                                                                             (19,110)
      Deferred charges and other noncurrent assets                                                  (1,650)
      Other noncurrent liabilities                                                                  (6,600)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                                                387,151
Net Cash from Discontinued Operations                                                                    -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                                 387,151
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                        (271,685)
      Proceeds from disposition of assets                                                            2,805
      Other investing activities                                                                     6,204
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                                (262,676)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                    55,000
      Retirement of long-term debt                                                                (185,000)
      Change in short-term debt                                                                          -
      Change in intercompany notes receivable                                                            -
      Change in intercompany notes payable                                                         129,518
      Retirement of preferred shares                                                                (1,155)
      Issuance of common stock and capital contributed                                                   -
      Acquisition of treasury stock                                                                      -
      Dividends paid - common shares                                                              (126,923)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                                (128,560)
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                                    (4,085)
Cash and cash equivalents at beginning of period                                                     4,400
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                             315
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                               Consolidating  F-4A
Year Ended December 31, 2003 ($ in thousands)                    BSG        BSGPE         NU        Combined         Entries  Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  28,792          *        6,001           *           *          *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                  38,194                   9,030
      Net changes in price risk management activities                -                       -
      Deferred income taxes and investment tax credits          13,962                   6,811
      Deferred revenue                                            (105)                      -
      Amortization of unearned compensation                          -                       -
      Loss (Gain) on sale of assets                                  -                       -
      Loss (Income) from change in accounting                        -                       -
      Earnings in subsidiaries                                  (5,933)                      -
      Dividends received from subsidiaries                       2,657                       -
      Loss (Income) from unconsolidated affiliates                   -                       -
      Loss (Gain) on sale of discontinued assets                     -                       -
      Loss (Income) from discontinued operations                     -                       -
      Amortization of discount/premium on debt                     538                     178
    Changes in assets/liabilities:
      Restricted cash                                                -                    (806)
      Accounts receivable and unbilled revenue                   7,993                    (262)
      Inventories                                              (13,033)                   (400)
      Accounts payable                                          33,921                   7,238
      Customer deposits                                            213                      66
      Taxes accrued                                              7,022                    (717)
      Interest accrued                                          (1,085)                    (39)
      (Under) Overrecovered gas and fuel costs                 (26,738)                 (3,404)
      Exchange gas receivable/payable                           (3,678)                 (7,944)
      Prepayments and other current assets                      (2,371)                     41
      Other accruals                                           (28,877)                 (6,365)
      Regulatory assets/liabilities                             (1,791)                   (603)
      Postretirement and postemployment benefits                 4,362                     614
      Deferred credits                                               -                       -
      Deferred charges and other noncurrent assets                (942)                 (1,617)
      Other noncurrent liabilities                                 631                     888
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                             53,732                   8,710
Net Cash from Discontinued Operations                                -                       -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                              53,732                   8,710
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                     (28,243)                 (9,776)
      Proceeds from disposition of assets                            -                       -
      Other investing activities                                     -                       -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                             (28,243)                 (9,776)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                     -                       -
      Retirement of long-term debt                             (27,000)                   (833)
      Change in short-term debt                                      -                       -
      Change in intercompany notes receivable                        -                       -
      Change in intercompany notes payable                      23,824                   4,515
      Retirement of preferred shares                                 -                       -
      Issuance of common stock and capital contributed               -                       -
      Acquisition of treasury stock                                  -                       -
      Dividends paid - common shares                           (21,238)                 (2,657)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                             (24,414)                  1,025
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                 1,075                     (41)
Cash and cash equivalents at beginning of period                   448                     315
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       1,523                     274
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4B (1 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                           F-4B      F-4B      F-4B      F-4B                Consolidating    F-4B
Year Ended December 31, 2003 ($ in thousands)             Page 2    Page 3    Page 4    Page 5    Combined      Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                               *         *        *         *          *              *       413,112
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                                                                              163,178
      Net changes in price risk management activities                                                                         3,964
      Deferred income taxes and investment tax credits                                                                      117,648
      Deferred revenue                                                                                                      (14,502)
      Amortization of unearned compensation                                                                                     667
      Loss (Gain) on sale of assets                                                                                         (18,409)
      Loss (Income) from change in accounting                                                                                16,845
      Earnings in subsidiaries                                                                                                    -
      Dividends received from subsidiaries                                                                                        -
      Loss (Income) from unconsolidated affiliates                                                                               (1)
      Loss (Gain) on sale of discontinued assets                                                                             47,711
      Loss (Income) from discontinued operations                                                                                477
      Amortization of discount/premium on debt                                                                                   32
    Changes in assets/liabilities:
      Restricted cash                                                                                                        20,553
      Accounts receivable and unbilled revenue                                                                               33,056
      Inventories                                                                                                           (32,367)
      Accounts payable                                                                                                      (96,520)
      Customer deposits                                                                                                       3,204
      Taxes accrued                                                                                                         (71,117)
      Interest accrued                                                                                                       (5,212)
      (Under) Overrecovered gas and fuel costs                                                                              (28,298)
      Exchange gas receivable/payable                                                                                      (184,979)
      Prepayments and other current assets                                                                                   12,079
      Other accruals                                                                                                        (92,085)
      Regulatory assets/liabilities                                                                                          19,171
      Postretirement and postemployment benefits                                                                             10,082
      Deferred credits                                                                                                        7,516
      Deferred charges and other noncurrent assets                                                                           (2,558)
      Other noncurrent liabilities                                                                                          (70,381)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                                                                         252,866
Net Cash from Discontinued Operations                                                                                       (87,400)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                                                          165,466
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                                                 (244,562)
      Proceeds from disposition of assets                                                                                   453,565
      Other investing activities                                                                                            (18,265)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                                                          190,738
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                                                  2
      Retirement of long-term debt                                                                                              (52)
      Change in short-term debt                                                                                                (830)
      Change in intercompany notes receivable                                                                                     -
      Change in intercompany notes payable                                                                                        -
      Retirement of preferred shares                                                                                              -
      Issuance of common stock and capital contributed                                                                            -
      Acquisition of treasury stock                                                                                               -
      Dividends paid - common shares                                                                                       (299,944)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                                                         (300,824)
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                                                             55,380
Cash and cash equivalents at beginning of period                                                                             14,502
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                                   69,882
===================================================================================================================================


*        CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4B (2 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                                  F-4B Page 2
Year Ended December 31, 2003 ($ in thousands)                CG      CAR      CAT      CDW       CCC      CER       Total
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                *        *       *        *         *        *               *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
-----------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
=============================================================================================================================


*        CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4B (3 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                                       F-4B Page 3
Year Ended December 31, 2003 ($ in thousands)             CES       CKY        CMD        COH        CPA        CGV       Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *      12,387      4,593     125,632     38,683     23,247       *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                     5,762      2,452      14,556     16,479     15,072
      Net changes in price risk management activities                149        (77)       (508)       411          -
      Deferred income taxes and investment tax credits             7,132        246      42,969        123     10,433
      Deferred revenue                                                 -          -           -          -          -
      Amortization of unearned compensation                          (52)         -           -          -          -
      Loss (Gain) on sale of assets                                    -          -           -          -          -
      Loss (Income) from change in accounting                          -          -           -          -          -
      Earnings in subsidiaries                                         -          -           -          -          -
      Dividends received from subsidiaries                             -          -           -          -          -
      Loss (Income) from unconsolidated affiliates                     -          -           -          -          -
      Loss (Gain) on sale of discontinued assets                       -          -           -          -          -
      Loss (Income) from discontinued operations                       -          -           -          -          -
      Amortization of discount/premium on debt                         -          -           -          -          -
    Changes in assets/liabilities:
      Restricted cash                                                  -          -           -          -          -
      Accounts receivable and unbilled revenue                    (7,832)      (758)     16,562      6,368     (4,150)
      Inventories                                                  1,901       (473)    (26,017)    (8,400)       114
      Accounts payable                                              (303)       366       7,371       (813)     4,915
      Customer deposits                                              154         16       1,809        135      1,091
      Taxes accrued                                                   94        (95)    (32,213)     1,556      5,243
      Interest accrued                                              (615)         4        (436)        20       (148)
      (Under) Overrecovered gas and fuel costs                   (11,035)     1,244     (64,533)     5,483    (15,604)
      Exchange gas receivable/payable                            (15,146)      (759)   (143,543)   (28,833)     3,724
      Prepayments and other current assets                        (1,503)        50      45,946       (168)       (15)
      Other accruals                                                 554     (3,697)      2,890      7,066       (603)
      Regulatory assets/liabilities                                1,004        118      39,675      4,353     (1,940)
      Postretirement and postemployment benefits                     830       (222)      1,766     (1,194)      (326)
      Deferred credits                                                 -          -           -          -          -
      Deferred charges and other noncurrent assets                   793        535     (48,127)      (500)    (1,496)
      Other noncurrent liabilities                                   535       (456)     (1,285)      (302)    (3,120)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                               (5,191)     3,087     (17,486)    40,467     36,437
Net Cash from Discontinued Operations                                  -          -           -          -          -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                (5,191)     3,087     (17,486)    40,467     36,437
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                        (8,051)    (2,285)    (53,848)   (24,439)   (20,233)
      Proceeds from disposition of assets                              -          -           -          -          -
      Other investing activities                                       -          -           -          -          -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                (8,051)    (2,285)    (53,848)   (24,439)   (20,233)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                       -          -           -          -          -
      Retirement of long-term debt                                     -          -           -          -          -
      Change in short-term debt                                        -          -           -          -          -
      Change in intercompany notes receivable                     15,550      3,431         363          -          -
      Change in intercompany notes payable                         4,012          -     194,565     22,417    (16,203)
      Retirement of preferred shares                                   -          -           -          -          -
      Issuance of common stock and capital contributed                 -          -           -          -          -
      Acquisition of treasury stock                                    -          -           -          -          -
      Dividends paid - common shares                              (6,475)    (4,188)   (121,600)   (39,351)         -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                13,087       (757)     73,328    (16,934)   (16,203)
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                    (155)        45       1,994       (906)         1
Cash and cash equivalents at beginning of period                     944        292       3,970      4,300      1,672
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           789        337       5,964      3,394      1,673
==================================================================================================================================


*        CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4B (4 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                                      F-4B Page 4
Year Ended December 31, 2003 ($ in thousands)                TCO         CGT      CNS       CRC      CSP      CTC        Total
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             200,453     25,664      *         *        *        *           *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization              85,086     23,218
      Net changes in price risk management activities          (25)         -
      Deferred income taxes and investment tax credits      39,223      6,934
      Deferred revenue                                           -          -
      Amortization of unearned compensation                    635         84
      Loss (Gain) on sale of assets                         (1,798)         -
      Loss (Income) from change in accounting                    -          -
      Earnings in subsidiaries                                   -          -
      Dividends received from subsidiaries                       -          -
      Loss (Income) from unconsolidated affiliates              (1)         -
      Loss (Gain) on sale of discontinued assets                 -          -
      Loss (Income) from discontinued operations                 -          -
      Amortization of discount/premium on debt                  25          -
    Changes in assets/liabilities:
      Restricted cash                                            -          -
      Accounts receivable and unbilled revenue              16,833      2,167
      Inventories                                              266        243
      Accounts payable                                      (4,964)    (3,044)
      Customer deposits                                          -          -
      Taxes accrued                                          1,359     (1,942)
      Interest accrued                                        (772)      (103)
      (Under) Overrecovered gas and fuel costs                   -          -
      Exchange gas receivable/payable                         (445)        22
      Prepayments and other current assets                  12,359       (546)
      Other accruals                                       (23,105)    (9,016)
      Regulatory assets/liabilities                         33,316     (1,208)
      Postretirement and postemployment benefits            (2,331)       299
      Deferred credits                                           -          -
      Deferred charges and other noncurrent assets            (477)       342
      Other noncurrent liabilities                         (65,810)     4,739
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                        289,827     47,853
Net Cash from Discontinued Operations                            -          -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                         289,827     47,853
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                (118,912)   (16,800)
      Proceeds from disposition of assets                    6,360          -
      Other investing activities                            (3,663)         -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                        (116,215)   (16,800)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                 2          -
      Retirement of long-term debt                             (19)         -
      Change in short-term debt                                  -          -
      Change in intercompany notes receivable                    -          -
      Change in intercompany notes payable                (173,571)   (31,053)
      Retirement of preferred shares                             -          -
      Issuance of common stock and capital contributed           -          -
      Acquisition of treasury stock                              -          -
      Dividends paid - common shares                             -          -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                        (173,588)   (31,053)
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                24          -
Cash and cash equivalents at beginning of period                11          3
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      35          3
=================================================================================================================================


*        CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4B (5 OF 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                    F-4B Page 5
Year Ended December 31, 2003 ($ in thousands)                     NICL                                 Total
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                      *                                    *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
---------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
---------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
---------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
---------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===============================================================================================================


*        CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4C (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                   Consolidating         F-4C
Year Ended December 31, 2003 ($ in thousands)              CCC           TGT        Combined          Entries            Total
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                               *            *             *                 *                *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==============================================================================================================================


*     CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4D (1 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                             F-4D                                         Consolidating      F-4D
Year Ended December 31, 2003 ($ in thousands)               Page 2      CER        AD        Combined        Entries        Total
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                *          *         *             *              *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
=================================================================================================================================


*     CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4D (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
               COLUMBIA ENERGY RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                         F-4D Page 2
Year Ended December 31, 2003 ($ in thousands)                          CNR        CNRCL         HH          Total
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                          *           *            *            *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4E (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
            COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                              Consolidating      F-4E
Year Ended December 31, 2003 ($ in thousands)                   CNS       CMC     Combined       Entries         Total
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                   *         *         *               *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
======================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4F (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                       Consolidating       F-4F
Year Ended December 31, 2003 ($ in thousands)                    CSP         CAA        Combined          Entries          Total
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                    *            *           *                  *              *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4G (1 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                              F-4G        F-4G                             Consolidating      F-4G
Year Ended December 31, 2003 ($ in thousands)                Page 2      Page 3       EUII      Combined      Entries        Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                 *            *           *           *             *            *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4G (2 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                                 F-4G Page 2
Year Ended December 31, 2003 ($ in thousands)               EUC        EUR       EUIM       TPC        NEST         Total
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                               *          *          *         *           *            *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
============================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4G (3 OF 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                             F-4G Page 3
Year Ended December 31, 2003 ($ in thousands)                     NIFC         NITEX           NGS              Total
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                      *            *              *                 *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
========================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4H (1 OF 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                             Consolidating    F-4H
Year Ended December 31, 2003 ($ in thousands)                 EUIM         ESPE       EUIC       Combined       Entries      Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  *            *          *            *             *           *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4I (1 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                             F-4I                                          Consolidating      F-4I
Year Ended December 31, 2003 ($ in thousands)               Page 2      EUIC        EUE       Combined        Entries        Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                 *          *          *            *              *              *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4I (2 OF 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT), INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                             F-4I Page 2
Year Ended December 31, 2003 ($ in thousands)                         EUM                       Total
--------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                          *                        *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
========================================================================================================


* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-4J (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGY USA-TPC CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating      F-4J
Year Ended December 31, 2003 ($ in thousands)                      TPC       EUA       Combined              Entries     Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *         *              *                    *         *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
-------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
-------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4K (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating        F-4K
Year Ended December 31, 2003 ($ in thousands)                           GSGT      BSEE      Combined          Entries       Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                           279         *             *                *           *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                           637
      Net changes in price risk management activities                      -
      Deferred income taxes and investment tax credits                   471
      Deferred revenue                                                     -
      Amortization of unearned compensation                                -
      Loss (Gain) on sale of assets                                        -
      Loss (Income) from change in accounting                              -
      Earnings in subsidiaries                                             -
      Dividends received from subsidiaries                                 -
      Loss (Income) from unconsolidated affiliates                         -
      Loss (Gain) on sale of discontinued assets                           -
      Loss (Income) from discontinued operations                           -
      Amortization of discount/premium on debt                             -
    Changes in assets/liabilities:
      Restricted cash                                                      -
      Accounts receivable and unbilled revenue                           216
      Inventories                                                          -
      Accounts payable                                                   (18)
      Customer deposits                                                   32
      Taxes accrued                                                   (1,159)
      Interest accrued                                                     1
      (Under) Overrecovered gas and fuel costs                             -
      Exchange gas receivable/payable                                      -
      Prepayments and other current assets                                55
      Other accruals                                                      37
      Regulatory assets/liabilities                                    1,031
      Postretirement and postemployment benefits                          23
      Deferred credits                                                   (37)
      Deferred charges and other noncurrent assets                       (56)
      Other noncurrent liabilities                                       146
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                    1,658
Net Cash from Discontinued Operations                                      -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                     1,658
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                            (1,076)
      Proceeds from disposition of assets                                  -
      Other investing activities                                           -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                    (1,076)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                           -
      Retirement of long-term debt                                         -
      Change in short-term debt                                            -
      Change in intercompany notes receivable                              -
      Change in intercompany notes payable                              (490)
      Retirement of preferred shares                                       -
      Issuance of common stock and capital contributed                     -
      Acquisition of treasury stock                                        -
      Dividends paid - common shares                                       -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                      (490)
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                          92
Cash and cash equivalents at beginning of period                        (211)
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              (119)
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4L (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                             F-4L                                            Consolidating     F-4L
Year Ended December 31, 2003 ($ in thousands)               Page 2     IWCR     HWC     IWC      Combined       Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income
    Adjustments to reconcile net income to net cash:           *         *       *       *           *            *             *
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest Accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4L (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                                                                    F-4L Page 2
Year Ended December 31, 2003 ($ in thousands)                     IRAC     IWCM     LWC      LWAC      DWWC               Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *        *       *         *         *                   *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest Accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4M (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                  F-4M                                      Consolidating    F-4M
Year Ended December 31, 2003 ($ in thousands)                   Page 2   ESI           CROSS    Combined       Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *     *              60           *                *       *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                                           861
      Net changes in price risk management activities                                      -
      Deferred income taxes and investment tax credits                                   329
      Deferred revenue                                                                    23
      Amortization of unearned compensation                                                -
      Loss (Gain) on sale of assets                                                        -
      Loss (Income) from change in accounting                                              -
      Earnings in subsidiaries                                                             -
      Dividends received from subsidiaries                                                 -
      Loss (Income) from unconsolidated affiliates                                         -
      Loss (Gain) on sale of discontinued assets                                           -
      Loss (Income) from discontinued operations                                           -
      Amortization of discount/premium on debt                                             -
    Changes in assets/liabilities:
      Restricted cash                                                                      -
      Accounts receivable and unbilled revenue                                            49
      Inventories                                                                          -
      Accounts payable                                                                  (297)
      Customer deposits                                                                    -
      Taxes accrued                                                                      (20)
      Interest accrued                                                                     -
      (Under) Overrecovered gas and fuel costs                                             -
      Exchange gas receivable/payable                                                   (559)
      Prepayments and other current assets                                                 9
      Other accruals                                                                  (1,051)
      Regulatory assets/liabilities                                                       (1)
      Postretirement and postemployment benefits                                           -
      Deferred credits                                                                   305
      Deferred charges and other noncurrent assets                                     1,613
      Other noncurrent liabilities                                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                                    1,321
Net Cash from Discontinued Operations                                                      -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                     1,321
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                (6)
      Proceeds from disposition of assets                                                  -
      Other investing activities                                                           -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                        (6)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                           -
      Retirement of long-term debt                                                         -
      Change in short-term debt                                                            -
      Change in intercompany notes receivable                                              -
      Change in intercompany notes payable                                           (16,315)
      Retirement of preferred shares                                                       -
      Issuance of common stock and capital contributed                                15,000
      Acquisition of treasury stock                                                        -
      Dividends paid - common shares                                                       -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                    (1,315)
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                           -
Cash and cash equivalents at beginning of period                                           -
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 -
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4M (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                  F-4M Page 2
Year Ended December 31, 2003 ($ in thousands)                      NPM           NESCL                  Total
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *               *                      *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==============================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4N (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                  F-4N                                        Consolidating    F-4N
Year Ended December 31, 2003 ($ in thousands)                   Page 2   NDEV     CARD     JOF    Combined          Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *      *        *       *           *                *       *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4N (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-4N Page 2
Year Ended December 31, 2003 ($ in thousands)                      LEL             NDC             SWP                       Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *               *               *                          *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F - 4O (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating        F-4O
Year Ended December 31, 2003 ($ in thousands)                            LEL        SCC   Combined          Entries       Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                             *          *          *                *           *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4P (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
          NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating       F-4P
Year Ended December 31, 2003 ($ in thousands)                           NIFL      NITC     Combined           Entries      Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                         2,612         *            *                 *          *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                         1,974
      Net changes in price risk management activities                      -
      Deferred income taxes and investment tax credits                  (573)
      Deferred revenue                                                     -
      Amortization of unearned compensation                                -
      Loss (Gain) on sale of assets                                        -
      Loss (Income) from change in accounting                              -
      Earnings in subsidiaries                                          (656)
      Dividends received from subsidiaries                                 -
      Loss (Income) from unconsolidated affiliates                         -
      Loss (Gain) on sale of discontinued assets                           -
      Loss (Income) from discontinued operations                           -
      Amortization of discount/premium on debt                            21
    Changes in assets/liabilities:
      Restricted cash                                                      -
      Accounts receivable and unbilled revenue                          (214)
      Inventories                                                     (1,839)
      Accounts payable                                                 1,676
      Customer deposits                                                   11
      Taxes accrued                                                      920
      Interest accrued                                                     1
      (Under) Overrecovered gas and fuel costs                           (18)
      Exchange gas receivable/payable                                      -
      Prepayments and other current assets                               (67)
      Other accruals                                                  (2,275)
      Regulatory assets/liabilities                                     (870)
      Postretirement and postemployment benefits                         392
      Deferred credits                                                   163
      Deferred charges and other noncurrent assets                       305
      Other noncurrent liabilities                                       187
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                    1,750
Net Cash from Discontinued Operations                                      -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                     1,750
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                 -
      Proceeds from disposition of assets                                  -
      Other investing activities                                           -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                         -
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                           -
      Retirement of long-term debt                                         -
      Change in short-term debt                                            -
      Change in intercompany notes receivable                         (1,909)
      Change in intercompany notes payable                                 -
      Retirement of preferred shares                                       -
      Issuance of common stock and capital contributed                     -
      Acquisition of treasury stock                                        -
      Dividends paid - common shares                                       -
----------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                    (1,909)
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                        (159)
Cash and cash equivalents at beginning of period                         334
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                               175
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4Q (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating        F-4Q
Year Ended December 31, 2003 ($ in thousands)                          NIP       NRC    Combined             Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                      162,779        *           *                   *     162,779
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                      259,638                                              259,638
      Net changes in price risk management activities                (1,149)                                              (1,149)
      Deferred income taxes and investment tax credits              (49,349)                                             (49,349)
      Deferred revenue                                                    -                                                    -
      Amortization of unearned compensation                             216                                                  216
      Loss (Gain) on sale of assets                                       -                                                    -
      Loss (Income) from change in accounting                             -                                                    -
      Earnings in subsidiaries                                         (197)                                                   -
      Dividends received from subsidiaries                                -                                                    -
      Loss (Income) from unconsolidated affiliates                        -                                                    -
      Loss (Gain) on sale of discontinued assets                          -                                                    -
      Loss (Income) from discontinued operations                          -                                                    -
      Amortization of discount/premium on debt                        3,900                                                3,900
    Changes in assets/liabilities:
      Restricted cash                                                (2,585)                                              (2,585)
      Accounts receivable and unbilled revenue                       90,937                                               19,949
      Inventories                                                  (105,845)                                            (105,845)
      Accounts payable                                              (23,790)                                             (23,647)
      Customer deposits                                              11,752                                               11,752
      Taxes accrued                                                  32,999                                               33,133
      Interest accrued                                               (2,962)                                              (2,962)
      (Under) Overrecovered gas and fuel costs                       76,979                                               76,979
      Exchange gas receivable/payable                                     -                                                    -
      Prepayments and other current assets                           (1,362)                                              (1,477)
      Other accruals                                                (21,896)                                              (1,183)
      Regulatory assets/liabilities                                   6,370                                                6,370
      Postretirement and postemployment benefits                     27,992                                               27,992
      Deferred credits                                              (19,110)                                             (19,110)
      Deferred charges and other noncurrent assets                   (1,650)                                              (1,650)
      Other noncurrent liabilities                                   (6,600)                                              (6,600)
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations                                 437,067                                              387,151
Net Cash from Discontinued Operations                                     -                                                    -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                  437,067                                              387,151
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                         (271,685)                                            (271,685)
      Proceeds from disposition of assets                             2,805                                                2,805
      Other investing activities                                    (43,980)                                               6,204
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                 (312,860)                                            (262,676)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                     55,000                                               55,000
      Retirement of long-term debt                                 (185,000)                                            (185,000)
      Change in short-term debt                                           -                                                    -
      Change in intercompany notes receivable                             -                                                    -
      Change in intercompany notes payable                          129,518                                              129,518
      Retirement of preferred shares                                 (1,155)                                              (1,155)
      Issuance of common stock and capital contributed                    -                                                    -
      Acquisition of treasury stock                                       -                                                    -
      Dividends paid - common shares                               (126,923)                                            (126,923)
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                 (128,560)                                            (128,560)
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                     (4,353)                                              (4,085)
Cash and cash equivalents at beginning of period                      4,400                                                4,400
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                               47                                                  315
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4R (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PEI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                   F-4R                                       Consolidating     F-4R
Year Ended December 31, 2003 ($ in thousands)                    Page 2     PEI     CEI    HCC    Combined          Entries    Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                        *       *       *      *           *               *         *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)     F-4R (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PEI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                                    F-4R Page 2
Year Ended December 31, 2003 ($ in thousands)                      IEL     LEC    NLEC     PORT    WCE     WLC            Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *       *       *        *      *       *                *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Continuing Operations
Net Cash from Discontinued Operations
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities
--------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

SIGNATURES

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.





                                                       NISOURCE INC.
                                            ----------------------------------
                                                       (Registrant)


Dated:   April 26, 2004                By:     /s/  Jeffrey W. Grossman
         ----------------                   ----------------------------------
                                                  Jeffrey W. Grossman
                                              Vice President and Controller
                                              (Principal Accounting Officer)




                                                   COLUMBIA ENERGY GROUP
                                            ----------------------------------
                                                       (Registrant)



Dated:   April 26, 2004                By:     /s/  Jeffrey W. Grossman
         ----------------                   ----------------------------------
                                                  Jeffrey W. Grossman
                                                     Vice President

EXHIBITS FILED AS PART OF THIS REPORT:

A.       Annual Reports Under the Securities Exchange Act of 1934.

B.       Corporate Organization Documents and Bylaws.

C.       Indentures and Contracts.

D.       Tax Allocation Agreement for 2002.

E.       Other Documents Prescribed by Rule or Order.

F.       Report of Independent Public Accountants.

G.       System Organization Chart.

H.       Financial Statements of EWG or Foreign Utility Company.

L.       Acquisition Debt Schedule

EXHIBIT A.  ANNUAL REPORTS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

The financial statements included in Form 10-K for the following companies are incorporated herein by reference:


System Company                                                               Filing Date                       File Number
---------------------------------------------------------------------------------------------------------------------------
NiSource Inc.                                                             March 12, 2004                         001-16189
Columbia Energy Group                                                     March 19, 2004                         001-01098
Northern Indiana Public Service Company                                   March 19, 2004                         001-04125
---------------------------------------------------------------------------------------------------------------------------

EXHIBIT B.  INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
            TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935.


                                                                                         EXHIBIT B NOTES
                                                                                ---------------------------------
                                                                                 Articles of           By-Laws or
NAME OF COMPANY                                                                 Incorporation         Regulations
-----------------------------------------------------------------------------------------------------------------
NISOURCE INC.                                                                          (1)                 (2)
    Bay State Gas Company                                                              (3)                 (4)
         Bay State GPE, Inc.                                                           (5)                 (6)
         Northern Utilities, Inc.                                                      (7)            B-1  (8)
    Columbia Energy Group                                                              (9)                (10)
         Columbia Accounts Receivable Corporation                                     (11)                (12)
         Columbia Atlantic Trading Corporation                                        (13)                (14)
         Columbia Energy Services Corporation                                         (15)                (16)
         Columbia Gas of Kentucky, Inc.                                               (17)                (18)
         Columbia Gas of Maryland, Inc.                                               (19)                (20)
         Columbia Gas of Ohio, Inc.                                                   (21)            B-2 (22)
         Columbia Gas of Pennsylvania, Inc.                                           (23)                (24)
         Columbia Gas of Virginia, Inc.                                               (25)                (26)
         Columbia Gas Transmission Corporation                                        (27)                (28)
         Columbia Gulf Transmission Company                                           (29)                (30)
         Columbia Network Services Corporation                                        (31)                (32)
               CNS Microwave, Inc.                                                    (33)                (34)
         Columbia Remainder Corporation                                          A-1  (35)                (36)
               Haverstraw Bay, LLC                                                    (37)                (38)
         Columbia Assurance Agency, Inc.                                              (39)                (40)
         NiSource Insurance Corporation, Limited                                 A-2  (41)                (42)
    EnergyUSA, Inc. (IN)                                                              (43)                (44)
         EnergyUSA Commercial Energy Services, Inc.                                   (45)                (46)
         EnergyUSA, Inc. (MA)                                                         (47)                (48)
         EnergyUSA-TPC Corp.                                                          (49)                (50)
         NI Energy Services Transportation, Inc.                                      (51)                (52)
         NI Fuel Company, Inc.                                                        (53)                (54)
         NI-TEX, Inc.                                                                 (55)                (56)
    Granite State Gas Transmission, Inc.                                              (57)                (58)
    IWC Resources Corporation                                                         (59)                (60)
         Harbour Water Company                                                        (61)                (62)
         Indianapolis Water Company                                                   (63)                (64)
         Irishman's Run Acquisition Company                                           (65)                (66)
         IWC Morgan Water Corporation                                                 (67)                (68)
         Liberty Water Corporation                                                    (69)                (70)
         The Darlington Water Works Company                                           (71)                (72)
--------------------------------------------------------------------------------------------------------------

EXHIBIT B.  INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
            TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (continued)


                                                                                         EXHIBIT B NOTES
                                                                                ---------------------------------
                                                                                 Articles of           By-Laws or
NAME OF COMPANY                                                                 Incorporation         Regulations
-----------------------------------------------------------------------------------------------------------------
    Kokomo Gas and Fuel Company                                                       (73)                   (74)
         KGF Trading Company                                                          (75)                   (76)
    NI Energy Services, Inc.                                                          (77)                   (78)
         Crossroads Pipeline Company                                                  (79)                   (80)
         NESI Power Marketing, Inc.                                                   (81)                   (82)
    NiSource Capital Markets, Inc.                                                    (83)                   (84)
    NiSource Corporate Services Company                                               (85)                   (86)
    NiSource Development Company, Inc.                                                (87)                   (88)
         Cardinal Property Management, Inc.                                           (89)                   (90)
         JOF Transportation Company                                                   (91)                   (92)
         Lake Erie Land Company                                                       (93)                   (94)
               SCC Services, Inc.                                                     (95)                   (96)
         NDC Douglas Properties, Inc.                                                 (97)                   (98)
         South Works Power Company                                                    (99)                  (100)
    NiSource Energy Technologies, Inc.                                               (101)                  (102)
    NiSource Finance Corp.                                                           (103)                  (104)
    NiSource Retail Services, Inc.                                               A-3 (105)            B-3   (106)
    Northern Indiana Fuel and Light Company, Inc.                                    (107)                  (108)
         Northern Indiana Trading Company, Inc.                                      (109)                  (110)
    Northern Indiana Public Service Company                                          (111)            B-4   (112)
         NIPSCO Receivables Corporation                                          A-4 (113)            B-5   (114)
    PEI Holdings, Inc.                                                           A-5 (115)                  (116)
         Whiting Clean Energy, Inc.                                                  (117)                  (118)
         Whiting Leasing LLC                                                     A-6 (119)            B-6   (120)
-----------------------------------------------------------------------------------------------------------------

EXHIBIT B.   INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

1 NiSource Inc. Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated March 29, 2000 filed herewith as Exhibit A-1 to Form U5S (2001), Amended and Restated Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated October 30, 2000 filed herewith as Exhibit A-2 to Form U5S (2001), Certificate of Amendment of Certificate of Incorporation re name change to NiSource Inc. November 1, 2000 filed herewith as Exhibit A-3 to Form U5S (2001), and Certificate of Ownership and Merger of Old NiSource Inc. into NiSource Inc. dated November 1, 2000 filed herewith as Exhibit A-4 to Form U5S
         (2001).

2 NiSource Inc. Amended and restated By-Laws dated October 23, 2001, filed as Exhibit B-1 to Form U5S (2001).

3 Bay Sate Gas Company Articles of Organization dated November 10, 1998, filed as Exhibit A- 1 to Form U5S (2002); amendments dated November 16, 1998 filed as Exhibit A-2 to Form U5S (2002).

4 Bay State Gas Company Amended and Restated By-Laws dated March 3, 1999, filed as Exhibit B-2 to Form U5S (2001); amendment dated May 22, 202 filed as Exhibit B-1 to Form U5S (2002).

5 Bay State GPE, Inc. Articles of Organization dated November 2, 1998, filed as Exhibit A-5 to Form U5S (2001).

6 Bay State GPE, Inc. Amended and Restated By-Laws dated July 29, 1999, filed as Exhibit B-3 to Form U5S (2001).

7 Northern Utilities, Inc. Record of Organization of Bay State of New Hampshire, Inc. (n/k/a Northern Utilities, Inc.) dated January 9, 1979, filed as Exhibit A-6 to Form U5S (2001).

8 Northern Utilities, Inc. Amended and Restated By-Laws dated February 7, 2001, filed as Exhibit B-4 to Form U5S (2001). Amendment dated April 9, 2003, filed as Exhibit B-1 to Form U5S (2003).

9 Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as Exhibit 1-A to Form U5S
         (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to Item 14 of Form 10-K (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed as Exhibit 1-A to Form U5S (1997); Corrected Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 1, 1999, filed as Exhibit 1-A and Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 2, 1999, filed as Exhibit 2-A to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

10 Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987); amendment dated January 16, 1998, filed as Exhibit 1-B to Form U5S (1998); amendments dated February 22, 2000, filed as Exhibit 1-B to Form U5S (2000); amended and restated By-Laws dated November 1, 2000, filed as Exhibit 2-B to Form U5S
         (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

11 Certificate of Incorporation of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 8-A to Form U5S
         (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

12 By-Laws of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 3-B to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

13 CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S (1988); amendment dated August 18, 1997, filed as Exhibit 2-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

14 CAT By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988). The items identified above are contained in the appropriate filing of Columbia Energy Group.

15 Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group.

16 By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group.

17       Articles of Incorporation, as amended to January 1, 1958, filed as
         Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S (1981); amendment dated November 15, 1988, filed as Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

18 By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as Exhibit 2-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 2-B to Form U5S (1995); amendment dated November 1, 1997, filed as
         Exhibit 2-B to Form U5S (1997); amendment dated April 19, 2000, filed as Exhibit 3-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

19 Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as
         Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

20       By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S
         (1972); amendment dated May 1, 1985, filed as Exhibit 3-B to Form U5S
         (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 3-B to Form U5S (1995); amendment dated June 30, 1997, filed as Exhibit 3-B and amendment dated November 1, 1997, filed as Exhibit 4-B to Form U5S
         (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

21 Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as
         Exhibit 2-A to Form U5S (1964); amendment dated February 21, 1964, filed as Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S
         (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

22 Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as
         Exhibit 4-B to Form U5S (1995); amendment dated November 1, 1997, filed as Exhibit 5-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment dated April 21, 2003, filed as Exhibit B-2 to Form U5S (2003).

23       Articles of Incorporation as adopted during the year 1960, filed as
         Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S (1981); amendment dated February 15, 1995, filed as Exhibit 7-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

24       By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S
         (1972); amendment dated May 1, 1985, filed as Exhibit 7-B to Form U5S
         (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 5-B to Form U5S (1995); amendment dated November 1, 1997, filed as Exhibit 6-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

25 Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S
         (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as Exhibit 8-A to Form U5S (1995); amendment dated January 16, 1998, filed as
         Exhibit 16-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

26 By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S
         (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S
         (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S
         (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992);amendment dated November 1, 1997, filed as Exhibit 13-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

27 Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as Exhibit 3-A to Form U5S
         (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as
         Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, filed as Exhibit 6-A and amendment dated June 30, 1997, filed as
         Exhibit 7-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

28 By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 3-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

29 Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as
         Exhibit 6-A to Form U5S (1981); amendment dated December 23, 1994, filed as Exhibit 2-A to Form U5S (1994); amendment dated June 30, 1997, filed as Exhibit 8-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

30 By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 4B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

31 Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed as Exhibit 3-A Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

32 By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed as Exhibit 8-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-9 to Form U5S (2001), and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-10 to Form U5S (2001).

33 Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed as Exhibit 4-A to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

34       By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed as
         Exhibit 9-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-11 to Form U5S
         (2001) and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-12 to Form U5S (2001).

35 Certificate of Incorporation of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 3-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment changing name to Columbia Remainder Corporation, dated December 4, 2001 filed as Exhibit A-1 to U5S (2003).

36 By-Laws of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 5-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated April 10, 2001, filed as Exhibit B-17 to Form U5S (2001).

37 Haverstraw Bay, LLC Articles of Formation dated September 19, 1999, filed as Exhibit A-3 to Form U5S (2002).

38 Haverstraw Bay, LLC Operating Agreement is not currently available and would be filed in an amendment upon it becoming available.

39 Articles of Incorporation of Columbia Assurance Agency, Inc., dated June 23, 1997, filed as Exhibit 2-A to Form U5S (1998); amendment dated May 3, 1999, filed as Exhibit 5-A to Form U5S (1999).

40 Code of Regulations of Columbia Assurance Agency, Inc., dated July 30, 1997, filed as Exhibit 3-B to Form U5S (1998).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

41 Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed as Exhibit 2-A to Form U5S (1996); amendment to Memorandum of Association of the Company dated August 12, 2000, filed as Exhibit 2-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment changing name to NiSource Insurance Corporation, Limited, dated October 18, 2002 filed as Exhibit A-2 to U5S (2003).

42 By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file as Exhibit 5-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

43 EnergyUSA, Inc. (IN) Certificate of Incorporation dated March 26, 1999, filed as Exhibit A-7 to Form U5S (2001).

44 EnergyUSA, Inc. (IN) Amended By-Laws dated May 1, 1999, filed as Exhibit B-21 to Form U5S (2001).

45 EnergyUSA Commercial Energy Services, Inc. Certificate of Incorporation of NESI Energy Services Company (n/k/a EnergyUSA Commercial Energy Services Inc.) dated January 31, 1997, filed as Exhibit A-20 to Form US
         (2001), Articles of Merger of Parkway Engineering and Distributing Company, Inc. into NESI Energy Services Company dated May 1, 1998. Surviving corporation's name is NESI Solutions, Inc., filed as Exhibit A-21 to Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Commercial, Inc. dated May 27, 1999, filed as Exhibit A-22 to Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Commercial Energy Services, Inc. dated February 15, 2000, files as Exhibit A-23 to Form U5S (2001).

46 EnergyUSA Commercial Energy Services, Inc. Amended and Restated By-Laws dated May 2, 1998, filed as Exhibit B-29 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-30, to Form U5S (2001).

47 EnergyUSA, Inc. (MA) Articles of Organization of Energy Asset Funding, Inc. (n/k/a EnergyUSA, Inc.) dated September 26, 1995, filed as Exhibit A-8 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA, Inc. dated August 9, 1996, filed as Exhibit A-9 to Form U5S
         (2001), Certificate of Change of Fiscal Year End dated October 13, 1999, filed as Exhibit A-10 to Form U5S (2001).

48 EnergyUSA, Inc. (MA) Amended By-Laws dated April 11, 2001, filed as Exhibit B-22 to Form U5S (2001).

49 EnergyUSA-TPC Corp Certificate of Incorporation of EnergyUSA Gas Marketing Co. (n/k/a EnergyUSA-TPC Corp.) dated August 10, 2000, filed as Exhibit A-27 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA-TPC Corp dated September 19, 2000, filed as Exhibit A-28 to Form U5S (2001).

50 EnergyUSA-TPC Corp. Amended and Restated By-Laws dated September 19, 2000 filed as Exhibit B-33 to Form U5S (2001).

51 NI Energy Services Transportation, Inc. Articles of Incorporation dated June 18, 1998, filed as Exhibit A-33 to Form U5S (2001).

52 NI Energy Services Transportation, Inc. By-Laws dated June 18, 1998 filed as Exhibit B-36 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-37 to From U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

53 NI Fuel Company, Inc. Certificate of Incorporation of NIPSCO Fuel Company, Inc. (n/k/a NI Fuel Company, Inc.) dated December 23, 1974, filed as Exhibit A-34 on Form U5S (2001), Articles of Amendment regarding name change to NI Fuel Company, Inc dated April 20, 1999, filed as Exhibit A-35 to Form U5S (2001).

54 NI Fuel Company, Inc. Amended and Restated By-Laws dated April 10, 1991 filed as Exhibit B-38 to Form U5S (2001).

55 NI-TEX, Inc. Certificate of Incorporation dated August 26, 1988, filed as Exhibit A-36 to Form U5S (2001).

56 NI-TEX, Inc. Amended and Restated By-Laws dated April 11, 2001, as Exhibit B-39 to From U5S (2001).

57 Granite State Gas Transmission, Inc. Articles of Organization are currently not available and will be filed by amendment.

58 Granite State Gas Transmission, Inc. Amended and Restated By-Laws dated June 14, 2001, filed as Exhibit B-65 to Form U5S (2001).

59 IWC Resources Corporation Articles of Incorporation are currently not available and will be filed by amendment.

60 IWC Resources Corporation By-Laws are currently not available and will be filed by amendment.

61 Harbor Water Company Articles of Incorporation are not available and will be filed by amendment.

62 Harbor Water Company By-Laws not available and will be filed by amendment.

63 Indianapolis Water Company Articles of Incorporation are currently not available and will be filed by amendment.

64 Indianapolis Water Company By-Laws are currently not available and will be filed by amendment.

65 Irishman's Run Acquisition Company Certificate of Incorporation and Articles of Incorporation dated November 22, 1999 filed as Exhibit A-9 to Form U5S (2002).

66 Irishman's Run Acquisition Company By-Laws not available and will be filed by amendment.

67 IWC Morgan Water Corporation Certificate of Incorporation and Articles of Incorporation dated February 12, 1999, filed as Exhibit A- 10 to Form U5S (2002).

68 IWC Morgan Water Corporation By-Laws are currently not available and will be filed by amendment.

69 Liberty Water Corporation Articles of Incorporation are currently not available and will be filed by amendment.

70 Liberty Water Corporation By-Laws are currently not available and will be filed by amendment.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

71 The Darlington Water Works Company Articles of Association dated September 4, 1906, filed as Exhibit A-12 to Form U5S (2002); Certificate of Amendment and Articles of Amendment of Articles of Incorporation, dated December 20, 1976, filed as Exhibit A-13 to Form U5S (2002).

72 The Darlington Water Works Company By-Laws are currently not available and will be filed by amendment.

73 Kokomo Gas and Fuel Company Restatement of Articles of Incorporation, filed as Exhibit A-37 to Form U5S (2001).

74 Kokomo Gas and Fuel Company Amended and Restated By-Laws dated February 28, 2002, filed as Exhibit B-41 to Form U5S (2001).

75 KGF Trading Company certificate of Incorporation dated July 31, 1992, filed as Exhibit A-39 to Form U5S (2001).

76 KGF Trading Company By-Laws dated July 31, 1992, filed as Exhibit B-42 to Form U5S (2001); amendment dated March 13, 2002 filed as Exhibit B-3 to Form U5S (2002).

77 NI Energy Services, Inc. Certificate of Incorporation of NIPSCO Energy Services, Inc. (n/k/a NI Energy Services, Inc.) dated November 12, 1985, filed as Exhibit A-39 to Form U5S (2001), Articles of Amendment regarding name change to NI Energy Services, Inc. dated February 27, 1998, filed as Exhibit A-40 to From U5S (2001).

78 NI Energy Services, Inc. By - Laws dated July 1, 1996, filed as Exhibit B-43 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, as filed to Form U5S (2001).

79 Crossroads Pipeline Company Certificate of Incorporation of NI Pipeline Company (n/k/a Crossroads Pipeline Company) dated April 5, 1993, filed as Exhibit A-41 on Form U5S (2001), Articles of Amendment regarding name change to Crossroads Pipeline Company dated April 15, 1993, filed as Exhibit A-42 on Form U5S (2001).

80 Crossroads Pipeline Company Amended and Restated By-Laws dated May 1, 2001 filed as Exhibit B-45 to Form U5S (2001).

81 NESI Power Marketing, Inc. Certificate of Incorporation on Customer Information Services, Inc. (n/k/a NESI Power Marketing, Inc.) dated July 18, 1996, filed as Exhibit A-44 on Form U5S (2001), Articles of Amendment regarding name change to NESI Power Marketing, Inc. dated December 11, 1996, filed as Exhibit A-45 on Form U5S.

82 NESI Power Marketing, Inc. By-Laws dated November 15, 1996, filed as Exhibit B-46 to Form U5S (2001).

83 NiSource Capital Markets, Inc. Articles of Incorporation of NIPSCO Capital Markets, Inc. (n/k/a NiSource Capital Markets, Inc.) dated March 10, 1989, filed as Exhibit A-46 on Form U5S (2001), Articles of Amendment regarding name change to NiSource Capital Markets, Inc. dated April 21, 1999, filed as Exhibit A-47 on Form U5S (2001).

84 NiSource Capital Markets, Inc. Amended and Restated By-Laws dated April 21, 1999, filed as Exhibit B-47 to Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

85       Certificate of Incorporation, as amended through May 17, 1991, filed as
         Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed as
         Exhibit 5-A to Form U5S (1997); amendment dated January 16, 1998, filed as Exhibit 3-A to Form U5S (1998); Certificate of Merger of NiSource Corporate Services Company and Columbia Energy Group Service Corporation dated December 22, 2001, filed as Exhibit 1-A to Form U5S
         (2000). Certificate of Merger of NiSource Corporate Services Company into Columbia Energy Group Service Corporation. Surviving corporation's name is NiSource Corporate Services Company, filed as Exhibit A-50 on Form U5S (2001).

86       By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S
         (1988); amendment dated December 29, 1997, filed as Exhibit 7-B to Form U5S (1997); By-Laws dated November 1, 2000, filed as Exhibit 4-B to Form U5S (2000). Amended and Restated By-Laws dated January 1, 2001, filed as Exhibit B-48 to Form U5S (2001).

87 NiSource Development Company, Inc. Certificate of Incorporation of NIPSCO Development Company, Inc. (n/k/a NiSource Development Company, Inc.) dated August 17, 1987, filed as form U5S (2001), Articles of Amendment regarding name change to NiSource Development Company, Inc. dated April 20, 1999, filed as Exhibit A-52 on Form U5S (2001).

88 NiSource Development Company, Inc. Amended and Restated By-Laws dated July 1, 1996, filed as Exhibit B-49 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-50 to From U5S
         (2001).

89 Cardinal Property Management, Inc. Certificate of Incorporation dated November 14, 1990, filed as Exhibit A-57 on Form U5S (2001).

90 Cardinal Property Management, Inc. By-Laws dated December 20, 1990, filed as Exhibit B-51 to Form U5S (2001), amendment to the By-Laws dated April 14, 1999, filed as Exhibit B-52 to Form U5S (2001).

91 JOF Transportation Company Certificate of Incorporation dated December 8, 1989, filed as Exhibit A-60 on Form U5S (2001)

92 JOF Transportation Company By-Laws dated December 11, 1989, filed as Exhibit B-53 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-54 to Form U5S (2001).

93 Lake Erie Land Company Certificate of Incorporation dated October 12, 1989, filed as Exhibit A-62 on From U5S (2001).

94 Lake Erie Land Company By-Laws dated April 4, 1990, filed as Exhibit B-55 to Form U5S (2001).

95 SCC Services, Inc. Certificate of Incorporation dated January 23, 1992, filed as Exhibit A-64 on Form U5S (2001).

96 SCC Services, Inc. By-Laws dated January 24, 1992, filed as Exhibit B-56 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-57 to Form U5S (2001).

97 NDC Douglas Properties, Inc. Certificate of Incorporation dated March 19, 1992, filed as Exhibit A-64 on From U5S (2001).

98 NDC Douglas Properties, Inc. By-Laws dated March 24, 1992, filed as Exhibit B-58 to Form U5S (2001).

99 South Works Power Company Certificate of Incorporation dated June 10, 1999, filed as Exhibit A-68 on Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

100 South Works Power Company By-Laws dated June 10, 1999, filed as Exhibit B-61 to Form U5S (2001).

101 NiSource Energy Technologies, Inc. Certificate of Incorporation dated October 27, 2000, filed as Exhibit A-69 on Form U5S (2001).

102 NiSource Energy Technologies, Inc. By-Laws dated October 27, 2000, filed as Exhibit B-62 to Form U5S (2001).

103 NiSource Finance Corp. Certificate of Incorporation dated March 31, 2000, filed as Exhibit A-70 on From U5S (2001).

104 NiSource Finance Corp. By-Laws dated March 31, 2000, filed as Exhibit B-63 to Form U5S (2001).

105 NiSource Retail Services, Inc. Certificate of Incorporation, dated November 12, 2003, filed as Exhibit A-3 on Form U5S (2003).

106 By-Laws of NiSource Retail Services, Inc. dated November 12, 2003, filed as Exhibit B-1 on Form U5S (2003).

107 Northern Indiana Fuel & Light Company, Inc. Articles of Incorporation are currently not available and will be filed by amendment.

108 Northern Indiana Fuel & Light Company, Inc. Amended and Restate By-Laws dated April 13, 1971, filed as Exhibit B-69 to Form U5S (2001); amendment dated April 9, 2002, filed as Exhibit B-4 to Form U5S (2002).

109 Northern Indiana Trading Company, Inc. Certificate of Incorporation dated February 10, 1988, filed as Exhibit A-76 on From U5S (2001).

110 Northern Indiana Trading Company, Inc. By-Laws dated February 17, 1988, filed as Exhibit B-70 to Form U5S (2001); amendment dated March 20, 2002, filed as Exhibit B-5 to Form U5S (2002).

111 Northern Indiana Public Service Company Amended Articles of Incorporation dated April 14, 1982, filed as Exhibit A-77 on From U5S
         (2001), Articles of Amendment regarding director dated may 5, 1982, filed as Exhibit A-78 on From U5S (2001), Articles of Amendment regarding directors dated November 9, 2000, filed as Exhibit A-79 on From U5S (2001).

112 Northern Indiana Public Service Company Amended and Restated By-Laws dated October 24, 2000, filed as Exhibit B-71 to Form U5S (2001); Amendment dated April 10, 2002, filed as Exhibit B-6 to Form U5S
         (2002). Amendment dated October 6, 2003, filed as Exhibit B-4 to Form U5S (2003).

113 NIPSCO Receivables Corporation Certificate of Incorporation dated November 13, 2003, filed as Exhibit A-4 on Form U5S (2003).

114 By-Laws of NIPSCO Receivables Corporation dated November 13, 2003, filed as Exhibit B-5 on Form U5S (2003).

115 PEI Holdings, Inc. Certificate of Incorporation dated November 27, 1995, filed as Exhibit A-81 on From U5S (2001). Articles of Amendment, changing its name to PEI Holdings, dated October 17, 2003, filed as Exhibit A-5 to Form U5S (2003).

116 PEI Holdings, Inc. By-Laws dated December 1, 2001, filed as Exhibit B-72 to Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

117 Whiting Clean Energy, Inc. Certificate of Incorporation of Oilside, Inc. (n/k/a Whiting Clean Energy, Inc.) dated November 12, 1998, filed as Exhibit A-88 on From U5S (2001), Articles of Amendment regarding name change to Whiting Clean Energy, Inc. dated March 11, 1999, filed as Exhibit A-89 on From U5S (2001).

118 Whiting Clean Energy, Inc. Amended and Restated By-Laws dated March 11, 1999, filed as Exhibit B-80 to Form U5S (2001); amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-81 to Form U5S (2001).

119 Whiting Leasing, LLC Articles of Organization dated April 23, 2003, filed as Exhibit A-6 on Form U5S (2003).

120 Whiting Leasing, LLC Operating Agreement dated April 24, 2003, filed as Exhibit B-6 on Form U5S (2003).

EXHIBIT C.        INDENTURES AND CONTRACTS.

The indentures and other fundamental documents defining the rights of security holders are incorporated herein by reference made to NiSource Inc.'s 2003 Form 10-K, Columbia Energy Group's 2003 Form 10-K and Northern Indiana Public Service Company's 2003 Form 10-K as shown in Exhibit A filed herewith.

EXHIBIT D. TAX ALLOCATION AGREEMENT FOR 2002.

September 30, 2002
                     NISOURCE INC. AND SUBSIDIARY COMPANIES
                  INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

         WHEREAS, NiSource Inc., a corporation organized under the laws of the State of Delaware ("NiSource") and a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"), together with its subsidiary companies, direct and indirect, listed as parties hereto, comprise the members of the NiSource consolidated group which will join annually in the filing of a consolidated Federal income tax return, and it is now the intention of NiSource and its subsidiaries, direct and indirect, (hereinafter collectively referred to as the "NiSource Group"), to enter into an agreement for the allocation of current federal income taxes; and

         WHEREAS, certain members of the NiSource Group will join annually in the filing of certain consolidated state income tax returns (to the extent permitted or required under applicable state income tax laws), and it is now the intention of the NiSource Group to enter into an agreement for the allocation of current state income taxes; and

         WHEREAS, by order dated September 12, 2002, the Securities and Exchange Commission has authorized NiSource and its subsidiaries to enter into this agreement as of January 1, 2001 and to allocate consolidated income taxes in the manner herein provided; and

         NOW, THEREFORE, each member ("Member") of the NiSource Group does hereby covenant and agree with one another that the current consolidated income tax liabilities of the NiSource Group shall be allocated as follows:

                         DEFINITIONS AND INTERPRETATION

         Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the following respective meanings:

         " Acquisition Indebtedness" means indebtedness incurred by NiSource or NiSource Finance Corp. ("Finance") to finance the acquisition (including related costs) by NiSource of all of the issued and outstanding stock of Columbia Energy Group and any renewals or extensions thereof. Acquisition Indebtedness also includes indebtedness incurred by NiSource or Finance for the purpose of refinancing the indebtedness relating to the acquisition (including related costs) of all of the issued and outstanding stock of Columbia Energy Group.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Group" means NiSource and all of its subsidiaries which, from time to time, may be included in any (i) federal income tax return filed by NiSource in accordance with sections 1501 and 1502 of the Code or (ii) Other Return.

         "Consolidated Return" means any consolidated federal income tax return or Other Return filed by NiSource whether before or after the date hereof, which includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is the common parent.

         "Consolidated Return Year" means any period during which NiSource files a consolidated federal income tax return or Other Return that includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is a common parent.

         "Consolidated Taxable Income" is the taxable income of the Consolidated Group as computed for federal or state income tax purposes.

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

         "Consolidated Tax Liability" means, with reference to any taxable period, the consolidated, combined or unitary tax liability (including any interest, additions to tax and penalties) of the Consolidated Group for such taxable period (including the consolidated federal income tax liability and other consolidated, combined or unitary liability for Other Taxes).

         "Corporate Taxable Income" means the income or loss of an associate company for a tax year computed as though such company had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect.

         "Designated Official" means the Vice President, Corporate Tax of NiSource Corporate Services Company or such other official assigned the responsibilities of Vice President, Corporate Tax of NiSource Corporate Services Company.

          "Other Return" means any consolidated, combined or unitary return of Other Taxes filed by NiSource or another Member of the NiSource Group, whether before or after the date hereof, which covers the operations of one or more Members of the NiSource Group.

         "Other Taxes" means any taxes (including any interest and penalties) payable by NiSource or another Member of the NiSource Group to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

         "Person" means any individual, partnership, form, corporation, limited liability company, joint stock company, unincorporated association, joint venture, trust or other entity or enterprise, or any government or political subdivision or agency, department or instrumentality thereof.

         "Regulations" means the Treasury Regulations promulgated under the Code.

         "Separate Return Tax" means the tax on the Corporate Taxable Income of a corporation which is a Member computed for purposes of this Agreement as though such company were not a Member of a consolidated group.

         Section 1.2 References, Etc. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined herein in the singular shall have the same meanings in the plural and vice versa. All References herein to any Person includes such Person's successors and assigns. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. For purposes of this Agreement, Finance will not be treated as a Member of the NiSource Group and all items of income, deduction, loss, credit or any other tax attribute of Finance shall be treated as an item of income, deduction, loss, credit or tax attribute of NiSource. In this Agreement, unless a clear contrary intention appears the word "including" (and with correlative meaning "include") means "including but not limited to".

           PREPARATION AND FILING OF TAX RETURNS; ALLOCATION OF TAXES

         Section 2.1       Federal Returns.

         (a) A U.S. consolidated federal income tax return shall be prepared and filed by NiSource for each taxable year in respect of which this Agreement is in effect and for which the Consolidated Group is required or permitted to file a consolidated federal income tax return. NiSource and all its subsidiaries shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns.

         (b) (i) The Consolidated Group will elect, on a timely basis, in accordance with Code Section 1552(b) and Section 1.1552-1(c)(2) of the Regulations to allocate its consolidated tax liability (other than alternative minimum tax ("AMT") and its related credits) among its Members under the method described in Sections 1.1502-33(d)(3) and 1.1552-1(a)(2) commencing with the consolidated taxable year ended December 31, 2001. The fixed percentage to be used for purposes of Regulations section 1.1502-33(d)(3)(i) is 100%. The general effect of such method is to first allocate the consolidated tax liability among the Members of the Consolidated Group on the basis of the percentage of the total consolidated tax which the tax of such Member (other than AMT and its related credits) if computed on a separate return basis would bear to the total amount of the taxes (other than AMT and its related credits) for all Members of the group so computed. Then such method allocates an additional amount (the "Tax Benefit Amount") to each Member up to, but not greater than, the excess, if any, of its Separate Return Tax liability (other than AMT and its related credits) over the amount allocated to such Member in the previous sentence. The total of the Tax Benefit Amounts allocated to Members shall result in payments to, and an increase in the earnings and profits of, the Members who had items of deduction, loss or credits to which such Tax Benefit Amount is attributable. This election is intended to comply with Rule 45(c)(5) under the Act, as modified by Section 2(d) below.

         (ii) The allocation of the alternative minimum tax liability incurred by the NiSource Group and the resulting minimum tax credit shall be allocated in the manner set forth in Proposed and Temporary Treasury Regulation Sections 1.1502-55. This method generally allocates (i) any AMT paid by the NiSource Group based on the relative separate adjusted AMT of each Member and
(ii) the minimum tax credit (AMTC) on the basis of the AMT previously assigned to such Member and assuming that AMTC is utilized on a "first in/first out" methodology, and that to the extent that AMTC arising in one year is not fully utilized, such AMTC is utilized proportionately by the Members previously assigned AMT for that year.

         (c) Each Member's allocable share of the consolidated income tax liability as determined in Section 2.1(b) hereby shall be used in both (i) the determination of each Member's earnings and profits and (ii) determining the amounts to be paid (as provided in Section 3.4 of this Agreement) by Members to NiSource with respect to each Member's share of the Consolidated Group's Tax liability and payments from NiSource to Members with respect to the use of a Member's tax attributes.

         (d) (i) The aggregate of all amounts paid by Members of the Consolidated Group (the "Paying Members") as a result of the excess of each Members' Separate Return Tax liability (as determined under Section 1.1552-1(a)(2)(ii) of the Regulations) over the amount allocated to such Member as its share of the Consolidated Tax Liability under Code Section 1552 (i.e., the Tax Benefit Amount) shall be paid by NiSource to the other Members (the "Loss Members") which had tax deductions, losses and credits to which such payments by the Paying Members are attributable. The apportionment of such payments among Loss Members shall be in a manner that reflects the Consolidated Group's absorption of such tax attributes in the manner described in Section 2.1(e) below. The payments to the Loss Members for their tax attributes shall be pursuant to a consistent method which reasonably reflects such items of loss or credit (such consistency and reasonableness to be determined by the Designated Official).

         (ii) Notwithstanding the provisions of section 2.1(d)(i), the Tax Benefit Amount allocated to NiSource and paid to NiSource as a result of its being a Loss Member shall be limited to its Tax Benefit Amount determined without regard to this section 2.1(b)(ii) multiplied by a fraction, the numerator of which is NiSource's interest deduction attributable to Acquisition Indebtedness, and the denominator of which is the sum of all of NiSource's deductions. The portion of NiSource's Tax Benefit Amount which cannot be allocated and paid to NiSource due to the operation of this Section shall be reallocated to Paying Members of the Consolidated Group other than NiSource in accordance with the principles contained in section 2.1(b)(i).

         (e) In apportioning the payments to Loss Members for the Tax Benefit Amount pursuant to Section 2.1(d) hereof:

                  (i) any consolidated net operating loss ("NOL") shall be allocated among the group Members pursuant to Regulations Section 1.1502-21(b). To the extent the consolidated NOL is carried back, any Member's individually allocable NOL shall be deemed carried back and utilized in proportion to the amount that the Member's NOL bears to the consolidated NOL. Analogous principles shall apply in the case of NOL carryforwards;

                  (ii) with respect to each type of credit used to offset all or a portion of the Consolidated Tax Liability otherwise payable, such credit shall be allocated among the Members by crediting to each Member an amount of credit which that Member would have available to utilize on a separate return basis in a manner consistent with the method set forth in Section 2.1(e)(i) above.

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

                  (iii) the cost of any credit recapture which results in the payment of tax shall be specifically allocated to the Member whose credit is recaptured determined in a manner consistent with the provisions of Section 2.1(e)(i) above.

         (f) The allocation of tax shall be subject to further adjustment from time to time on account of the payment of additional tax or the receipt of a refund attributable to either the filing of an amended return or on account of the results of an audit conducted by the Internal Revenue Service or other relevant taxing authority.

         Section 2.2 Other Taxes. (a) NiSource will prepare and file (or cause to be prepared and filed) all returns of Other Taxes which are required to be filed with respect to the operations of NiSource and its subsidiaries. In the event any taxing authority requires or permits that a combined, consolidated or unitary return be filed for Other Taxes, which return includes both NiSource and a subsidiary, NiSource may elect to file such return and shall have the right to require any Member to be included in such return. NiSource will advise each of its subsidiaries included in each Other Return and each governmental office in which any Other Return is filed. Other Taxes shall be allocated among the NiSource Group in a manner that is consistent with the method set forth in
Article 2 hereof. Furthermore, amounts due to NiSource or from NiSource, with respect to Other Taxes, shall be determined in a manner consistent with Sections 2.1(b) and 2.1(d).

         (b) Each Member of the NiSource Group that does not file an Other Return together with any other Member of the NiSource Group shall be solely responsible and obligated to pay the tax liability with respect to such return from its own funds. Such returns shall be prepared and filed by NiSource or the Member filing the Other Return.

         (c) If any Member of the NiSource Group is required to file a combined, consolidated or unitary return for Other Taxes with another Member of the NiSource Group, but not with NiSource (an "Other Taxes Subgroup"), then NiSource shall have the rights, powers and obligations to file such tax returns and apportion among and, collect and remit from, the applicable Members such Other Taxes as the rights, powers and obligations given to NiSource under this Agreement with respect to the Consolidated Tax Liability. Such returns shall be prepared and filed by NiSource. If the right to file a combined, consolidated or unitary return for Other Taxes is optional, then NiSource shall decide which of its subsidiaries should, to the extent permitted by law, join in filing of such return.

         Section 2.3 Member Tax Information. The Members of the Consolidated Group shall submit the tax information requested by the Designated Official of NiSource in the manner and by the date requested, in order to enable the Designated Official to calculate the amounts payable by the Members pursuant to Article 3 hereof.

                  RESPONSIBILITY FOR TAX; INTERCOMPANY PAYMENTS

         Section 3.1 Responsibility. Assuming the Members of the Consolidated Group have fulfilled their obligations pursuant to this Article III, then NiSource will be solely responsible for, and will indemnify and hold each Member of the Consolidated Group harmless with respect to, the payment of: (a) the Consolidated Tax Liability for each taxable period for which, as determined under Section 2.1 hereof, NiSource filed a Consolidated Return or should have been filed; and (b) any and all Other Taxes due or payable with respect to any Other Return which is filed by NiSource or should have been filed.

         Section 3.2 Federal Tax Payments. (a) With respect to each Consolidated Return Year, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of estimated tax payments to be made on a projected consolidated federal income tax return for each year. In making this determination, NiSource shall elect a method for determining estimated tax and each Member shall follow that method; provided, however, under no circumstances shall a Loss Member be paid any amount described in Section 2.1(d) until a date after which NiSource has filed the Consolidated Return for such Consolidated Return Year. Such Members will pay, to NiSource or be paid by NiSource, such estimates not later than the 15th day of the 4th, 6th, 9th and 12th months of such Consolidated Return Year. With respect to any extension payment, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of such extension payment. The difference between (1) a Member's estimated tax payments used for computation of the quarterly estimated payments plus their extension payments and (2) such Member's actual Tax Liability for any Consolidated Return

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

Year as determined under Section 2.1(b) hereof, shall be paid to NiSource or by NiSource within sixty (60) days after the filing of the consolidated federal income tax return.

                  (b) NiSource shall have sole authority, to the exclusion of all other Members of the Consolidated Group, to agree to any adjustment proposed by the Internal Revenue Service or any other taxing authority with respect to items of income, deductions or credits, as well as interest or penalties, attributable to any Member of the Consolidated Group during any Consolidated Return Year in which such Member was a Member of the Consolidated Group notwithstanding that such adjustment may increase the amounts payable by Members of the Consolidated Group under this Section 3.2 or Section 3.3 hereof. In the event of any adjustment to the Consolidated Tax Liability relating to items of income, deductions or credit, as well as interest or penalties, attributable to any Member of the Consolidated Group by reason of an amended return, claim for refund or audit by the Internal Revenue Service or any other taxing authority, the liability of all other Members of the Consolidated Group under paragraphs (a) of this Section 3.2 or Section 3.3 hereof shall be redetermined to give effect to such adjustment as if such adjustment had been made as a part of the original computation of such liability, and payment from a Member to NiSource or by NiSource to a Member, as the case may be, shall be promptly made after any payments are made to the Internal Revenue Service or any other taxing authority, refunds received or final determination of the matter in the case of contested proceedings. In such event, any payments between the parties shall bear interest at the then prevailing rate or rates on deficiencies assessed by the Internal Revenue Service or any other relevant taxing authority, during the period from the due date of the Consolidated Return (determined without regard to extensions of time for the filing thereof) for the Consolidated Return Year to which the adjustments were made to the date of payment.

         Section 3.3 Other Tax Payments. Payments by a Member with respect to Other Taxes and required estimates thereof for which any other Member has joint and several liability shall be calculated and made by or to such Member in the same manner as that provided in Section 3.2. The principles set forth in Section
3.2 governing the determination and adjustment of payments as well as the method of payment to or from such Member with respect to federal income taxes shall be equally applicable in determining and adjusting the amount of and due date of payments to be made to or from such subsidiary with respect to Other Taxes and estimates thereof. Each Member shall pay, directly to the appropriate taxing authority, all taxes for which such Member is liable and for which no other Member has joint or several liability.

         Section 3.4 Payment Mechanics. (a) Any payments to be made by a subsidiary of NiSource pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof shall be made by such subsidiary to NiSource by either promptly crediting as an offset against amounts owed to such Member by NiSource or to the extent no amounts are owed to such Member by NiSource, by cash payments to NiSource. To the extent any payments are to be made to a subsidiary with respect to the use of such subsidiary's tax attributes by the Consolidated Group pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof, NiSource shall make such payment to such subsidiary by either promptly crediting as an offset against amounts owned by such Member to NiSource, or to the extent no amounts are owed to NiSource by such Member, by cash payments to the Member.

                  (b) Tax payments by NiSource with respect to any Consolidated Tax Liability shall be paid by NiSource and shall be debited to the Member of the Consolidated Group for their respective shares of such Consolidated Tax Liability as determined pursuant to Article II hereof. Tax Refunds received by NiSource with respect to any Consolidated Tax Liability, shall be paid by NiSource to the Member of the Consolidated Group entitled to such Tax Refund, as determined.

                  (c) NiSource shall be responsible for maintaining the books and records reflecting the intercompany accounts reflecting the amounts owned, collected and paid with respect to Taxes pursuant to this Agreement.

                  (d) NiSource may delegate to other Members of the Consolidated Group responsibilities for the collection and disbursement of monies as required under this Agreement as well as responsibilities for maintaining books and records as required under this Agreement. Section 3.5 Administration. The provisions of this Agreement shall be administered by the Designated Official of NiSource. The interpretations of this Agreement by the Designated Official of NiSource shall be conclusive.

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)


                                   ARTICLE IV.

                            MISCELLANEOUS PROVISIONS

         Section 4.1 Effect. The provisions hereof shall fix the rights and obligations of the parties as to the matters covered hereby whether or not such are followed for federal income tax or other purposes by the Consolidated Group, including the computation of earnings and profits for federal income tax purposes.

         Section 4.2 Effective Date and Termination of Affiliation. This Agreement shall be effective with respect to all taxable years ending on or after January 1, 2001, in which any subsidiary of NiSource is a Member of the Consolidated Group for any portion of the tax year. In the event that a party to this Agreement ceases to be a Member of the Consolidated Group, the rights and obligations of such party and each other party to this Agreement shall survive, but only with respect to taxable years including or ending before the date such party ceases to be a Member of the Consolidated Group.

         Section 4.3 Notices. Any and all notices, requests or other communications hereunder shall be given in writing (a) if to NiSource to
Attention: Vice President, Tax, Facsimile Number: 219-647-6177 and (b) if to any other person, at such other address as shall be furnished by such person by like notice to the other parties.

         Section 4.4 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

         Section 4.5 Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors.

         Section 4.6 Amendments and Waiver. No amendment, modification, change or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

         Section 4.7 Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void.

         Section 4.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         Section 4.9 Entire Agreement. THIS AGREEMENT SETS FORTH ALL OF THE PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES AND REPRESENTATIONS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERSEDES ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES HERETO, WHETHER WRITTEN, ORAL OR OTHERWISE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AMONG THE PARTIES EXCEPT AS SET FORTH HEREIN.

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

         Section 4.10 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA.

         Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument. The parties hereto specifically recognize that from time to time other corporations may become Members of the Consolidated Group and hereby agree that such new Members may become Members to this Agreement by executing a copy of this Agreement and it will be effective as if all the Members had re-signed.

         Section 4.12 Attorneys' Fees. If any Member or former Member hereto commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its costs, expenses and losses, including attorneys' fees, incurred in connection with the prosecution or defense of such action from the losing party.

         Section 4.13 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

         Section 4.14 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

         Section 4.15 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

         Section 4.16   Departing Members

         (a) In the event that any Member of the NiSource Group at any time leaves the NiSource Group and, under any applicable statutory provision or regulation, that Member is assigned and deemed to take with it all or a portion of any of the tax attributes of the NiSource Group (including but not limited to NOL, credit carry forwards, and AMTC carry forwards), then to the extent that the amount of tax attributes so assigned differs from the amount of such attributes previously allocated to such Member under this agreement, the departing Member shall appropriately settle with the NiSource Group. Such settlement shall consist of payment (1) on a dollar for dollar basis for all differences in credits, and, (2) in the case of NOL differences (or other differences related to other deductions), in a dollar amount computed by reference to the amount of NOL multiplied by the applicable tax rate relating to such NOL. The settlement payment shall be paid to NiSource within sixty days after the Member leaves the NiSource Group. The settlement amounts shall be allocated among the remaining Members of the NiSource Group in proportion to the relative level of attributes possessed by each Member and the attributes of each Member shall be adjusted accordingly.

         (b) Upon the departure of any Member from the NiSource Group, such Member shall allocate its items of income, deduction, loss and credit between the period that it was a Member of the NiSource Group and the period thereafter based upon a closing of the books methodology allowed under Treasury Regulation
Section 1.1502-76(b)(2). The difference between (1) its prior estimated taxes or payments of Tax Benefit and (2) the amount of taxes due or payments of Tax Benefit due to that Member, shall be appropriately settled on the day such Member leaves the NiSource Group or on an alternative date mutually agreeable in writing to the NiSource Group and the departing Member.

EXHIBIT D.        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

EXECUTED as of the date and year first above written unless noted.


                               By:  /s/ J. W. Grossman
                                    -----------------------------------------
                               Printed Name:  Jeffrey W. Grossman
                               Title:  Vice President and Controller
                               NiSource Inc.

                               By:  /s/ J. W. Grossman
                                    -----------------------------------------
                               Printed Name:  Jeffrey W. Grossman
                               Title:  Vice President
                               [List of companies attached as Exhibit A]

                               By:  /s/ J. W. Grossman
                                    -----------------------------------------
                               Printed Name:  Jeffrey W. Grossman
                               Title:  President
                               Columbia Insurance Corporation, Ltd.

                               By:  /s/ H. Phillip Conrad
                                    -----------------------------------------
                               Printed Name:  H. Phillip Conrad
                               Title: President
                               Northern Indiana Trading Company, Inc.

                               By:  /s/ Scott C. MacDonald
                                    -----------------------------------------
                               Printed Name:  Scott C. MacDonald
                               Title:  President
                               NiSource Retail Services, Inc.
                               Dated: December 18, 2003

                               By:  /s/ David J. Vajda
                                    -----------------------------------------
                               Printed Name:  David J. Vajda
                               Title:  Vice President and Treasurer
                               NIPSCO Receivables Corporation
                               Dated: April 14, 2004

EXHIBIT D                        TAX ALLOCATION AGREEMENT FOR 2002. (CONTINUED)

                                                                       Exhibit A

   Bay State Gas Company
        Bay State GPE, Inc.
        Northern Utilities, Inc.
   Columbia Energy Group
         Columbia Atlantic Trading Corporation
        Columbia Energy Group Capital Corporation
               TriStar Gas Technologies, Inc.
        Columbia Energy Resources, Inc.
               Alamco-Delaware, Inc.
               Columbia Natural Resources, Inc.
               Columbia Natural Resources Canada, Ltd.
               Hawg Hauling and Disposal, Inc.
        Columbia Energy Services Corporation
               Columbia Energy Marketing Corporation
               Columbia Energy Power Marketing Corporation
               Columbia Energy Retail Corporation
        Columbia Accounts Receivable Corporation
        Columbia Gas of Kentucky, Inc.
        Columbia Gas of Maryland, Inc.
        Columbia Gas of Ohio, Inc.
        Columbia Gas of Pennsylvania, Inc.
        Columbia Gas of Virginia, Inc.
        Columbia Gas Transmission Corporation
        Columbia Gulf Transmission Company
        Columbia Network Services Corporation
               CNS Microwave, Inc.
        Columbia Petroleum Corporation
        Columbia Pipeline Corporation
               Columbia Deep Water Services Company
        Columbia Remainder Corporation
               Columbia Electric Binghamton General Corporation Columbia Electric Binghamton Limited Corporation Columbia Electric Haverstraw Corporation
        Columbia Service Partners, Inc.
               Columbia Assurance Agency, Inc.
               Columbia Service Partners of Virgina, Inc.
        Columbia Transmission Communications Corporation
    EnergyUSA, Inc. (IN)
        EnergyUSA, Inc. (MA)
               EnergySPE, Inc.
               EnergyUSA (Connecticut), Inc.

                      EnergyUSA Engineering, Inc.
                      EnergyUSA Mechanical, Inc.
        EnergyUSA Commercial Energy Services, Inc.
        EnergyUSA Retail, Inc.
               EnergyUSA-TPC Corp.
               EnergyUSA-Appalachian Corp.
        NI Energy Services Transportation, Inc.
        NI Fuel Company, Inc.
        NI-TEX, Inc.
        NI-TEX Gas Services, Inc.
   IWC Resources Corporation
        Harbour Water Corporation
        Indianapolis Water Company
        Irishman's Run Acquisition Corporation
        IWC Morgan Water Corporation
        Lawrence Water Company, Inc.
        Liberty Water Corporation
        The Darlington Water Works Company
   Kokomo Gas and Fuel Company
        NI Energy Services, Inc.
        Crossroads Pipeline Company
         NESI Power Marketing, Inc.
   NiSource Capital Markets, Inc.
   NiSource Corporate Services Company (DE)
   NiSource Development Company, Inc.
        Cardinal Property Management, Inc.
        JOF Transportation Company
        Lake Erie Land Company
               SCC Services, Inc.
        NDC Douglas Properties, Inc.
        South Works Power Company
   NiSource Energy Technologies, Inc.
   NiSource Finance Corp.
   NiSource Pipeline Group, Inc.
        Granite State Gas Transmission, Inc.
               Bay State Energy Enterprises, Inc.
           Northern Indiana Fuel and Light Company, Inc.
   Northern Indiana Public Service Company
         PEI Holdings, Inc.
        Cokenergy, Inc.
        Harbor Coal Company
        Lakeside Energy Corporation
        North Lake Energy Corporation
        Portside Energy Corporation
        Whiting Clean Energy, Inc.

EXHIBIT E.      OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.

None.

EXHIBIT F.      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.

NiSource Inc.:

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF NISOURCE INC.:


We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization and long-term debt of NiSource Inc. and subsidiaries as of December 31, 2003 and 2002, and the related statements of consolidated income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement Schedules I & II. These consolidated financial statements and financial statement schedules are the responsibility of NiSource's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NiSource Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


As explained in Note 1P to the consolidated financial statements, effective January 1, 2001, NiSource Inc. adopted Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. As explained in Notes 1H and 5 to the consolidated financial statements, effective January 1, 2002, NiSource adopted SFAS 142, "Goodwill and Other Intangible Assets." As explained in Notes 1I and 5 to the consolidated financial statements, effective January 1, 2003, NiSource Inc. adopted EITF Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." Amounts for the years 2001 and 2002 have been reclassified in the accompanying consolidated statement of income to conform to this new method of presentation. As explained in Note 5 to the consolidated financial statements, effective January 1, 2003, NiSource Inc. adopted SFAS 143, "Accounting for Asset Retirement Obligations."




DELOITTE & TOUCHE LLP
Chicago, Illinois
March 11, 2004

EXHIBIT F.      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS. (CONTINUED)

Columbia Energy Group:

                          INDEPENDENT AUDITORS' REPORT


TO THE SHAREHOLDER OF COLUMBIA ENERGY GROUP:

We have audited the accompanying consolidated balance sheets of Columbia Energy Group (a Delaware corporation, the "Corporation" and a wholly owned subsidiary of NiSource Inc.) and subsidiaries as of December 31, 2003 and 2002, and the related statements of consolidated income, common stock equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the consolidated financial statement schedule listed in the index at Item 8. These financial statements and the financial statement schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and the financial schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As explained in Note 1. L. to the consolidated financial statements, effective January 1, 2001, the Corporation. adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. As explained in Note 6 to the consolidated financial statements, effective January 1, 2003, the Corporation adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."




DELOITTE & TOUCHE LLP
Columbus, Ohio
March 11, 2004

EXHIBIT G.      SYSTEM ORGANIZATION CHART.

ORGANIZATION CHART - BAY STATE GPE, INC.

                                  NiSource Inc.


                                                                      100% Owned


                              Bay State Gas Company



                                                                      100% Owned

                               Bay State GPE, Inc.




ORGANIZATION CHART - WHITING CLEAN ENERGY, INC.

                                  NiSource Inc.

                                                                      100% Owned



                               PEI Holdings, Inc.



                                                                      100% Owned

                           Whiting Clean Energy, Inc.

EXHIBIT H.      FINANCIAL STATEMENTS OF EWG OR FOREIGN UTILITY COMPANY.

Confidential treatment requested.


EXHIBIT L.      DEBT ACQUISITION SCHEDULE.

Confidential treatment requested.

                                  NISOURCE INC.
                             FORM U5S ANNUAL REPORT
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

                                    EXHIBITS


Exhibit
Number            Description
--------          -----------
Exhibit A-1       Columbia Electric Remainder Corporation Certificate of
                  Amendment of Certificate of Incorporation dated December 4,
                  2001.

Exhibit A-2       Columbia Insurance Corporation, Ltd. Certificate of
                  Incorporation On Change of Name dated October 21, 2002.

Exhibit A-3       NiSource Retail Services, Inc. Certificate of Incorporation
                  dated November 12, 2003.

Exhibit A-4       NIPSCO Receivables Corporation Articles of Incorporation dated
                  November 13, 2003.

Exhibit A-5       Primary Energy, Inc. Articles of Amendment of the Articles of
                  Incorporation dated October 17, 2003.

Exhibit A-6       Whiting Leasing LLC Articles of Organization dated April 23,
                  2003.

Exhibit B-1       Northern Utilities, Inc. Unanimous Written Consent in Lieu of
                  Annual Meeting of the Shareholders dated April 9, 2003.

Exhibit B-2       Columbia Gas of Ohio, Inc. Resolutions Amending By-Laws dated
                  April 21, 2003.

Exhibit B-3       NiSource Retail Services, Inc. By-Laws dated December 12,
                  2003.

Exhibit B-4       Northern Indiana Public Service Company Unanimous Written
                  Consent in Lieu of a Special Meeting of the Board of Directors
                  dated October 6, 2003.

Exhibit B-5       NIPSCO Receivables Corporation By-Laws dated November 13,
                  2003.

Exhibit B-6       Whiting Leasing LLC Operating Agreement dated April 24, 2003.